    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                      INTEGRATED ELECTRICAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 1731                                76-0542208
    (State or other jurisdiction           (Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)         Classification Code Number)                Identification No.)

                                  2301 PRESTON
                              HOUSTON, TEXAS 77003
                                 (713) 222-1875
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                                  JIM P. WISE
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                  2301 PRESTON
                              HOUSTON, TEXAS 77003
                                 (713) 222-1875
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------

                                                  copy to:
                  JOHN F. WOMBWELL                                         T. MARK KELLY
                 MELINDA H. BRUNGER                                   VINSON & ELKINS L.L.P.
               ANDREWS & KURTH L.L.P.                                  2300 FIRST CITY TOWER
              4200 TEXAS COMMERCE TOWER                                HOUSTON, TEXAS 77002
                HOUSTON, TEXAS 77002                                      (713) 758-2222
                   (713) 220-4200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                             ---------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

==============================================================================================================
TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM                          AMOUNT OF
SECURITIES TO BE REGISTERED             AGGREGATE OFFERING PRICE(1)                REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......             $120,750,000                             $36,591
==============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED OCTOBER 24, 1997

PROSPECTUS

                                7,000,000 SHARES

                      INTEGRATED ELECTRICAL SERVICES, INC.
                                     [LOGO]

                                  COMMON STOCK
                            ------------------------

     All of the shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Offering") are being offered by Integrated Electrical Services, Inc. (the "Company").

     Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $ and $ per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Shares of Common Stock are being reserved for sale to certain employees, directors and business associates of, and certain other persons designated by, the Company, at the initial public offering price. Such employees, directors, and other persons are expected to purchase, in the aggregate, not more than 10% of the Common Stock offered in the Offering. See "Underwriting."

     The Company intends to make application to list the Common Stock on The New York Stock Exchange ("NYSE") under the symbol "IEE."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==============================================================================================================
                                                 PRICE TO             UNDERWRITING           PROCEEDS TO
                                                  PUBLIC              DISCOUNT(1)             COMPANY(2)
--------------------------------------------------------------------------------------------------------------
Per Share...............................            $                      $                      $
--------------------------------------------------------------------------------------------------------------
Total(3)................................            $                      $                      $
==============================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $        .

(3) The Company has granted to the several Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to 1,050,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $        , $        and $        ,
    respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock offered hereby are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters against payment therefor, subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the share certificates representing the Common Stock will be made in New York, New York on
or about             , 1997.
                            ------------------------

MERRILL LYNCH & CO.
                                DONALDSON, LUFKIN & JENRETTE
                   SECURITIES CORPORATION
                                  EQUITABLE SECURITIES CORPORATION
                                                            SANDERS MORRIS MUNDY
                            ------------------------

               The date of this Prospectus is             , 1997.

                     [MAP OF LOCATIONS AND OTHER GRAPHICS]

     Certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

     Concurrently with the closing of the Offering, Integrated Electrical Services, Inc. plans to acquire, in separate transactions (collectively, the "Acquisitions"), for consideration including cash and shares of Common Stock (the "Acquisitions Consideration"), the following 16 companies engaged in all facets of electrical contracting and maintenance services: Houston-Stafford Electric, Inc. and Stark Investments, Inc., a related electrical supply company (such two companies, collectively, "Houston-Stafford"), Mills Electrical Contractors, Inc. ("Mills"), BW Consolidated, Inc., including Bexar Electric Company, Ltd., and Calhoun Electric Company, Ltd. (collectively, "Bexar-Calhoun"), Pollock Electric, Inc. ("Pollock"), Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast Inc. (collectively, "Daniel"), Muth Electric, Inc. ("Muth"), Amber Electric, Inc. ("Amber"), Summit Electric of Texas, Inc. ("Summit"), Haymaker Electric, Ltd. ("Haymaker"), Thurman & O'Connell Corp. ("Thurman & O'Connell"), Hatfield Electric, Inc. ("Hatfield"), Ace Electric, Inc. ("Ace"), Reynolds Electric Corp. ("Reynolds"), Thomas Popp & Co., Inc. ("Popp") and Rodgers Electric Co., Inc. ("Rodgers") (the foregoing companies referred to herein as the "Founding Companies"). Unless otherwise indicated, references herein to "IES" mean Integrated Electrical Services, Inc., and references to the "Company" mean IES and the Founding Companies collectively.

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information, share and per share data in this Prospectus (i) give effect to the Acquisitions, (ii) assume the Underwriters' over-allotment option is not exercised and (iii) give effect to a 2,329.6-for-one stock split of the Common Stock effected in October 1997.

                                  THE COMPANY

     IES was founded in June 1997 to create a leading national provider of electrical contracting and maintenance services to the commercial, industrial and residential markets. Concurrently with the closing of the Offering, IES will acquire 15 electrical contracting and maintenance service companies and a related supply company with pro forma combined 1996 revenues of $272 million, making it one of the largest providers of electrical contracting and maintenance services in the United States. Of such 1996 pro forma revenues, approximately 62% was derived from commercial and industrial work, approximately 25% was derived from residential work and approximately 13% was derived from electrical maintenance work. Combined revenues of the Founding Companies, which have been in business an average of 18 years, increased at an average compound annual growth rate of approximately 23% from 1994 through 1996.

     The Company offers a broad range of electrical contracting services, including design and installation for both new and renovation projects in the commercial, industrial and residential markets. The Company also offers long-term and per call maintenance services, which generally provide recurring revenues that are relatively independent of levels of construction activity. Typically, the Founding Companies specialize in either commercial and industrial or residential work, although a few of the Founding Companies have both commercial and industrial and residential operations.

     In certain markets the Company offers design-and-build expertise and specialized services, which typically require specific skills and equipment and provide higher margins than general electrical contracting and maintenance services. In a design-and-build project, the electrical contractor applies in-house electrical engineering expertise to design the most cost-effective electrical system for a given structure and purpose, taking into account local code requirements. Specialized services offered by the Company include installations of wiring or cabling for the following: data cabling for computer networks; fiber optic cable systems; telecommunications systems; energy management systems which control the amount of power used in facilities; fire alarm and security systems; cellular phone transmission sites; "smart houses" that integrate computer, energy management, security, safety, comfort and telecommunication systems; lightning protection systems; clean rooms for fabrication of microprocessors and similar devices; computer rooms; back-up electrical systems and uninterruptible power supplies; high voltage distribution and traffic signal systems.

INDUSTRY OVERVIEW

     General. Virtually all construction and renovation in the United States generates demand for electrical contracting services. Depending upon the exact scope of work, electrical work generally accounts for approximately 8% to 12% of the total construction cost of the Company's commercial and industrial projects and 5% to 10% of the total construction cost of the Company's residential projects. In recent years, the Founding Companies have experienced a growing demand for electrical contracting services per project due to increased electrical code requirements, demand for additional electrical capacity, including increased capacity for computer systems, additional data cabling requirements and the construction of smart houses with integrated systems.

     The overall electrical contracting industry, including commercial, industrial and residential markets, was estimated by the U.S. Census to have generated annual revenues in excess of $40 billion in 1992, the most recent available U.S. Census data. These Census data indicate that, the electrical contracting industry is highly fragmented with more than 54,000 companies, most of which are small, owner-operated businesses, performing various types of electrical work. The Company believes there are significant opportunities for a well-capitalized national company to provide comprehensive electrical contracting and maintenance services and that the fragmented nature of the electrical contracting industry will provide significant opportunities to consolidate commercial and industrial and residential electrical contracting and maintenance businesses.

     Commercial and Industrial Market. Commercial and industrial consumers of electrical contracting and maintenance services include general contractors; developers; consulting engineers; architects; owners and managers of large retail establishments, office buildings, high-rise apartments and condominiums; theaters and restaurants; hotels and casinos; manufacturing and processing facilities; arenas and convention centers; hospitals; school districts; military and other government agencies; airports; prisons and car lots. The Company provides contracting and maintenance services to the full range of commercial and industrial customers.

     Over the past three years, the Founding Companies' revenues from electrical contracting for commercial and industrial customers have grown at an average compound annual rate of approximately 24% per year. The Company believes that growth in the commercial and industrial market reflects a number of factors, including (i) levels of construction and renovation activity; (ii) regulations imposed by electric codes, which establish minimum power and wiring requirements; (iii) safety codes mandating additional installation of smoke detectors and the use of ground fault circuit protection devices in more locations; (iv) revised national energy standards that dictate the use of more energy-efficient lighting fixtures and other equipment; (v) continuing demand to build out lease spaces in office buildings and to reconfigure space for new tenants; (vi) increases in use of electrical power, creating needs for increased capacity and outlets, as well as data cabling and fiber optics and (vii) requirements of building owners and developers to facilitate marketing their properties to tenants and buyers by installing electrical capacity in excess of minimum code requirements.

     Residential Market. Contracting work for the residential market consists primarily of electrical installations in new single family and low-rise multifamily residence construction for customers such as large homebuilders and apartment developers. The Company also provides maintenance services to these customers as well as to individual property owners in some locations. The residential market is primarily dependent on the number of single family and multifamily home starts, which are in turn affected by interest rates, tax considerations and general economic conditions. Competitive factors particularly important in the residential market include a contractor's ability to build relationships with customers by providing services in diverse geographic markets as construction activity shifts to new locations. The Founding Companies' residential electrical contracting revenues have grown at an average compound annual rate of approximately 22% over the past three years.

STRATEGY

     The Company believes that its size, geographical diversity of operations, industry relationships, expertise in specialized markets, number of licensed electricians and access to design technology give the Company significant competitive advantages in the electrical contracting and maintenance services industry. Through increased size, the Company believes it will have greater ability to compete for larger jobs that require greater technical expertise, personnel availability and bonding capacity, to more effectively allocate and share resources in serving customers in each of its markets and to attract, train and retain qualified electricians. The Company also believes that increased size will provide increased efficiency in materials purchasing, computer system development, employee benefits, bonding, insurance and financing. The Company believes that the diversity of its operations will diminish the effects of regional and market downturns, offer opportunities to pursue growth in its existing markets and create a base of expertise to expand into new markets and serve new customers.

     The Company plans to leverage its experienced management and extensive relationships within the electrical contracting industry to increase its revenues and reduce its cost infrastructure through internal growth as well as the acquisition of additional electrical contracting businesses. The Company's management includes a Chief Executive Officer and two Chief Operating Officers, each with 25 years or more of experience in the electrical contracting industry. The Company has extensive business relationships within the industry, in part through Founding Companies that are members of the Independent Electrical Contractors Association ("IEC"). The IEC is the second largest electrical trade organization in the U.S. and has nearly 3,000 contracting firms as members. The Company's Chief Executive Officer is a past president of the IEC, and two founders are members of the executive committee of the IEC. The IEC sponsors forum groups, which are discussion groups of members of the IEC that foster the sharing of best business practices. The Founding Companies are members of the IEC and other trade organizations, and the Company intends to expand the practice of sharing best practices among the Founding Companies and with future acquisitions.

     The Company's goal is to become a leading national provider of electrical services by improving its operations, expanding its business and markets through internal growth and pursuing an aggressive acquisition strategy.

     Operating Strategy. The Company believes there are significant opportunities to increase revenues and profitability of the Founding Companies and subsequently acquired businesses. The key elements of the Company's operating strategy are:

          Share Information, Technical Capabilities and Best Practices. The Company believes it will be able to expand the services it offers in its local markets by leveraging the specialized technical and marketing strengths of individual Founding Companies. The Company will identify and share best practices that can be successfully implemented throughout its operations. The Company intends to use the computer-aided-design technology and expertise of certain of the Founding Companies to bid for more design-and-build projects and to assist customers in value engineering and creating project documents. The Company believes that its increased size, capital and workforce will permit it to pursue projects that require greater design and performance capabilities and the ability to meet accelerated timetables.

          Expand Scope of Maintenance and Specialized Services. The Company intends to further develop its long-term and per call maintenance service operations, which generally realize higher gross margins and provide recurring revenues that are relatively independent of levels of construction activity. The Company also believes that certain specialized businesses currently offered by only a few of the Founding Companies can be expanded throughout the Company and in some cases can provide higher margins. Through sharing of expertise and specialized licenses and the ability to demonstrate a safety record in specialized markets served by the Founding Companies, the Company intends to expand its presence and profitability in markets where it previously relied on subcontractors.

          Establish National Market Coverage. The Company believes that the growth of many of the Founding Companies has been restricted due to the geographic limitations of existing operations and that the Company's broad geographic coverage will increase internal growth opportunities. The Company intends to leverage its geographic diversity to bid for additional business from existing customers that operate on a regional and national basis, such as developers, contractors, homebuilders and owners of national chains. The Company believes that significant demand exists from such companies to utilize the services of a single electrical contracting and maintenance service provider and that existing local and regional relationships can be expanded as the Company develops a nationwide network.

          Operate on Decentralized Basis. The Company believes that, while maintaining strong operating and financial controls, a decentralized operating structure will retain the entrepreneurial spirit present in each of the Founding Companies. The Company also will be structured to allow it to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each Founding Company, as well as companies that may be acquired in the future. By maintaining a local and regional focus in each of its markets, the Company believes it will be able to build relationships with general contractors and other customers, address design preferences and code requirements, respond quickly to customer demands for higher-margin renovation and upgrade projects and adjust to local conditions.

          Attract and Retain Quality Employees. The Company believes that the ability to attract and retain qualified electricians is a critical competitive factor and that the Acquisitions and the Offering will provide competitive advantages in this regard. The Company intends to attract and develop skilled employees by extending active recruiting and training programs, offering stock-based compensation for key employees, and offering expanded career paths and more stable income through the larger public company. The Company believes that this ability will allow it to increase efficiency and pursue additional customer relationships.

          Achieve Operating Efficiencies. Certain administrative functions will be centralized following the Offering. In addition, by combining overlapping operations of certain of the Founding Companies, the Company expects to realize savings in overhead and other expenses. The Company intends to use its increased purchasing power to gain volume discounts in areas such as electrical materials, vehicles, advertising, bonding, employee benefits and insurance. The Company will seek to realize cost savings and other benefits by the sharing of purchasing, pricing, bidding and other business practices and the sharing of licenses. The Company intends to further develop and extend the use of computer systems to facilitate communication among the Founding Companies. At some locations, the larger combined workforce will provide additional staffing flexibility.

     Acquisition Strategy. The Company believes that, due to the highly fragmented nature of the electrical contracting and maintenance services industry, it has significant opportunities to pursue its acquisition strategy. The Company intends to focus on acquiring companies with management philosophies based on both an entrepreneurial attitude as well as a willingness to learn and share improved business practices through open communications. The Company believes that many electrical contracting and service businesses that lack the capital necessary to expand operations will become acquisition candidates. For these acquisition candidates, the Company will provide (i) information on best practices, (ii) expertise in expanding in specialized markets, (iii) the opportunity to focus on customers rather than administration, (iv) national name recognition, (v) increased liquidity and (vi) the opportunity for a continued role in management. The Founding Companies participate in professional associations such as the IEC and Associated Builders and Contractors, and the Company intends to continue these relationships, in part to assist in identifying attractive acquisition candidates. Other key elements of the Company's acquisition strategy are:

          Enter New Geographic Markets. The Company will pursue acquisitions that are located in new geographic markets, are financially stable and have the customer base necessary to integrate with or complement its existing business. The Company also expects that increasing its geographic diversity will allow it to better serve an increasingly nationwide base of customers and further reduce the impact on the Company of local and regional economic cycles, as well as weather-related or seasonal variations in business.

          Expand Within Existing Markets. Once the Company has entered a market, it will seek to acquire other well-established electrical contracting and maintenance businesses operating within that region, including "tuck-in" acquisitions of smaller companies. The Company believes that tuck-in acquisitions afford the opportunity to improve its overall cost structure through the integration of such acquisitions into existing operations as well as to increase revenues through access to additional specialized markets, such as heavy industrial markets. Despite such integration opportunities afforded by such tuck-in acquisitions, the Company intends to maintain existing business names and identities to retain goodwill for marketing purposes.

                                  THE OFFERING

Common Stock offered................     7,000,000 shares

Common Stock to be outstanding after
the Offering(1).....................     23,365,337 shares

Use of proceeds.....................     To pay the cash portion of the
                                         Acquisitions Consideration, to repay
                                         certain indebtedness of the Founding
                                         Companies, to use for working capital
                                         and for general corporate purposes,
                                         which are expected to include
                                         acquisitions. See "Use of Proceeds."

Proposed NYSE trading symbol........     "IEE"
---------------

(1) Includes (i) 12,313,026 shares to be issued to the owners of the Founding Companies, (ii) 7,000,000 shares to be sold in the Offering, (iii) 1,396,602 shares issued to the management of IES and (iv) 2,655,709 shares of Restricted Common Stock issued to the founder of IES. Excludes options to purchase 300,000 shares which are currently outstanding and options to purchase 2,100,000 shares which are expected to be granted upon consummation of the Offering. See "Management -- 1997 Stock Plan," "Management -- 1997 Directors Stock Plan," "Certain Transactions" and "Description of Capital Stock."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     IES will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, Houston-Stafford has been identified as the "accounting acquiror." The following summary unaudited pro forma combined financial data present certain data for the Company, as adjusted for (i) the effects of the Acquisitions, (ii) the effects of certain other pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma combined income statement data assume that the Acquisitions, the Offering and related transactions were closed on October 1, 1995 and are not necessarily indicative of the results that the Company would have obtained had these events actually then occurred or of the Company's future results. During the periods presented below, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The unaudited pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate. The unaudited pro forma combined financial statements should be read in conjunction with the other financial information included elsewhere in this Prospectus. See "Selected Financial Data," the Unaudited Pro Forma Combined Financial Statements and notes thereto, and the historical financial statements for certain of the Founding Companies and the notes thereto, all included elsewhere in this Prospectus.

                                                                            PRO FORMA
                                                             ---------------------------------------
                                                                 YEAR ENDED        NINE MONTHS ENDED
                                                             SEPTEMBER 30, 1996      JUNE 30, 1997
                                                             ------------------    -----------------
INCOME STATEMENT DATA:
  Revenues.................................................     $   272,236           $   226,210
  Cost of services (including depreciation)................         216,382               178,287
                                                                -----------           -----------
  Gross profit.............................................          55,854                47,923
  Selling, general and administrative expenses(a)..........          28,546                26,729
  Goodwill amortization(b).................................           2,857                 2,143
                                                                -----------           -----------
  Income from operations...................................          24,451                19,051
  Interest and other income (expense), net(c)..............             (31)                  (74)
                                                                -----------           -----------
  Income before income taxes...............................          24,420                18,977
  Provision for income taxes...............................          10,436                 8,076
                                                                -----------           -----------
  Net income(d)............................................     $    13,984           $    10,901
                                                                ===========           ===========
  Net income per share.....................................     $       .64           $       .50
                                                                ===========           ===========
  Shares used in computing pro forma net income per
     share(e)..............................................      21,693,969            21,693,969
                                                                ===========           ===========

                                                               JUNE 30, 1997 PRO FORMA(F)
                                                              -----------------------------
                                                              COMBINED    AS ADJUSTED(G)(H)
                                                              --------    -----------------
BALANCE SHEET DATA:
  Working capital...........................................  $(36,116)(i)     $ 50,265
  Total assets..............................................   199,247         224,326
  Long-term debt, net of current maturities.................    12,204          11,445
  Total stockholders' equity................................    75,673         162,813

---------------

(a) The unaudited pro forma combined income statement data reflect an aggregate of approximately $6.0 million and $4.5 million for the year ended September 30, 1996 and the nine months ended June 30, 1997, respectively, in pro forma reductions in salary, bonus and benefits of the owners of the Founding Companies to which they have agreed prospectively, and the effect of revisions of certain lease agreements between the Founding Companies and certain stockholders of the Founding Companies. See "Certain Transactions."

(b) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the notes to the Unaudited Pro Forma Combined Financial Statements.

(c) Reflects the reduction for interest expense of $0.7 million and $0.5 million for the year ended September 30, 1996 and the nine months ended June 30, 1997, respectively, attributed to the repayment of $4.6 million of historical debt with proceeds from the Offering and other debt distributed prior to the Acquisitions, net of additional interest expense discussed in
    (h) below. Additionally, reflects a $250,000 and $222,000 reduction in minority interest expense for the year ended September 30, 1996 and the nine months ended June 30, 1997, respectively.

(d) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to a 38% overall tax rate.

(e) Includes (i) 12,313,026 shares to be issued to the owners of the Founding Companies, (ii) 1,396,602 shares issued to the management of IES, (iii) 2,655,709 shares of Restricted Common Stock issued to the founder of IES and
    (iv) 5,208,632 of the 7,000,000 shares to be sold in the Offering necessary to pay the cash portion of the Acquisitions Consideration and the Offering expenses. Includes 120,000 shares computed under the treasury stock method related to 300,000 options which are currently outstanding, but excludes options to purchase 2,100,000 shares which are expected to be granted upon consummation of the Offering. See "Description of Capital Stock."

(f) Reflects the Acquisitions and related transactions as if they had occurred on June 30, 1997 as described in the notes to the Unaudited Pro Forma Combined Financial Statements. The unaudited pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial information and historical financial statements, and notes thereto, included elsewhere in this Prospectus.

(g) Reflects the closing of the Offering and the Company's application of the net proceeds therefrom to fund the cash portion of the Acquisitions Consideration and to repay certain indebtedness of the Founding Companies. See "Use of Proceeds" and "Certain Transactions."

(h) A number of the Founding Companies have historically elected S corporation status for tax purposes. In connection with the Acquisitions, these Founding Companies will make distributions to their stockholders totaling approximately $17.8 million, representing substantially all of the previously taxed undistributed earnings (the "S Corporation Distributions"). In order to fund these distributions, the Company will distribute $4.4 million of cash, distribute $2.5 million of nonoperating assets, net of liabilities, and borrow approximately $10.9 million. Accordingly, pro forma interest expense has been increased by $1.0 million for the year ended September 30, 1996 and $0.7 million for the nine months ended June 30, 1997 and pro forma stockholders' equity has been reduced by approximately $17.8 million. Additionally, approximately $3.0 million of nonoperating assets, net of liabilities, will be distributed by other Founding Companies prior to the Acquisitions.

(i) Includes the estimated $57.5 million of notes payable to owners of the Founding Companies, representing the cash portion of the Acquisitions Consideration to be paid from a portion of the net proceeds from the Offering. See "Pro Forma -- As Adjusted" amounts. The cash portion of the Acquisitions Consideration will be adjusted based on the initial public offering price of the Common Stock offered hereby.

         SUMMARY INDIVIDUAL FOUNDING COMPANY HISTORICAL FINANCIAL DATA
                                 (IN THOUSANDS)

     The following table presents certain summary historical income statement data of the Founding Companies for each of their three most recent fiscal years and their first six-month fiscal year-to-date results for 1996 and 1997. The historical income statement data below have not been adjusted for the pro forma adjustments related to contractually agreed reductions in salaries and benefits, or any other pro forma adjustments, reflected in the Unaudited Pro Forma Combined Financial Statements, included elsewhere in this Prospectus. The income statement data presented below have been audited for certain of the Founding Companies and certain of the periods as reflected in the historical financial statements of certain of such Founding Companies, included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                SIX-MONTH FISCAL
                                                                                                  YEAR-TO-DATE
                                                                     FISCAL YEARS(A)               PERIODS(A)
                                                              -----------------------------    ------------------
                                                               1994       1995       1996       1996       1997
                                                              -------    -------    -------    -------    -------
HOUSTON-STAFFORD:
  Revenues..................................................  $48,001    $54,082    $70,493    $35,299    $37,508
  Income from operations....................................      519      1,343      5,021      3,407      2,428
MILLS:
  Revenues..................................................  $25,544    $35,250    $65,439    $27,902    $35,613
  Income from operations....................................    1,216      3,137      7,261      3,577      2,622
BEXAR-CALHOUN:
  Revenues..................................................  $23,168    $27,730    $33,023    $16,680    $16,311
  Income from operations....................................    2,110      3,129      4,320      2,262      1,735
POLLOCK:
  Revenues..................................................  $11,847    $13,002    $15,816    $ 5,675    $ 8,011
  Income/(Loss) from operations.............................      455        251       (181)      (406)        68
DANIEL:
  Revenues..................................................  $12,198    $12,049    $12,585    $ 5,134    $ 9,259
  Income/(Loss) from operations.............................      219     (1,178)       988        281      1,698
MUTH:
  Revenues..................................................  $13,466    $16,012    $16,830    $ 8,065    $ 8,308
  Income from operations....................................      983        900      1,039        476         81
AMBER:
  Revenues..................................................  $ 8,735    $ 9,728    $13,878    $ 6,881    $ 7,910
  Income from operations....................................      281        136        503        428      1,199
SUMMIT:
  Revenues..................................................  $ 9,243    $ 9,233    $10,565         (b)        (b)
  Income from operations....................................      166        159         68         (b)        (b)
HAYMAKER:
  Revenues..................................................  $ 5,736    $ 7,571    $ 7,560    $ 3,187    $ 5,841
  Income from operations....................................      220        376        435        105        241
THURMAN & O'CONNELL:
  Revenues..................................................  $ 3,658    $ 4,729    $ 4,551    $ 2,842    $ 2,254
  Income from operations....................................      502        908        989        630        910
ALL OTHER FOUNDING COMPANIES(C):
  Revenues..................................................  $19,608    $22,238    $21,496    $11,470    $12,815
  Income from operations....................................    1,083      1,545        883      1,096      1,126

---------------

(a) The fiscal years presented above are the years ended December 31, 1994, 1995 and 1996, except for Pollock for which the fiscal years presented are the years ended October 31, 1994, 1995 and 1996; and Summit for which the fiscal years presented are the years ended March 31, 1995, 1996 and 1997 (See (b) below). Additionally, the six-month fiscal year-to-date periods presented above are the six months ended June 30, 1996 and 1997, except for Pollock for which the six-month fiscal year-to-date periods are the six months ended April 30, 1996 and 1997.

(b) Summit has a fiscal year ended March 31, 1997, and, accordingly, the first six-month fiscal year-to-date results for 1997 are not currently available.

(c) The other Founding Companies are Hatfield, Ace, Reynolds, Rodgers and Popp, and the fiscal years presented for such other Founding Companies are for December 31, 1994, 1995 and 1996, in the case of Ace, Reynolds and Popp; October 31, 1994, 1995 and 1996, in the case of Hatfield; and September 30, 1994, 1995 and 1996, in the case of Rodgers.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors as well as the other information contained in this Prospectus. This Prospectus contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the risk factors set forth below and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY

     IES was founded in June 1997 but has conducted no operations and generated no revenue to date. IES has entered into agreements to acquire the Founding Companies simultaneously with the closing of the Offering. The Founding Companies have been operating and will continue to operate as separate independent entities, and there can be no assurance that the Company will be able to integrate these businesses on an economic basis. In addition, there can be no assurance that the recently assembled management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies. The pro forma combined financial results of the Founding Companies cover periods during which the Founding Companies and IES were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The success of the Company will depend on management's ability to integrate the Founding Companies and other future acquisitions into one organization in a profitable manner. The inability of the Company to successfully integrate the Founding Companies and to coordinate and integrate certain administrative, banking, insurance and accounting functions and computer systems would have a material adverse effect on the Company's financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful.

EXPOSURE TO DOWNTURNS IN COMMERCIAL CONSTRUCTION OR HOUSING STARTS

     A substantial portion of the Company's business involves installation of electrical systems in newly constructed and renovated commercial buildings, plants and residences. The extent to which the Company is able to maintain or increase revenues from new installation services will depend on the levels of new construction starts from time to time in the geographic markets in which it operates and likely will reflect the cyclical nature of the construction industry. The level of new commercial installation services is affected by fluctuations in the level of new construction of commercial buildings in the markets in which the Company operates, due to local economic conditions, changes in interest rates and other related factors. The housing industry is similarly affected by changes in general and local economic conditions, such as employment and income levels, the availability and cost of financing for home buyers (including the continued deductibility of mortgage-linked interest expenses in determining federal income tax), consumer confidence and housing demand. Downturns in levels of commercial construction or housing starts would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuations."

RELIANCE ON ACQUISITIONS

     One of the Company's principal growth strategies is to increase its revenues, geographic diversity and the scope of services offered and to diversify its business mix through the acquisition of electrical contracting companies. There can be no assurance that the Company will be able to acquire additional businesses or to integrate and manage such additional businesses successfully. Acquisitions may involve a number of risks, including: adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on the Company's financial condition or results of operations. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase and the number of attractive acquisition candidates may decrease. The Company believes that the electrical contracting industry may experience consolidation on both a national and a regional level by other companies that have acquisition objectives similar to the Company's objectives. Other consolidators may have greater financial resources than the Company to finance acquisition and internal growth opportunities and might be willing to pay higher prices than the Company for the same acquisition opportunities. If such acquisitions can be made, there can be no assurance that the businesses acquired will achieve sales and profitability that justify the investment therein. See "Business -- Strategy."

MANAGEMENT OF GROWTH

     The Company expects to grow internally and through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. If the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, there could be a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Strategy."

AVAILABILITY OF ELECTRICIANS

     The Company's ability to provide high-quality electrical services on a timely basis is dependent upon an adequate supply of skilled electricians. Accordingly, the Company's ability to increase its productivity and profitability will be limited by its ability to employ, train and retain skilled electricians necessary to meet the Company's requirements. Many companies in the electrical contracting and service industry are currently experiencing shortages of qualified electricians, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expenses will not increase as a result of a shortage in the supply of skilled technicians or that the Company will not have to curtail its planned internal growth as a result of labor shortages. See "Business -- Employee Screening, Training and Development."

COMPETITION

     The electrical contracting industry is highly competitive and is served by small, owner-operated private companies, public companies and several large regional companies. Additionally, the Company could face competition in the future from other competitors entering the market, including public utilities. Certain of the Company's larger competitors offer a greater range of services, such as mechanical construction, plumbing and heating, ventilation and air conditioning services. In certain geographic regions, the Company may not be eligible to compete for certain contracts because its employees are not subject to collective bargaining arrangements. See "Business -- Industry
Overview -- Industry Developments." Competition in the electrical contracting industry depends on a number of factors, including price. Certain of the Company's competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than the Company. See "Business -- Competition."

ACQUISITION FINANCING

     The Company intends to use its Common Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient valuation or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through future debt or equity financings. The Company has recently initiated negotiations with a group of commercial banks to provide the Company with a credit facility to be used for acquisitions, working capital and other general corporate purposes and may result in financial covenants that limit the Company's operations and financial flexibility. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company might be unable to pursue its acquisition strategy successfully.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Combined Liquidity and Capital Resources" and
"Business -- Strategy."

SEASONALITY; FLUCTUATION OF QUARTERLY OPERATING RESULTS

     The electrical contracting service business can be subject to seasonal variations in operations and demand that affect the construction business, particularly in residential construction, which is affected by weather conditions. Quarterly results may also be materially affected by the timing of acquisitions, the timing and magnitude of acquisition assimilation costs and regional economic conditions. Accordingly, the Company's performance in any particular quarter may not be indicative of the results which can be expected for any other quarter or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuations."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     Following the completion of the Acquisitions and the Offering, the Company's executive officers, directors and affiliates will beneficially own approximately 42% of the total outstanding shares of Common Stock and Restricted Common Stock. These persons, if acting in concert, will be able to continue to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."

PROCEEDS OF OFFERING AND BENEFITS TO AFFILIATES

     Approximately $57.5 million, or approximately 66%, of the net proceeds of the Offering will be paid in cash to the owners of the Founding Companies (who will generally become officers, directors or employees of the Company). In addition, approximately $4.6 million, or approximately 5% of the net proceeds of the Offering, will be used to repay historical indebtedness of the Founding Companies. Net proceeds available for acquisitions, working capital and other corporate purposes will be approximately $25.0 million, or 29% of the net proceeds of the Offering. The Company will incur approximately $10.9 million in indebtedness to fund the S Corporation Distributions. See "Use of Proceeds" and "Certain Transactions."

BENEFITS TO FOUNDER AND MANAGEMENT

     In connection with the formation of the Company, C. Byron Snyder, the founder of IES, and management received in the aggregate 4,052,311 shares of Common Stock for nominal consideration. These shares will represent, in the aggregate, approximately 17.3% of the total outstanding Common Stock following the consummation of the Offering. Of these shares of Common Stock, the 2,655,709 shares held by Mr. Snyder are Restricted Common Stock, which are entitled to elect one member of the Company's Board of Directors and to one-half of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors and will control in the aggregate 5.7% of the votes of all shares of Common Stock. Such restrictions may be terminated by the Company after January 1, 2000. See "Principal Stockholders."

NO PRIOR MARKET, POSSIBLE VOLATILITY OF STOCK

     Prior to the Offering, no public market for the Common Stock has existed, and the initial public offering price, which will be determined by negotiations between the Company and representatives of the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Company intends to make application to list the Common Stock on the NYSE, but no assurance can be given that an active trading market for the Common Stock will develop or, if developed, continue after the Offering. The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the electrical contracting and maintenance service industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of its executive officers and senior management of the Founding Companies. Furthermore, the Company will be dependent on the senior management of companies that may be acquired in the future. Although the Company will enter into an employment agreement with each of the Company's executive officers, there can be no assurance that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees could have an adverse effect on the Company's business, financial condition and results of operations. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE

     As of October 20, 1997, 4,052,311 shares of Common Stock were issued and outstanding. Simultaneously with the closing of the Offering, the stockholders of the Founding Companies will receive, in the aggregate, 12,313,026 shares of Common Stock as a portion of the Acquisitions Consideration. None of these 16,365,337 shares was or will be issued in a transaction registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemptions contained in Rules 144 and 701 under the Securities Act. In addition, the owners of the Founding Companies have agreed with the Company not to sell, contract to sell or otherwise dispose of any shares of Common Stock received as consideration in the Acquisitions for a period of two years following receipt thereof without the Company's consent. When these shares become saleable, the market price of the Common Stock could be adversely affected by the sale of substantial amounts of the shares in the public market. The current stockholders of the Company (including the stockholders of the Founding Companies) have certain piggy-back registration rights with respect to their shares, which may be exercised during the two-year period referred to above.

     Upon the closing of the Offering, the Company also will have outstanding options to purchase up to a total of approximately 2,400,000 shares of Common Stock issued pursuant to the Company's 1997 Stock Option and Incentive Plan (the "1997 Stock Plan"). A total of 3,500,000 shares will be issuable pursuant to the 1997 Stock Plan. The Company intends to file a registration statement covering all such shares under the Securities Act. See "Management -- 1997 Stock Plan."

     The Company currently intends to file a registration statement covering up to an additional 6.0 million shares of Common Stock under the Securities Act for its use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

     There can be no assurance that the resale or the availability for sale of the shares of Common Stock eligible for future sale will not have an adverse effect on the prevailing market price of the Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation, Bylaws, employment agreements and employee benefit plans contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. For example, the Company's Amended and Restated Certificate of Incorporation and Bylaws provide for, among other things, a classified Board of Directors, the prohibition of stockholder action by written consent and the affirmative vote of at least 66 2/3% of all outstanding shares of Common Stock to approve the removal of directors from office. The Company's Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the Common Stock with respect to dividends, liquidation rights and, possibly, voting. In addition, the Board of Directors may issue certain rights pursuant to the rights plan authorized by the Amended and Restated

Certificate of Incorporation. The ability to issue preferred stock or rights could have the effect of discouraging unsolicited acquisition proposals. The Company's 1997 Stock Plan contains provisions that allow for, among others, the acceleration of vesting or payment of awards granted under such plan in the event of a "change of control," as defined in such plan. In addition, the Company has entered into employment agreements with certain executive officers and key employees allowing for cash payments under certain circumstances following a change in control, as defined, of the Company.

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate dilution in the net tangible book value of their shares of $11.92 per share (assuming an initial public offering price of $14.00 per share). See "Dilution." In the event the Company issues additional shares of Common Stock in the future, including shares which may be issued in connection with acquisitions or other public or private financings, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock. See "Dilution."

                                  THE COMPANY

     IES was founded in June 1997 to create a leading national provider of electrical contracting and maintenance services. Concurrently with and as a condition to the closing of the Offering, IES will acquire the 16 Founding Companies. For 1996, the Founding Companies, which have been in business for an average of 18 years, had pro forma combined annual revenues of approximately $272 million. The Acquisitions Consideration to be paid by the Company consists of approximately $57.5 million in cash (subject to adjustment based on the initial public offering price of the Common Stock offered hereby) and 12,313,026 shares of Common Stock. The Acquisitions Consideration was determined by negotiations among the Company and representatives of the Founding Companies. See "Certain Transactions." A brief description of each of the Founding Companies is set forth below.

     HOUSTON-STAFFORD. Houston-Stafford was founded in 1973 and is headquartered in Stafford, Texas, near Houston. It operates primarily in Texas, with other significant operations in Georgia, Virginia, Tennessee and Maryland. Houston-Stafford had revenues of approximately $70.5 million in fiscal 1996, primarily from residential contracting and, to a lesser extent, from commercial and industrial contracting. Because Houston-Stafford has developed ongoing relationships with developers and homebuilders that have regional and national operations, Houston-Stafford has experience in establishing business operations in different locations to meet the demands of its national clientele for electrical contracting in various regions. Houston-Stafford has approximately 1,000 employees. In May 1997 Houston-Stafford financed the acquisition of an electrical supply company located in Houston. Ben Mueller, executive vice president of Houston-Stafford, will become Senior Vice President and Chief Operating Officer -- Residential and a director of the Company following consummation of the Offering. Roy D. Brown, president of Houston-Stafford, will sign a five-year employment agreement with IES to continue in his position as president of Houston-Stafford following consummation of the Offering. John Wagner, who is vice president of Houston-Stafford and president of the electrical supply company, will sign a five-year employment agreement with IES to continue in his position as president of the electrical supply company following consummation of the Offering.

     MILLS. Mills was founded in 1972 and conducts most of its business in the greater Dallas-Fort Worth area. Mills had revenues of approximately $65.4 million in fiscal 1996, primarily from commercial and industrial contracting and, to a lesser extent, from maintenance services. Mills has specialized expertise in data cabling, fire alarm systems and computer-aided-design for electrical contracting, and a significant portion of 1996 revenues was attributable to design-and-build projects. Mills has approximately 570 employees. Jerry Mills, president and founder of Mills, will become Senior Vice President and Chief Operating Officer -- Commercial and Industrial and a director of the Company following consummation of the Offering.

     BEXAR-CALHOUN. Bexar was founded in 1962 and operates primarily in the areas around the cities of San Antonio, New Braunfels and Laredo, Texas. Calhoun was founded in 1958 and operates in the counties around San Antonio. On a combined basis, Bexar-Calhoun had revenues of approximately $33.0 million in fiscal 1996, relatively balanced between commercial and industrial contracting, residential contracting and maintenance services. Bexar-Calhoun has approximately 450 employees. Bob Weik, president of BW Consolidated, Inc., will sign a five-year employment agreement with IES to continue his present position and will be a director of the Company following consummation of the Offering.

     POLLOCK. Pollock was founded in 1983 and is headquartered in Houston, Texas. Pollock had revenues of approximately $15.8 million in fiscal 1996, primarily from commercial and industrial contracting. For projects located outside of Houston, Pollock generally works with another electrical service contractor based near the project. Pollock has specialized design-and-build and computer-aided-design expertise, and, on certain projects, Pollock prefabricates materials to reduce costs and time required at the work site. Pollock has approximately 230 employees. Jon Pollock, founder and president of Pollock and a former president of the IEC, will become President and Chief Executive Officer and a director of the Company following consummation of the Offering.

     DANIEL. Daniel Electrical Contractors, Inc. was founded in 1986, is headquartered in Miami, Florida and operates primarily in South Florida. Daniel Electrical of Treasure Coast, Inc. was founded in 1995 and is headquartered in Vero Beach, Florida. Daniel had combined revenues of approximately $12.6 million in fiscal

1996, primarily from commercial and industrial contracting (including high-rise condominiums). Because developers generally presell a certain percentage of condominiums prior to commencing construction, Daniel has experience in meeting the accelerated contracting schedules that are often required to meet mandated closing periods for condominium sales. Daniel has approximately 240 employees. Thomas Daniel, founder and president of Daniel, will sign a five-year employment agreement with IES to continue his present position following consummation of the Offering.

     MUTH. Muth was founded in 1970 and has 7 offices located in South Dakota, including its headquarters in Mitchell. Muth also operates from time to time in Wyoming, Montana, Nebraska and Minnesota. Muth had revenues of approximately $16.8 million in fiscal 1996, primarily from commercial and industrial contracting and, to a lesser extent, from residential contracting and maintenance services. Muth has expertise in design-and-build projects, computer-aided-design technology and prefabrication of electrical components. Muth has approximately 180 employees. Richard Muth, founder and president of Muth, will sign a five-year employment agreement with IES to continue his present position and will become a director of the Company following consummation of the Offering.

     AMBER. Amber was founded in 1979 and operates from its base near Orlando, Florida. Amber had revenues of approximately $13.9 million in fiscal 1996, primarily from commercial and industrial contracting. Amber has approximately 230 employees. Daniel J. Petro, founder and president of Amber, will sign a five-year employment agreement with IES to continue his present position following consummation of the Offering.

     SUMMIT. Summit was founded in 1987 and is located in Houston, Texas. Summit had revenues of approximately $10.6 million in its fiscal year ended March 31, 1997, primarily from commercial and industrial contracting and, to a lesser extent, from maintenance services. Summit has specialized expertise in data cable design and installation and lighting design. Summit has approximately 150 employees. Steve Jackson, president of Summit, will sign a five-year employment agreement with IES to continue his present position following consummation of the Offering.

     HAYMAKER. Haymaker was founded in 1981. Haymaker is headquartered in Birmingham, Alabama, and operates in Alabama, northwest Florida and North Carolina. Haymaker had revenues of approximately $7.6 million in fiscal 1996, primarily from commercial and industrial contracting. Haymaker has expertise in design-and-build projects, lightning protection and fire alarms, and its largest existing contracts involve new construction of high-rise office buildings. Haymaker has approximately 110 employees. Charles Bagby, founder and president of Haymaker, will sign a five-year employment agreement with IES to continue his present position following consummation of the Offering.

     THURMAN & O'CONNELL. Thurman & O'Connell was founded in 1988. It is headquartered in Louisville, Kentucky, and operates primarily in Louisville and the surrounding areas. Thurman & O'Connell had revenues of approximately $4.6 million in fiscal 1996, primarily from commercial and industrial contracting. Thurman & O'Connell bids primarily on larger projects and out-of-budget projects for which it can apply in-house value engineering, lowering costs to its customers and typically increasing its margins. Thurman & O'Connell has approximately 70 employees. James Thurman, president of Thurman & O'Connell and a member of the executive committee of the IEC, will sign a five-year employment agreement with IES to continue his present position following consummation of the Offering.

     HATFIELD. Hatfield was founded in 1984 and operates in the greater Phoenix area from its offices in Scottsdale, Arizona. Hatfield had revenues of approximately $5.8 million in fiscal 1996, primarily from commercial and industrial contracting and, to a lesser extent, from commercial and industrial maintenance services. Hatfield has specialized expertise in electrical contracting for cellular telephone sites and maintains the necessary state licenses to perform such services in Arizona and four adjacent states. Hatfield has approximately 80 employees. Harvey Friedman, founder and president of Hatfield and a member of the executive committee of the IEC, will sign a five-year employment agreement with IES to continue his present position following consummation of the Offering.

     ACE. Ace was founded in 1975 in Valdosta, Georgia. Ace had revenues of approximately $4.2 million in fiscal 1996, primarily from commercial and industrial contracting and, to a lesser extent, from commercial and industrial maintenance services. Ace has specialized expertise in prefabrication of electrical components, which it uses to accelerate the completion time for its construction projects. Ace has approximately 70 employees. Robert Stalvey and Thomas Stalvey, founders and officers of Ace, will sign five-year employment agreements with IES to continue their present positions following consummation of the Offering. Robert Stalvey will also become a director of the Company following consummation of the Offering.

     REYNOLDS. Reynolds was founded in 1973 in Phoenix, Arizona. Reynolds had revenues of approximately $6.6 million in fiscal 1996, primarily from commercial and industrial contracting. Reynolds has specialized expertise in value engineering for design-and-build projects. Reynolds has approximately 90 employees. Ernie Reynolds, president of Reynolds, will sign a five-year employment agreement with IES to continue his present position following consummation of the Offering.

     POPP. Popp was founded in 1984 in Cincinnati, Ohio, and operates in Ohio and northern Kentucky. Popp had revenues of approximately $3.4 million in fiscal 1996, primarily from commercial and industrial contracting. Design-and-build projects accounted for a significant portion of 1996 revenues. Popp uses computer-aided-design technology and has also developed software enhancements for its design-and-build projects. Popp has approximately 50 employees. Thomas Popp, co-founder and president of Popp, and William Beischel, co-founder and vice president of Popp, will sign five-year employment agreements with IES to continue their present positions following consummation of the Offering.

     RODGERS. Rodgers was founded in 1977 and is headquartered in Everett, Washington and operates in Everett and the north Puget Sound area. Rodgers had revenues of approximately $1.6 million in fiscal 1996, primarily from electrical maintenance and service work and commercial and industrial contracting. Rodgers has specialized expertise in computer-aided-design technology and focuses on design-and-build projects undertaken on negotiated rather than bid terms. Rodgers has approximately 20 employees. Terry Earnheart, president of Rodgers, will sign a five-year employment agreement with IES to continue his present position following consummation of the Offering.

     Integrated Electrical Services, Inc. was incorporated in Delaware in June 1997. Its executive offices are located at 2301 Preston, Houston, Texas 77003, and its telephone number is (713) 222-1875.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby (assuming an initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) are estimated to be approximately $87.1 million (approximately $100.8 million if the Underwriters' over-allotment option is exercised in full).

     Of the $87.1 million net proceeds, the Company estimates that approximately $57.5 million (subject to adjustment based on the initial public offering price of the Common Stock) will be used to pay the cash portion of the Acquisitions Consideration, all of which will be paid to former stockholders and other equity owners of the Founding Companies. In addition, approximately $4.6 million of the net proceeds will be used to repay the estimated outstanding indebtedness of the Founding Companies at the closing of the Offering. The estimated outstanding indebtedness to be repaid from the proceeds of the Offering bears interest at a weighted average interest rate of approximately 8.0% and matures at various dates from December 1997 through October 2012. Prior to the Acquisitions certain of the Founding Companies will incur approximately $10.9 million in indebtedness to their stockholders relating to the payment of S Corporation Distributions. See "Certain Transactions."

     The approximately $25.0 million of remaining net proceeds will be used for working capital and for general corporate purposes, which are expected to include future acquisitions. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, investment-grade, interest-bearing securities. While the Company is continuously considering possible acquisition prospects as part of its growth strategy, the Company is not presently engaged in active negotiations with respect to any particular acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Combined Liquidity and Capital Resources."

     The Company is currently negotiating with a group of commercial banks to provide the Company with a credit facility that may be used for acquisitions, working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Combined Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company currently intends to retain its future earnings, if any, to finance the growth, development and expansion of its business and, accordingly, does not currently intend to declare or pay any dividends on the Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the terms of any credit facility may prohibit the payment of dividends by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Combined Liquidity and Capital Resources."

     Prior to the Acquisitions, certain of the Founding Companies will make S Corporation Distributions aggregating $17.8 million and other distributions of non-operating assets to their former stockholders. In order to fund these distributions, the Company will borrow approximately $10.9 million.

                                 CAPITALIZATION

     The following table sets forth the current maturities of long-term debt and the capitalization as of June 30, 1997 of (i) the Company on a pro forma combined basis after giving effect to the Acquisitions and related transactions, and (ii) the Company on a pro forma basis, as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Combined Liquidity and Capital Resources" and the Unaudited Pro Forma Financial Statements of the Company and the notes thereto, included elsewhere in this Prospectus.

                                                                      JUNE 30, 1997
                                                              ------------------------------
                                                               PRO FORMA        PRO FORMA
                                                              COMBINED(A)     AS ADJUSTED(B)
                                                              -----------     --------------
                                                                      (IN THOUSANDS)
Current maturities of long-term debt........................    $61,590(c)       $    288
                                                                =======          ========
Long-term debt, net of current maturities...................    $12,204(d)       $ 11,445
                                                                -------          --------
Stockholders' equity:
  Preferred Stock: $0.01 par value, 10,000,000 shares,
     authorized; no shares issued and outstanding...........         --                --
  Common Stock: $0.01 par value, 100,000,000 shares
     authorized; 13,709,628 issued and outstanding, pro
     forma combined; and 20,709,628 shares issued and
     outstanding, as adjusted(e)............................        137               207
  Restricted Common Stock: $0.01 par value, 2,655,709 shares
     authorized, issued and outstanding(f)..................         26                26
  Additional paid-in capital................................     67,963           155,033
  Retained earnings.........................................      7,547             7,547
                                                                -------          --------
          Total stockholders' equity........................     75,673           162,813
                                                                -------          --------
          Total capitalization..............................    $87,877          $174,258
                                                                =======          ========

---------------

(a) Combines the respective accounts of IES and the Founding Companies as reflected in the Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997 prior to the Offering.

(b) Adjusted to reflect the sale of 7,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(c) Includes $57.5 million of notes payable to owners of the Founding Companies, representing the cash portion of the Acquisitions Consideration to be paid from a portion of the net proceeds of the Offering. The cash portion of the Acquisitions Consideration will be adjusted based on the initial public offering price of the Common Stock offered hereby.

(d) Includes $10.9 million in long-term debt generated to fund the S Corporation Distributions.

(e) Excludes 300,000 shares related to stock options which are currently outstanding and shares related to approximately 2,100,000 stock options which are expected to be granted upon consummation of the Offering.

(f) All of such shares of Restricted Common Stock will be issued to the founder of IES. See "Description of Common Stock."

                                    DILUTION

     At June 30, 1997, after giving effect to the Acquisitions as if they had occurred at such date, the deficit in pro forma combined net tangible book value of the Company would have been $38.6 million, or approximately $(2.36) per share. The deficit in pro forma combined net tangible book value is equal to the aggregate net tangible book value (tangible assets less total liabilities) of the Company after giving effect to the Acquisitions. The number of shares used for the per share calculation includes the 16,365,337 shares outstanding after the Acquisitions but prior to the Offering. After giving effect to the Acquisitions and the sale by the Company of the 7,000,000 shares of Common Stock offered hereby (assuming an initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company), the pro forma combined net tangible book value of the Company would have been $48.5 million, or $2.08 per share. This represents an immediate increase in pro forma net tangible book value of $4.44 per share to existing stockholders and an immediate dilution in net tangible book value of $11.92 per share to new investors purchasing the shares of Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $14.00
  Pro forma combined net tangible book value per share prior to the Offering........................................  $(2.36)
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................   4.44
                                                              -----
Pro forma combined net tangible book value per share after
  the Offering..............................................             2.08
                                                                       ------
Dilution in net tangible book value per share to new
  investors.................................................           $11.92
                                                                       ======

     The following table sets forth on a pro forma basis, after giving effect to the Acquisitions as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid to the Company by (i) existing stockholders (ii) stockholders of the Founding Companies and (iii) the new investors purchasing Common Stock from the Company in the Offering at the assumed initial offering price of $14.00 per share (before deducting underwriting discounts and commissions and estimated offering expenses):

                                                SHARES PURCHASED
                                             ----------------------        TOTAL       AVERAGE PRICE
                                               NUMBER       PERCENT    CONSIDERATION     PER SHARE
                                             -----------    -------    -------------   -------------
Existing stockholders and stockholders of
  Founding Companies(a)(b).................   16,365,337      70.0%    $(38,581,025)      $(2.36)
New investors..............................    7,000,000      30.0       98,000,000        14.00
                                             -----------     -----     ------------
  Total....................................   23,365,337     100.0%    $ 59,418,975
                                             ===========     =====     ============

---------------

(a) See "Certain Transactions" for a discussion of the issuance of Common Stock to the founder of IES and certain management of IES.

(b) Total consideration paid by Founding Company stockholders represents the combined stockholders' equity of the Founding Companies before the Offering, adjusted to reflect: (i) the payment of the estimated $57.5 million in cash to the stockholders of the Founding Companies as part of the Acquisitions Consideration; (ii) the S Corporation Distributions and (iii) the transfer of certain nonoperating assets and liabilities to the stockholders of the Founding Companies with an approximate net book value of $3.0 million in connection with the Acquisitions. See "Certain Transactions."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     IES will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, however, Houston-Stafford has been identified as the "accounting acquiror." The following selected historical financial data for Houston-Stafford as of December 31, 1994 and 1995 and for the years ended December 31, 1994, 1995 and 1996 have been derived from audited financial statements of Houston-Stafford included elsewhere in this Prospectus and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The selected historical financial data for the six months ended June 30, 1996 and 1997, and for December 31, 1992 and 1993 and for the years ended December 31, 1992 and 1993, have been derived from the unaudited financial statements of Houston-Stafford, which have been prepared on the same basis as the audited financial statements and, in the opinion of Company management, reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for the six months ended June 30, 1997 should not be regarded as indicative of the results that may be expected for the full year.

     The summary unaudited pro forma combined financial data below present certain data for the Company, adjusted for (i) the Acquisitions, (ii) the effects of certain other pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The unaudited pro forma combined income statement data assume that the Acquisitions, the Offering and related transactions were closed on October 1, 1995, and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that date or indicative of the Company's future results. During the periods presented below, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The unaudited pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial information included elsewhere in this Prospectus. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto, included elsewhere in this Prospectus.

                                                                                          SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                   JUNE 30,
                                        -----------------------------------------------   -----------------
                                         1992      1993      1994      1995      1996      1996      1997
                                        -------   -------   -------   -------   -------   -------   -------

HISTORICAL INCOME STATEMENT DATA --
  HOUSTON-STAFFORD:
  Revenues............................  $28,939   $32,363   $48,001   $54,082   $70,493   $35,299   $37,508
  Cost of services (including
    depreciation).....................   25,781    29,307    42,163    46,712    57,662    29,162    30,098
                                        -------   -------   -------   -------   -------   -------   -------
  Gross profit........................    3,158     3,056     5,838     7,370    12,831     6,137     7,410
  Selling, general and administrative
    expenses..........................    2,892     2,720     5,319     6,027     7,810     2,730     4,982
                                        -------   -------   -------   -------   -------   -------   -------
  Income from operations..............      266       336       519     1,343     5,021     3,407     2,428
  Interest and other income (expense),
    net...............................      (66)      (83)      (71)     (196)      (40)      (39)       (8)
                                        -------   -------   -------   -------   -------   -------   -------
  Income before income taxes..........      200       253       448     1,147     4,981     3,368     2,420
  Provision for income taxes..........       14        56       186       416     1,934     1,213       942
                                        -------   -------   -------   -------   -------   -------   -------
  Net income..........................  $   186   $   197   $   262   $   731   $ 3,047   $ 2,155   $ 1,478
                                        =======   =======   =======   =======   =======   =======   =======

                                                                  YEAR ENDED       NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1996     JUNE 30, 1997
                                                              ------------------   -----------------
PRO FORMA COMBINED:
  Revenues..................................................      $  272,236          $  226,210
  Cost of services (including depreciation).................         216,382             178,287
                                                                  ----------          ----------
  Gross profit..............................................          55,854              47,923
  Selling, general and administrative expenses(a)...........          28,546              26,729
  Goodwill amortization(b)..................................           2,857               2,143
                                                                  ----------          ----------
  Income from operations....................................          24,451              19,051
  Interest and other income (expense), net(c)...............             (31)                (74)
                                                                  ----------          ----------
  Income before income taxes................................          24,420              18,977
  Provision for income taxes................................          10,436               8,076
                                                                  ----------          ----------
  Net income(d).............................................      $   13,984          $   10,901
                                                                  ==========          ==========
  Net income per share......................................      $     0.64          $     0.50
                                                                  ==========          ==========
  Shares used in computing pro forma net income per
    share(e)................................................      21,693,969          21,693,969
                                                                  ==========          ==========

                                         HISTORICAL (HOUSTON-STAFFORD)
                             ------------------------------------------------------
                                            DECEMBER 31,                               JUNE 30, 1997 PRO FORMA(F)
                             -------------------------------------------   JUNE 30,   ----------------------------
                              1992     1993     1994     1995     1996       1997     COMBINED   AS ADJUSTED(G)(H)
                             ------   ------   ------   ------   -------   --------   --------   -----------------
BALANCE SHEET DATA:
  Working capital..........  $1,845   $2,001   $1,968   $2,675   $ 4,671    $ 4,292   $(36,116)(i)     $ 50,265
  Total assets.............   5,570    5,740    8,809    9,357    13,226     22,161   199,247         224,326
  Long-term debt, net of
    current maturities.....     719      505      927      634     1,295      1,139    12,204          11,445
  Total stockholders'
    equity.................   2,224    2,325    1,952    3,104     5,351      6,829    75,673         162,813

---------------

(a) The unaudited pro forma combined income statement data reflect an aggregate of approximately $6.0 million and $4.5 million for the year ended September 30, 1996 and the nine months ended June 30, 1997, respectively, in pro forma reductions in salary, bonus and benefits of the owners of the Founding Companies to which they have agreed prospectively, and the effect of revisions of certain lease agreements between the Founding Companies and certain stockholders of the Founding Companies. See "Certain Transactions."

(b) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the notes to the Unaudited Pro Forma Combined Financial Statements.

(c) Reflects the reduction for interest expense of $0.7 million and $0.5 million for the year ended September 30, 1996 and the nine months ended June 30, 1997, respectively, to the repayment of $4.6 million of historical debt with proceeds from the Offering and other debt distributed prior to the Acquisitions, net of additional interest expense discussed in (h) below. Additionally, reflects a $250,000 and $222,000 reduction in minority interest expense for the year ended September 30, 1996 and the nine months ended June 30, 1997, respectively.

(d) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to a 38% overall tax rate.

(e) Includes (i) 12,313,026 shares to be issued to the owners of the Founding Companies, (ii) 1,396,602 shares issued to the management of IES, (iii) 2,655,709 shares of Restricted Common Stock issued to the founder of IES and
    (iv) 5,208,632 of the 7,000,000 shares sold in the Offering necessary to pay the cash portion of the Acquisitions Consideration and the Offering expenses. Includes 120,000 shares computed under the treasury stock method related to 300,000 options which are currently outstanding, but excludes options to purchase 2,100,000 shares which are expected to be granted upon consummation of the Offering. See "Description of Capital Stock."

(f) Reflects the Acquisitions and related transactions as if they had occurred on June 30, 1997 as described in the notes to the Unaudited Pro Forma Combined Financial Statements. The unaudited pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the historical financial statements, and notes thereto, included elsewhere in this Prospectus.

(g) Reflects the closing of the Offering and the Company's application of the net proceeds therefrom to fund the cash portion of the Acquisitions Consideration and to repay certain indebtedness of the Founding Companies. See "Use of Proceeds" and "Certain Transactions."

(h) A number of the Founding Companies have historically elected S corporation status for tax purposes. In connection with the Acquisitions, these Founding Companies will make S Corporation Distributions. In order to fund these distributions, the Company will distribute $4.4 million of cash, distribute $2.5 million of nonoperating assets, net of liabilities, and borrow approximately $10.9 million. Accordingly, pro forma interest expense has been increased by $1.0 million for the year ended September 30, 1996 and $0.7 million for the nine months ended June 30, 1997 and pro forma stockholders' equity has been reduced by approximately $17.8 million. Additionally, approximately $3.0 million of nonoperating assets, net of liabilities, will be distributed by other Founding Companies prior to the Acquisitions.

(i) Includes the estimated $57.5 million in notes payable to owners of the Founding Companies, representing the cash portion of the Acquisitions Consideration to be paid from a portion of the net proceeds from the Offering. See "Pro Forma -- As Adjusted" amounts. The cash portion of the Acquisitions Consideration will be adjusted based on the initial public offering price of the Common Stock offered hereby.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion should be read in conjunction with the Founding Companies' Financial Statements and related notes thereto and "Selected Financial Data" appearing elsewhere in this Prospectus.

     The Company's revenues are derived primarily from electrical construction and maintenance services provided to commercial, industrial and residential customers. Approximately 62% of the Company's pro forma combined 1996 revenues were from commercial and industrial work, approximately 25% were from residential work, and approximately 13% was derived from electrical maintenance work. In addition, approximately 87% of the Company's pro forma combined 1996 revenues of $272 million were derived from new construction and renovation and approximately 13% were attributable to maintenance (including repair and replacement). Revenues from fixed price construction and renovation contracts are generally accounted for on a percentage-of-completion basis, using the cost-to-cost method. The cost-to-cost method measures the percentage completion of a contract based on total costs incurred to date compared to total estimated costs at completion. Maintenance revenues are recognized as the services are performed.

     Cost of services consists primarily of salaries and benefits of employees, subcontracted services, materials, parts and supplies, depreciation, fuel and other vehicle expenses and equipment rentals. The Company's gross margin, which is gross profit expressed as a percentage of revenues, depends on the relative proportions of costs related to labor and materials. On jobs in which a higher percentage of the cost of services consists of labor costs, the Company typically achieves higher gross margins than on jobs where materials represent more of the cost of services. Materials costs can be calculated with relatively more accuracy than labor costs, and the Company seeks to maintain higher margins on its labor-intensive projects to compensate for the potential variability of labor costs for these projects. Selling, general and administrative expenses consist primarily of compensation and related benefits for owners, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees. Certain owners and certain key employees of the Founding Companies have agreed to reductions in their compensation and related benefits totaling $6.0 million in fiscal 1996 in connection with the Acquisitions. Such reductions in salaries, bonuses and benefits have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations and are reflected in the terms of employment agreements with the Company.

     The Company believes that it will realize savings from (i) consolidation of insurance and bonding programs; (ii) reduction in other general and administrative expenses, such as training and advertising; (iii) the Company's ability to borrow at lower interest rates than most, if not all, of the Founding Companies; (iv) consolidation of operations in certain locations and (v) greater volume discounts from suppliers of materials, parts and supplies. Offsetting these savings will be costs related to the Company's new corporate management, being a public company and integrating the Acquisitions.

     In September 1997, the Company sold an aggregate of 1,396,602 shares of Common Stock to management and will record (for financial statement presentation purposes) a non-recurring, non-cash compensation charge of $12.7 million in September 1997 relating to such sale. This non-recurring compensation charge is not included in the Unaudited Pro Forma Combined Financial Statements.

     As a result of the Acquisitions, $114.3 million, representing the excess of the consideration paid over the fair value of the net assets to be acquired, will be recorded as goodwill on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the income statement over a 40-year period. The pro forma impact of this amortization expense, which is substantially non-deductible for tax purposes, is $2.9 million per year on an after-tax basis.

SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following supplemental unaudited pro forma combined financial information for the periods presented do not purport to present those of the combined Founding Companies in accordance with generally accepted accounting principles, but represent merely a summation of the revenues, cost of sales and gross profit of the individual Founding Companies on a historical basis and excludes the effects of the pro forma adjustments that are included in the Unaudited Pro Forma Combined Statements appearing elsewhere in this Prospectus. Selling, general and administrative expenses for periods prior to the Acquisitions reflect the effects of distributions to the owners of the Founding Companies. The data will not be comparable to, and may not be indicative of, the Company's post-combination results of operations because (i) the Founding Companies were not under common control or management and had different tax structures (generally, S corporations or partnerships) during the periods presented, (ii) the Company will use the purchase method to establish a new basis of accounting to record the Acquisitions, (iii) the Company will incur incremental costs for its corporate management and the costs of being a public company and (iv) the combined data do not reflect the potential benefits and cost savings the Company expects to realize when operating as a combined entity.

     The following table sets forth certain supplemental unaudited pro forma combined financial information for the periods indicated:

                                              FISCAL YEARS ENDED(A)                  NINE MONTHS
                                 ------------------------------------------------       ENDED
                                      1994             1995             1996        JUNE 30, 1997
                                 --------------   --------------   --------------   --------------
                                                          (IN THOUSANDS)
Revenues.......................  $181,205   100%  $211,626   100%  $272,236   100%  $226,210   100%
Cost of services...............   149,698    83    172,417    81    216,382    79    178,287    79
                                 --------   ---   --------   ---   --------   ---   --------   ---
  Gross profit.................    31,507    17     39,209    19     55,854    21     47,923    21
Selling, general and
  administrative expenses......    23,752    13     28,506    13     34,528    13     31,215    14
                                 --------   ---   --------   ---   --------   ---   --------   ---
  Income from operations.......  $  7,755     4%  $ 10,703     6%  $ 21,326     8%  $ 16,708     7%
                                 ========   ===   ========   ===   ========   ===   ========   ===

---------------

(a) The fiscal years and interim periods presented are the year ended December 31, for all Founding Companies, except for Pollock and Hatfield, for which the fiscal years presented are the years ended October 31, 1994, 1995 and 1996; Rodgers, for which the fiscal years presented are the years ended September 30, 1994, 1995 and 1996; and Summit, for which the fiscal years presented are the years ended March 31, 1995, 1996 and 1997.

  Pro Forma Combined Results for the year ended September 30, 1996, compared to the year ended September 30, 1995.

     Revenues increased approximately $60.6 million, or 29% from $211.6 million for the year ended September 30, 1995 to $272.2 million for the year ended September 30, 1996. The increase in combined revenues occurred primarily at Houston-Stafford, Mills and Bexar-Calhoun. Houston-Stafford's revenues increased $16.4 million, or 30% from 1995 to 1996, primarily due to an overall increase in market demand and new contractual arrangements for Houston-Stafford to be the sole or primary provider of electrical installation services for certain residential contractors. Mills' revenues increased $30.1 million, or 86% from 1995 to 1996, primarily due to the acquisition of Fort Worth Regional Electrical Systems, L.L.C. ("Regional Electric") in June 1996 (which represents approximately $5.2 million of 1996 revenues), an increase in market demand for large industrial construction contracts for manufacturing and distribution facilities in the greater Dallas area, and a 30% increase in maintenance and service revenues. Bexar-Calhoun's revenues increased $5.3 million, or 19% from 1995 to 1996, as certain personnel were reassigned to the growing markets around Laredo and New Braunfels, Texas, resulting in a $3.6 million increase in revenues in these two markets between 1995 and 1996. Of the remaining 12 Founding Companies, seven reported an increase in revenues, one reported relatively constant revenues and four recorded a decline in revenues between 1995 and 1996. The most significant decline in revenue of $2.0 million occurred at Ace, where an unusually high demand for design-and-build projects in Valdosta, Georgia in 1995 did not recur in 1996. The most significant increase in revenues among these other Founding Companies of $4.2 million or 43% occurred at Amber due to an increase in large commercial projects on shopping malls and grocery stores in central Florida.

     Gross profit increased $16.6 million, or 42% from $39.2 million for the year ended September 30, 1995, to $55.9 million for the year ended September 30, 1996. Gross margin increased to 21% in 1996 from 19% in 1995. The increase in combined gross profit occurred primarily due to increases in gross profit of $5.4 million or 74% at Houston-Stafford, $7.0 million or 89% at Mills, and $1.3 million or 18% at Bexar-Calhoun. Houston-Stafford's gross margin increased from 14% in 1995 to 18% in 1996, Mills' gross margin increased from 22% in 1995 to 23% in 1996, and Bexar-Calhoun's gross margin remained constant at 24% in 1995 and 1996. The increases in Houston-Stafford's gross profit and gross margin are primarily attributed to favorable pricing associated with increased demand and higher discounts on certain long-term material purchase commitments. Mills' gross profit and gross margin increases are primarily attributed to the acquisition of Regional Electric, increased demand for complex industrial contracts, and an increase in higher margin maintenance service revenues. Bexar-Calhoun's gross profit and gross margin increased as a result of its overall increase in business volume.

     Selling, general and administrative expenses increased 21% from $28.5 million in 1995 to $34.5 million in 1996. This increase occurred primarily due to increases in selling, general and administrative expenses of $1.8 million at Houston-Stafford and $2.9 million at Mills. The increase in Houston-Stafford's selling, general and administrative expenses was primarily attributed to the addition of infrastructure associated with its growth. Mills' increase in selling, general and administrative expenses was attributed to increased business volume, including that related to the acquisition of Regional Electric, and increases in discretionary bonus and savings plan distributions.

  Pro Forma Combined Results for the year ended September 30, 1995 compared to the year ended September 30, 1994.

     Revenues increased $30.4 million, or 17% from $181.2 million for the year ended September 30, 1994, to $211.6 million for the year ended September 30, 1995. The increase in combined revenues occurred primarily at Houston-Stafford, Mills and Bexar-Calhoun. Houston-Stafford's revenues increased $6.1 million, or 13% from 1994 to 1995, primarily due to an overall increase in demand and a new contract under which Houston-Stafford is the sole or primary provider of electrical installation services for a multifamily residential contractor. Mills' revenues increased $9.8 million, or 38% from 1994 to 1995, primarily due to increased demand for higher margin industrial contracting services and a 61% increase in maintenance and service revenues. Bexar-Calhoun's revenues increased $4.5 million, or 20% from 1994 to 1995, due to an increase in retail construction activity in San Antonio.

     Of the remaining 12 Founding Companies, seven reported an increase in revenues, two reported relatively constant revenues and three reported a decline in revenues between 1994 and 1995. The most significant decline in revenues of $1.3 million occurred at Hatfield, where an unusually large $2.0 million contract was completed in 1994 and no comparable contract was performed in 1995. The most significant increase in revenue among these other Founding Companies of $2.6 million occurred at Ace due to an unusually high demand for design-and-build commercial projects in 1995 as compared to 1994.

     Gross profit increased $8.0 million, or 26% from $31.2 million for the year ended September 30, 1994, to $39.2 million for the year ended September 30, 1995. Gross margin increased to 19% in 1995 from 17% in 1994. The increase in combined gross profit occurred primarily due to increases in gross profit of $1.6 million or 26% at Houston-Stafford, $3.3 million or 71% at Mills, and $1.5 million or 30% at Bexar-Calhoun. Houston-Stafford's gross margin increased from 12% in 1994 to 14% in 1995, Mills' gross margin increased from 18% in 1994 to 22% in 1995, and Bexar-Calhoun's gross margin increased from 22% in 1994 to 24% in 1995, respectively. The increase in Houston-Stafford's gross profit and gross margin are primarily attributed to favorable pricing related to increased demand. Mills' gross profit and gross margin increases are primarily attributed to increased market demand for complex industrial contracts, and an increase in higher margin maintenance and service revenues. Bexar-Calhoun's gross profit and gross margin increased as a result of higher margin retail construction contracts in San Antonio, Texas.

     Selling, general and administrative expenses increased 22% from $23.4 million in 1994 to $28.5 million in 1995. The increase in combined selling, general and administrative expenses occurred primarily due to increases in selling, general and administrative expenses of $0.7 million at Houston-Stafford, $1.3 million at Mills and $0.5 million at Bexar-Calhoun. The increase in Houston-Stafford's selling general and administrative expenses was attributed to the addition of infrastructure associated with its growth. Mills' increase in selling, general and administrative expenses was attributed to increased business volume and increases in discretionary bonus and savings plan distributions. Bexar-Calhoun's increase in selling, general and administrative expenses was attributed to the addition of infrastructure associated with Bexar-Calhoun's growth.

COMBINED LIQUIDITY AND CAPITAL RESOURCES

     Upon consummation of the Acquisitions and after applying the estimated net proceeds of the Offering as discussed under "Use of Proceeds," the Company will have $28.4 million of cash and cash equivalents, $50.3 million of working capital and no outstanding indebtedness other than debt relating to S Corporation Distributions and capital lease capital expenditures obligations totaling $11.7 million. The Founding Companies' historical indebtedness of $4.6 million is anticipated to be repaid from Offering proceeds.

     On a combined basis, the Founding Companies generated $17.0 million of cash from operating activities during 1996. Net cash used in investing activities was $3.4 million on a combined basis and was primarily used for capital expenditures. Net cash used in financing activities was $8.5 million on a combined basis and was primarily used for debt repayment and distributions.

     The Company is currently negotiating with a group of banks to obtain a credit facility which would be available upon the closing of the Offering. According to the proposed terms, the Company would have an unsecured revolving line of credit that may be used for general corporate purposes, including post-Offering acquisitions, capital expenditures and working capital. The ability of the Company to secure the credit facility is subject to negotiations with potential lenders as well as the satisfaction of certain conditions, including the execution of appropriate loan documentation. In the event the credit facility is not available after this Offering, the Company believes that sufficient alternative sources of financing will be available on reasonable terms to the Company.

     The Company anticipates that its cash flow from operations and proceeds from the Offering will provide sufficient cash to enable the Company to meet its working capital needs, debt service requirements and planned capital expenditures for property and equipment through 1998. On a combined basis, the Founding Companies made capital expenditures of $4.8 million in fiscal 1996.

     The Company intends to continue pursuing attractive acquisition opportunities. The timing, size or success of any acquisition effort and the associated potential capital commitments cannot be predicted. The Company expects to fund future acquisitions primarily with a portion of the net proceeds of the Offering, working capital, cash flow from operations and borrowings, including any unborrowed portion of the proposed credit facility, as well as issuances of additional equity.

     Due to the relatively low levels of inflation experienced in fiscal 1994, 1995 and 1996, inflation did not have a significant effect on the results of the combined Founding Companies in those fiscal years.

HOUSTON-STAFFORD RESULTS OF OPERATIONS

     Houston-Stafford was founded in 1973 and is headquartered in Stafford, Texas near Houston. It operates primarily in Texas, with other significant operations in Georgia, Virginia, Tennessee and Maryland.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                      ---------------------------------------------   -----------------------------
                                          1994            1995            1996            1996            1997
                                      -------------   -------------   -------------   -------------   -------------
                                                                     (IN THOUSANDS)
Revenues............................  $48,001   100%  $54,082   100%  $70,493   100%  $35,299   100%  $37,508   100%
Cost of services....................   42,163    88    46,712    86    57,662    82    29,162    83    30,098    80
                                      -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Gross profit......................    5,838    12     7,370    14    12,831    18     6,137    17     7,410    20
Selling, general and administrative
  expenses..........................    5,319    11     6,027    11     7,810    11     2,730     8     4,982    13
                                      -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Income from operations............  $   519     1%  $ 1,343     3%  $ 5,021     7%  $ 3,407     9%  $ 2,428     7%
                                      =======   ===   =======   ===   =======   ===   =======   ===   =======   ===

  Houston-Stafford results for the six months ended June 30, 1996 compared to six months ended
  June 30, 1997

     Revenues increased $2.3 million, or 6% from $35.2 million for the six months ended June 30, 1996 to $37.5 million for the six months ended June 30, 1997, primarily as a result of increased market demand and the acquisition of an electrical supply company effective in May 1997, offset by the effects of unusually rainy weather in Texas.

     Gross profit increased $1.3 million during the first six months of 1997 to $7.4 million, and gross margin increased to 20% in 1997 from 17% in 1996 as a result of favorable pricing related to the increase in demand and higher discounts on certain long-term material purchase commitments.

     Selling, general and administrative expenses increased 82% from $2.7 million to $5.0 million. The increase was attributable to an increase in bonuses for certain key employees and to a lesser degree higher insurance costs.

  Houston-Stafford results for the year ended December 31, 1996 compared to the year ended
  December 31, 1995

     Revenues increased $16.4 million, or 30% from $54.1 million for the year ended December 31, 1996, to $70.5 million for the year ended December 31, 1996, primarily due to an overall increase in market demand and new contracts under which Houston-Stafford is the sole or primary provider of electrical installation services for certain significant residential contractors.

     Gross profit increased $5.4 million, or 74% from $7.4 million for the year ended December 31, 1995 to $12.8 million for the year ended December 31, 1996. Gross margin increased from 14% to 18% over these periods. The increase in gross profit amounts and percentages is primarily attributed to favorable pricing related to the increase in market demand and higher discounts on certain long-term material purchase commitments.

     Selling, general and administrative expenses increased 30% from $6.0 million to $7.8 million. The increase was attributable to the addition of infrastructure necessary to support the company's growth and the establishment of a new merit bonus system. Selling, general, and administrative expenses as a percentage of revenues remained constant during 1996 when compared to 1995.

  Houston-Stafford results for the year ended December 31, 1995 compared to the year ended
  December 31, 1994

     Revenues increased $6.1 million, or 13% from $48.0 million for the year ended December 31, 1994, to $54.1 million for the year ended December 31, 1995, due to increased market demand and a new contract where the company is the sole or primary provider of electrical contracting services for a significant multi-family residential contractor.

     Gross profit increased $1.6 million, or 26% from $5.8 million for the year ended December 31, 1994 to $7.4 million for the year ended December 31, 1995. Gross margin increased from 12% to 14% over these periods due to favorable pricing partially offset by lower profits from government projects in 1995.

     Selling, general and administrative expenses increased 14% in 1995 when compared to 1994 as a result of the additional infrastructure necessary to support the company's growth. Selling, general and administrative expenses as a percentage of revenues remained constant during 1995 when compared to 1994.

HOUSTON-STAFFORD LIQUIDITY AND CAPITAL RESOURCES

     Houston-Stafford generated $1.0 million of net cash from operating activities for the six months ended June 30, 1997. Net cash used in investing activities was approximately $0.2 million, primarily for the purchase of fixed assets. Net cash provided by financing activities of $0.2 million resulted from advances on Houston-Stafford's line of credit. Houston-Stafford had a $3.1 million line of credit as of June 30, 1997 that expires in July 1998. At June 30, 1997, Houston-Stafford had $0.4 million outstanding under their line of credit.

     At June 30, 1997, Houston-Stafford had working capital of $4.3 million and total debt of $2.4 million.

     Houston-Stafford generated $2.7 million in net cash from operating activities for the year ended December 31, 1996. Net cash used in investing activities was approximately $0.6 million for the purchase of fixed assets. Net cash used in financing activities was $0.5 million for the year ended December 31, 1996 primarily as a result of the repayment of debt partially offset by additional borrowings.

     At December 31, 1996 Houston-Stafford had working capital of $5.2 million and total debt of $1.7 million.

MILLS RESULTS OF OPERATIONS

     Mills, headquartered in Dallas, Texas was founded in 1972 and operates primarily in the greater Dallas-Fort Worth area. Mills derives a significant portion of its revenues from higher margin design-and-build services and from data cabling and fire alarm systems.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                 YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                       ---------------------------------------------   -----------------------------
                           1994            1995            1996            1996            1997
                       -------------   -------------   -------------   -------------   -------------
                                                      (IN THOUSANDS)
Revenues.............  $25,544   100%  $35,250   100%  $65,439   100%  $27,902   100%  $35,613   100%
Cost of services.....   20,937    82    27,372    78    50,535    77    22,089    79    29,636    83
                       -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Gross profit.......    4,607    18     7,878    22    14,904    23     5,813    21     5,977    17
Selling, general and
  administrative
  expenses...........    3,391    13     4,741    13     7,643    12     2,236     8     3,355    10
                       -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Income from
     operations......  $ 1,216     5%  $ 3,137     9%  $ 7,261    11%  $ 3,577    13%  $ 2,622     7%
                       =======   ===   =======   ===   =======   ===   =======   ===   =======   ===

  Mills results for the six months ended June 30, 1996 compared to six months ended June 30, 1997

     Revenues increased $7.7 million, or 28% from $27.9 million for the six months ended June 30, 1996 to $35.6 million for the six months ended June 30, 1997, primarily as a result of the acquisition of Regional Electric, which specializes in commercial and industrial electrical contracting and fire alarm, data cabling and control system installation in the greater Fort Worth area.

     Gross profit remained relatively constant during the first six months of 1997. Gross margin decreased from 21% to 17% due to a decrease in demand for higher margin, complex industrial work offset by an increase in market demand for lower margin commercial work.

     Selling, general and administrative expenses increased 50% from $2.2 million to $3.4 million. The increase was attributable to additional personnel as a result of the acquisition of Regional Electric, and the addition of infrastructure associated with Mills' growth.

  Mills results for the year ended December 31, 1996 compared to the year ended December 31, 1995

     Revenues increased $30.1 million, or 86% from $35.3 million for the year ended December 31, 1995 to $65.4 million for the year ended December 31, 1996, primarily due to the acquisition of Regional Electric in June of 1996 (which represents approximately $5.2 million of 1996 revenues), an increase in market demand for large and complex industrial construction contracts for manufacturing and distribution facilities in the greater Dallas area for which only a select group of electrical contractors have the resources and expertise to bid and a 30% increase in maintenance and service revenues resulting from the Company's focus on increasing its maintenance and service revenues.

     Gross profit increased $7.0 million, or 89% from $7.9 million for the year ended December 31, 1995 to $14.9 million for the year ended December 31, 1996. Gross margin increased to 23% from 22% during this period due to an increase in higher margin maintenance and service work.

     Selling, general and administrative expenses increased 61% from $4.7 million to $7.6 million. The increase was attributable to increased business volume, including that related to the acquisition of operations of Regional Electric and increases in discretionary bonus and savings plan distributions.

  Mills results for the year ended December 31, 1995 compared to the year ended December 31, 1994

     Revenues increased $9.8 million, or 38% from $25.5 million for the year ended December 31, 1994 to $35.3 million for the year ended December 31, 1995, primarily due to increased market demand for higher margin new industrial contracting services and a 61% increase in maintenance and service revenues.

     Gross profit increased $3.3 million, or 71% from $4.6 million for the year ended December 31, 1994 to $7.9 million for the year ended December 31, 1995. Gross margin increased to 22% from 18% due to the increases in higher margin industrial contracting and maintenance service revenues.

     Selling, general and administrative expenses increased 40% from $3.4 million to $4.7 million. The increase was attributable to increased business volume and increases in discretionary bonus and savings plan distributions.

MILLS LIQUIDITY AND CAPITAL RESOURCES

     Mills used approximately $2.2 million of net cash for operating activities for the six months ended June 30, 1997, primarily for working capital. Net cash used in investing activities was approximately $0.7 million, primarily for the purchase of tools and equipment. At June 30, 1997, Mills had a $2.0 million revolving line of credit available that expires June 1, 1999. At June 30, 1997, there were no outstanding draws against this line of credit.

     At June 30, 1997, Mills had working capital of $7.4 million and total debt obligations of $0.5 million that relate to the acquisition of Regional Electric and certain capital leases.

     Mills generated $7.9 million in net cash from operating activities for the year ended December 31, 1996, as a result of the Company's increased profitability. Net cash used in investing activities was approximately $0.6 million, representing $0.9 million used for the purchase of property and equipment, partly offset by $0.3 million, net, in collection of loans. Net cash used in financing activities was $3.9 million for the year ended December 31, 1996, primarily for distribution of dividends to stockholders. At December 31, 1996, Mills had a $2.0 million revolving line of credit that was originally scheduled to expire June 1, 1997 and was extended to June 1, 1999. At December 31, 1996, there were no outstanding draws against this line of credit.

     At December 31, 1996, Mills had working capital of $5.5 million and total debt obligations of $0.6 million.

BEXAR-CALHOUN RESULTS OF OPERATIONS

     Bexar was founded in 1966 and operates primarily in the areas around the cities of San Antonio, New Braunfels and Laredo, Texas. Calhoun was founded in 1958 and operates in the counties around San Antonio.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                 YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                       ---------------------------------------------   -----------------------------
                           1994            1995            1996            1996            1997
                       -------------   -------------   -------------   -------------   -------------
                                                      (IN THOUSANDS)
Revenues.............  $23,168   100%  $27,730   100%  $33,023   100%  $16,680   100%  $16,311   100%
Cost of services.....   17,967    78    20,964    76    25,017    76    12,602    75    12,717    78
                       -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Gross profit.......    5,201    22     6,766    24     8,006    24     4,078    25     3,594    22
Selling, general and
  administrative
  expenses...........    3,091    13     3,637    13     3,686    11     1,816    11     1,859    11
                       -------   ---   -------   ---   -------   ---   -------   ---   -------   ---
  Income from
     operations......  $ 2,110     9%  $ 3,129    11%  $ 4,320    13%  $ 2,262    14%  $ 1,735    11%
                       =======   ===   =======   ===   =======   ===   =======   ===   =======   ===

  Bexar-Calhoun results for the six months ended June 30, 1996 compared to six months ended June 30, 1997

     Revenues decreased $0.4 million, or 2% from $16.7 million in 1996 to $16.3 million in 1997, primarily due to an increase in overall growth offset by the completion in 1996 of an unusually large electrical construction contract for a state university in Laredo, Texas.

     Gross profit decreased $0.5 million, or 12% from $4.1 million in 1996 to $3.6 million in 1997. Gross margin decreased from 25% in 1996 to 22% in 1997. The decrease in gross profit related to completion of the large state university contract in 1996 and gross margin declined due to a change in customer mix associated with a decrease in higher margin retail construction in San Antonio.

     Selling, general and administrative expenses remained relatively constant from 1996 to 1997.

  Bexar-Calhoun results for the year ended December 31, 1996 compared to the year ended
  December 31, 1995

     Revenues increased $5.3 million, or 19% from $27.7 million in 1995 to $33.0 million in 1996, primarily due to reassignment of certain personnel to Laredo and New Braunfels, Texas. Bexar-Calhoun realized a $3.6 million increase in revenues in these two markets between 1995 and 1996, in part from a large electrical construction contract for a university in Laredo, Texas.

     Gross profit increased $1.3 million, or 18% from $6.8 million in 1995 to $8.0 million in 1996. Gross margin remained stable over these periods. The increase in gross profit was attributed to higher revenues.

     Selling, general and administrative expenses did not significantly change from 1995 to 1996. Selling, general and administrative expenses declined as a percentage of revenue from 13% in 1995 to 11% in 1996.

  Bexar-Calhoun results for the year ended December 31, 1995 compared to the year ended
  December 31, 1994

     Revenues increased $4.5 million, or 20% from $23.2 million in 1994 to $27.7 million in 1995, primarily due to a significant increase in the volume of Bexar-Calhoun's retail construction business in the San Antonio, Texas market.

     Gross profit increased $1.5 million, or 30% from $5.2 million in 1994 to $6.7 million in 1995. Gross margin increased from 22% in 1994 to 24% in 1995. Gross profit increased due to the revenue increase, while gross margin increased due to higher margin retail construction.

     Selling, general and administrative expenses increased 18% from $3.1 million in 1994 to $3.6 million in 1995. The increase was attributable to the addition of infrastructure associated with Bexar-Calhoun's growth.

BEXAR-CALHOUN LIQUIDITY AND CAPITAL RESOURCES

     Bexar-Calhoun generated $2.2 million of net cash from operating activities for the six months ended June 30, 1997. Net cash used in investing activities was approximately $1.2 million, primarily for additions to property, plant, and equipment and loans to stockholders. Net cash used in financing activities of $0.8 million resulted from stockholder distributions net of debt repayments.

     At June 30, 1997, Bexar-Calhoun had working capital of $3.8 million and total debt of $1.4 million.

     Bexar-Calhoun generated $2.7 million in net cash from operating activities for the year ended December 31, 1996, primarily from net income offset by growth in working capital. Net cash used in investing activities was approximately $0.6 million for additions to property, plant, and equipment net of stockholder loan repayments. Net cash provided by financing activities was $2.8 million for the year ended December 31, 1996 primarily as a result of stockholder distributions net of debt repayments.

     At December 31, 1996 Bexar-Calhoun had working capital of $3.7 million and total debt of $1.0 million.

POLLOCK RESULTS OF OPERATIONS

     Pollock was founded in 1983 and is headquartered in Houston, Texas. Pollock has specialized expertise in design-and-build projects.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                YEARS ENDED OCTOBER 31,      EIGHT MONTHS ENDED JUNE 30,
                             -----------------------------   ----------------------------
                                 1995            1996            1996           1997
                             -------------   -------------   ------------   -------------
                                                    (IN THOUSANDS)
Revenues...................  $13,002   100%  $15,816   100%  $8,160   100%  $11,273   100%
Cost of services...........   10,602    82    13,534    86    7,242    89     9,480    84
                             -------   ---   -------   ---   ------   ---   -------   ---
  Gross profit.............    2,400    18     2,282    14      918    11     1,793    16
Selling, general and
  administrative
  expenses.................    2,149    16     2,463    15    1,536    19     1,817    16
                             -------   ---   -------   ---   ------   ---   -------   ---
  Income/(loss) from
     operations............  $   251     2%  $  (181)   (1)% $ (618)   (8)% $   (24)   --%
                             =======   ===   =======   ===   ======   ===   =======   ===

  Pollock results for the eight months ended June 30, 1996 compared to eight months ended June 30, 1997

     Revenues increased $3.1 million, or 38% from $8.2 million for the eight months ended June 30, 1996 to $11.3 million for the eight months ended June 30, 1997, primarily due to an increase in large commercial contracts, increased data cabling work and higher revenues for service and small project work.

     Gross profit increased $0.9 million, or 95% from $0.9 million for the eight months ended June 30, 1996 to $1.8 million for the eight months ended June 30, 1997. Gross margin increased to 16% from 11% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are primarily attributed to specific low margin or loss contracts in 1996 that did not recur in 1997.

     Selling, general and administrative expenses increased 18% from $1.5 million to $1.8 million due to the addition of certain strategic management personnel. As a percent of revenues, selling, general and administrative expenses actually decreased in 1997 over 1996 by 3%.

  Pollock results for the year ended October 31, 1996 compared to the year ended October 31, 1995

     Revenues increased $2.8 million, or 22% from $13.0 million for the year ended October 31, 1995, to $15.8 million for the year ended October 31, 1996, primarily due to an increase in commercial construction and the addition of data cabling services.

     Gross profit decreased $0.1 million, or 5% from $2.4 million for the year ended October 31, 1995 to $2.3 million for the year ended October 31, 1996. Gross margin decreased to 14% from 18% over these periods. These decreases were due to specific low margin or loss contracts in 1996.

     Selling, general and administrative expenses increased 15% from $2.1 million to $2.5 million. The increase was attributable to an increase in management staff necessary to support the company's growth strategy, including the addition of data cabling expertise.

POLLOCK LIQUIDITY AND CAPITAL RESOURCES

     Pollock used $0.3 million of net cash for operating activities for the eight months ended June 30, 1997. Net cash used in investing activities was approximately $.1 million, primarily for increases in the leasing of capital assets. Net cash provided by financing activities of $.2 million resulted from additional short-term line of credit borrowings.

     At June 30, 1997, Pollock had working capital of $0.3 million and total debt of $1.7 million.

     Pollock used $0.7 million in net cash from operating activities for the year ended October 31, 1996, primarily to fund working capital requirements. Net cash used in investing activities was approximately $0.2 million for additions to property and equipment. Net cash provided by financing activities was $0.7 million for the year ended October 31, 1996 primarily as a result of short-term line of credit borrowings.

     At October 31, 1996 Pollock had working capital of $0.5 million and total debt of $1.5 million.

DANIEL RESULTS OF OPERATIONS

     Daniel Electrical Contractors, Inc. was founded in 1986, is headquartered in Miami, Florida, and operates primarily in South Florida. Daniel Electrical of Treasure Coast Inc. was founded in 1995 and is headquartered in Vero Beach. In addition to commercial and industrial contracting, Daniel services high-end residential construction and repairs on a time-and-material basis, from both its Miami and Vero Beach, Florida locations.

     The following table sets forth selected statement of operations data and such data as a percentage of revenues for the periods indicated:

                               YEARS ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                             -----------------------------   ---------------------------
                                 1995            1996            1996           1997
                             -------------   -------------   ------------   ------------
                                                   (IN THOUSANDS)
Revenues...................  $12,049   100%  $12,585   100%  $5,134   100%  $9,259   100%
Cost of services...........   11,725    97     9,713    77    3,979    78    6,294    68
                             -------   ---   -------   ---   ------   ---   ------   ---
  Gross profit.............      324     3     2,872    23    1,155    22    2,965    32
Selling, general and
  administrative
  expenses.................    1,502    13     1,884    15      874    17    1,267    14
                             -------   ---   -------   ---   ------   ---   ------   ---
  Income/(loss) from
     operations............  $(1,178)  (10)% $   988     8%  $  281     5%  $1,698    18%
                             =======   ===   =======   ===   ======   ===   ======   ===

  Daniel results for the six months ended June 30, 1996 compared to six months ended June 30, 1997

     Revenues increased $4.2 million, or 80% from $5.1 million for the six months ended June 30, 1996 to $9.3 million for the six months ended June 30, 1997, primarily due to favorable pricing for negotiated contracts in process during the six months ended June 30, 1997.

     Gross profit increased $1.8 million, or 157%, from $1.2 million for the six months ended June 30, 1996 to $3.0 million for the six months ended June 30, 1997. Gross margin increased from 22% to 32%, primarily due to increased labor efficiencies and an increase in higher margin high-rise residential contracts.

     Selling, general and administrative expenses increased $0.4 million, or 45%, from $0.9 million for the six months ended June 30, 1996 to $1.3 million for the six months ended June 30, 1997, primarily due to increases in office salaries associated with increased revenues. As a percentage of revenues, selling, general and administrative expenses decreased from 17% to 14%.

  Daniel results for the year ended December 31, 1996 compared to the year ended December 31, 1995

     Revenues increased $0.6 million, or 4%, from $12.0 million for the year ended December 31, 1995 to $12.6 million for the year ended December 31, 1996, primarily due to increased revenues from negotiated contracts in process during the year ended December 31, 1996.

     Gross profit increased $2.6 million, or 786%, from $0.3 million for the year ended December 31, 1995 to $2.9 million for the year ended December 31, 1996. Gross margin increased from 3% to 23%, as a result of cost overruns incurred in 1995 on certain projects and an increase in labor efficiencies and an increase in higher margin high-rise residential contracts.

     Selling, general and administrative expenses increased $0.4 million, or 25% from $1.5 million for the year ended December 31, 1995 to $1.9 million for the year ended December 31, 1996, as a result of the increase in revenues.

DANIEL LIQUIDITY AND CAPITAL RESOURCES

     Daniel generated $0.6 million in net cash from operating activities for the six months ended June 30, 1997, primarily due to an increase in accounts receivable and accounts payable, both of which represented offsets to net income generated during the period. Net cash used in investing activities was approximately $0.3 million, principally for capital expenditures. Net cash used in financing activities was approximately $0.4 million, principally for shareholder distributions net of long-term borrowings.

     Working capital as of June 30, 1997 was $3.7 million, and total debt outstanding was $0.6 million, of which $0.5 million was owed to a shareholder.

     Daniel generated $1.2 million in net cash from operating activities for the year ended December 31, 1996, primarily due to an increase in collections of deposits and billings on contracts in progress. Net cash used in investing activities was approximately $0.5 million, principally for capital expenditures and increases in mutual fund investments. Net cash used in financing activities was approximately $0.4 million, principally for debt repayments.

     Working capital as of December 31, 1996 was $2.4 million, and total debt outstanding was $0.5 million, of which $0.5 million was owed to a shareholder.

MUTH RESULTS OF OPERATIONS

     Muth was founded in 1970 and has 7 offices located in South Dakota, including its headquarters in Mitchell. Muth also from time to time operates in Wyoming, Montana, Nebraska and Minnesota.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                   YEARS ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                        -----------------------------------------------    ----------------------------
                            1994             1995             1996             1996            1997
                        -------------    -------------    -------------    ------------    ------------
                                                        (IN THOUSANDS)
Revenues..............  $13,466   100%   $16,012   100%   $16,830   100%   $8,065   100%   $8,308   100%
Cost of services......    9,805    73     12,189    76     12,834    76     6,134    76     6,660    80
                        -------   ---    -------   ---    -------   ---    ------   ---    ------   ---
  Gross profit........    3,661    27      3,823    24      3,996    24     1,931    24     1,648    20
Selling, general and
  administrative
  expenses............    2,678    20      2,923    18      2,957    18     1,455    18     1,567    19
                        -------   ---    -------   ---    -------   ---    ------   ---    ------   ---
  Income from
     operations.......  $   983     7%   $   900     6%   $ 1,039     6%   $  476     6%   $   81     1%
                        =======   ===    =======   ===    =======   ===    ======   ===    ======   ===

  Muth results for the six months ended June 30, 1996 compared to six months ended June 30, 1997

     Revenues increased $0.2 million, or 3% from $8.1 million for the six months ended June 30, 1996 to $8.3 million for the six months ended June 30, 1997, due to a significant increase in market demand that was offset by work delays caused by the harsh winter, which lasted from November 1996 through early April 1997.

     Gross profit decreased $0.3 million, or 15% from $1.9 million for the six months ended June 30, 1996 to $1.6 million for the six months ended June 30, 1997. Gross margin decreased to 20% from 24% over these periods. The decreases in the gross profit and gross margin are solely attributed to the harsh winter and related work delays in early 1997.

     Selling, general and administrative expenses increased 8% from $1.5 million to $1.6 million. The increase was attributable to the increase in market demand and related infrastructure costs.

  Muth results for the year ended December 31, 1996 compared to the year ended December 31, 1995

     Revenues increased $.8 million, or 5% from $16 million for the year ended December 31, 1995 to $16.8 million for the year ended December 31, 1996, due to increased market demands for electrical contracting services, slightly offset by delays caused by the harsh winter, which started in November 1996 and continued through early April 1997.

     Gross profit increased $.2 million, or 5% from $3.8 million for the year ended December 31, 1995 to $4.0 million for the year ended December 31, 1996. There was no significant change in gross margin. The gross profit and gross margin increases in 1996 when compared to 1995 were attributed to increased margin on service work in 1996 and increased revenues.

     Selling, general and administrative expenses remained constant over these periods.

  Muth results for the year ended December 31, 1995 compared to the year ended December 31, 1994

     Revenues increased $2.5 million, or 19% from $13.5 million for the year ended December 31, 1994 to $16 million for the year ended December 31, 1995, primarily due to increased overall demand.

     Gross profit increased $0.1 million from $3.7 million for the year ended December 31, 1994, to $3.8 million for the year ended December 31, 1995. Gross margin decreased to 24% from 27% over these periods due to a lower and more normal mix of higher margin design-and-build projects in 1995.

     Selling, general and administrative expenses increased 9% from $2.7 million to $2.9 million. The increase was due to an increase in administrative salaries attributable to the additional infrastructure associated with Muth's growth.

MUTH LIQUIDITY AND CAPITAL RESOURCES

     Muth generated $.04 million of net cash from operating activities for the six months ended June 30, 1997. Net cash used in investing activities was approximately $0.4 million, primarily for additions to property and equipment. Net cash used in financing activities of $0.4 million primarily related to distributions to stockholders.

     At June 30, 1997, Muth had working capital of $1.8 million and total debt of $0.4 million. Muth currently has no long-term debt. Cash requirements increased in 1996 as a result of a higher proportion of government contracts, which typically have payment periods of 45 to 60 days rather than the 20-day period typical for private contracts.

     Muth generated $0.5 million in net cash from operating activities for the year ended December 31, 1996, primarily from earnings net of investments in working capital. Net cash used in investing activities was approximately $0.4 million for additions to property and equipment. Net cash used by financing activities was $0.1 million for the year ended December 31, 1996 primarily as a result of stockholder distributions in excess of borrowings.

     At December 31, 1996 Muth had working capital of $1.9 million and total debt of $0.5 million.

AMBER RESULTS OF OPERATIONS

     Amber was founded in 1979 and operates from its base near Orlando, Florida. Amber's revenues in fiscal 1996 were primarily from commercial and industrial contracting.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                               YEARS ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                             -----------------------------    ----------------------------
                                 1995            1996             1996            1997
                             ------------    -------------    ------------    ------------
                                                    (IN THOUSANDS)
Revenues...................  $9,728   100%   $13,878   100%   $6,881   100%   $7,910   100%
Cost of services...........   8,635    89     12,215    88     5,564    81     5,765    73
                             ------   ---    -------   ---    ------   ---    ------   ---
  Gross profit.............  $1,093    11%   $ 1,663    12%   $1,317    19%   $2,145    27%
Selling, general and
  administrative
  expenses.................     957    10      1,160     8       889    13       946    12
                             ------   ---    -------   ---    ------   ---    ------   ---
  Income from operations...  $  136     1%   $   503     4%   $  428     6%   $1,199    15%
                             ======   ===    =======   ===    ======   ===    ======   ===

  Amber results for the six months ended June 30, 1996 compared to six months ended June 30, 1997

     Revenues increased $1.0 million, or 15% from $6.9 million for the six months ended June 30, 1996 to $7.9 million for the six months ended June 30, 1997, primarily from three larger than average retail construction contracts in 1997.

     Gross profit increased $0.8 million, or 63% from $1.3 million in 1996 to $2.1 million in 1997. Gross margin increased 8% over these periods. The improvement in gross margin was attributed to an increase in the number of commercial contracts with higher gross margins recognized.

     Selling, general and administrative expenses remained relatively constant for the six months ended June 30, 1996 compared to the six months ended June 30, 1997.

  Amber results for the year ended December 31, 1996 compared to the year ended December 31, 1995

     Revenues increased $4.2 million, or 43% from $9.7 million in 1995 to $13.9 million in 1996, primarily due to increased commercial construction of shopping malls and grocery stores in central Florida.

     Gross profit increased $0.6 million, or 52% from $1.1 million in 1995 to $1.7 million in 1996. Gross margin remained stable over these periods.

     Selling, general and administrative expenses increased 21% from $1.0 million in 1995 to $1.2 million in 1996. The increase was attributable to increased management salaries associated with increased revenues.

AMBER LIQUIDITY AND CAPITAL RESOURCES

     Amber generated $0.4 million of net cash for operating activities for the six months ended June 30, 1997. Net cash used in investing activities was approximately $0.2 million, primarily for additions of property and equipment. Net cash used in financing activities was not significant.

     At June 30, 1997, Amber had working capital of $1.2 million and total debt of $0.7 million.

     Amber generated $0.7 million in net cash from operating activities for the year ended December 31, 1996, primarily for earnings and reductions in working capital. Net cash used in investing activities was approximately $0.2 million for additions of property and equipment. Net cash provided by financing activities was not significant.

     At December 31, 1996, Amber had working capital of $0.6 million and total debt of $0.7 million.

SUMMIT RESULTS OF OPERATIONS

     Summit was founded in 1987 and is located in Houston, Texas. Summit's revenues in its fiscal year ended March 31, 1997 were primarily from commercial and industrial contracting. Summit has specialized expertise in data cable installation.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                            YEAR ENDED
                                             MARCH 31,      THREE MONTHS ENDED JUNE 30,
                                           -------------    ----------------------------
                                               1997             1996            1997
                                           -------------    ------------    ------------
                                                          (IN THOUSANDS)
Revenues.................................  $10,565   100%   $3,136   100%   $3,043   100%
Cost of services.........................    9,157    87     2,637    84     2,605    86
                                           -------   ---    ------   ---    ------   ---
  Gross profit...........................  $ 1,408    13%   $  499    16%   $  438    14%
Selling, general and administrative
  expenses...............................    1,340    13       330    11       399    13
                                           -------   ---    ------   ---    ------   ---
  Income from operations.................  $    68     1%   $  169     5%   $   39     1%
                                           =======   ===    ======   ===    ======   ===

  Summit results for the three months ended June 30, 1996 compared to three months ended June 30, 1997

     Revenues decreased $0.1 million, or 3% from $3.1 million for the three months ended June 30, 1996 to $3.0 million for the three months ended June 30, 1997, primarily due to restrictions in growth of maintenance and repairs revenue attributed to a shortage in qualified electricians.

     Gross profit decreased $0.1 million, or 12% from $0.5 million for the three months ended June 30, 1996 to $0.4 million for the three months ended June 30, 1997. Gross margin decreased from 16% to 14% from 1996 to 1997. The decrease in gross profit was primarily attributed to the write-off of a receivable from a contractor which went bankrupt.

     Selling, general and administrative expenses increased 21% from $0.3 million to $0.4 million. The increase was attributable to management bonuses, higher insurance and business promotional expenses.

SUMMIT LIQUIDITY AND CAPITAL RESOURCES

     Summit used $0.2 million of net cash for operating activities for the three months ended June 30, 1997. Net cash provided by financing activities of $0.1 million resulted from long-term borrowings.

     At June 30, 1997, Summit had working capital of $0.6 million and total debt of $0.1 million.

     Summit generated near break-even levels of net cash from operating activities for the year ended March 31, 1997. Net cash used in investing activities was approximately $0.2 million primarily for the purchase of service trucks. Net cash provided by financing activities was $0.2 million for the year ended March 31, 1997 primarily as a result of long-term borrowings.

     At March 31, 1997 Summit had working capital of $0.9 million and total debt of $0.1 million.

HAYMAKER RESULTS OF OPERATIONS

     Haymaker was founded in 1981, is headquartered in Birmingham, Alabama, and operates in Alabama, northwest Florida and North Carolina. Haymaker's revenues in fiscal 1996 were primarily from commercial and industrial contracting services.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                             YEAR ENDED      SIX MONTHS ENDED JUNE 30,
                                            DECEMBER 31,    ----------------------------
                                                1996            1996            1997
                                            ------------    ------------    ------------
                                                           (IN THOUSANDS)
Revenues..................................  $7,560   100%   $3,187   100%   $5,841   100%
Cost of services..........................   6,412    85     2,824    89     5,052    86
                                            ------   ---    ------   ---    ------   ---
  Gross profit............................   1,148    15       363    11       789    14
Selling, general and administrative
  expenses................................     713     9       258     8       548     9
                                            ------   ---    ------   ---    ------   ---
  Income from operations..................  $  435     6%   $  105     3%   $  241     5%
                                            ======   ===    ======   ===    ======   ===

  Haymaker results for the six months ended June 30, 1996 compared to six months ended June 30, 1997

     Revenues increased $2.6 million, or 83% from $3.2 million for the six months ended June 30, 1996, to $5.8 million for the six months ended June 30, 1997, primarily due to a large hospital contract and an overall increase in construction activity in Birmingham, Alabama.

     Gross profit increased $0.4 million, or 117% from $0.4 million for the six months ended June 30, 1996 to $0.8 million for the same period in 1997. Gross margin increased to 14% in 1997 from 11% in 1996 over these periods. The increase in gross profit and gross margin was attributed to higher demand and lower than expected costs and certain fixed price contracts.

     Selling, general and administrative expenses increased 112% from $0.3 million for the six months ended June 30, 1996, to $0.5 million for the six months ended June 30, 1997. The increase was attributable to higher bonus distributions under the company's incentive compensation plan.

HAYMAKER LIQUIDITY AND CAPITAL RESOURCES

     Haymaker used $0.2 million of net cash for operating activities for the six months ended June 30, 1997. Net cash provided by financing activities of $0.2 million resulted from short-term borrowings.

     At June 30, 1997, Haymaker had working capital of $1.0 million and total debt of $0.2 million.

     Haymaker generated $0.1 million in net cash from operating activities for the year ended December 31, 1996, primarily from earnings net of investments in working capital. Net cash used by financing activities was $0.2 million for the year ended December 31, 1996 primarily as a result of distributions to partners.

     At December 31, 1996 Haymaker had working capital of $0.7 million and no debt.

THURMAN & O'CONNELL RESULTS OF OPERATIONS

     Thurman & O'Connell was founded in 1988. It is headquartered in Louisville, Kentucky, and operates primarily in Louisville and the surrounding areas. Thurman & O'Connell's revenues in fiscal 1996 were primarily from commercial and industrial contracting, with an emphasis on institutional and commercial properties.

     The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                YEARS ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                              ----------------------------    ----------------------------
                                  1995            1996            1996            1997
                              ------------    ------------    ------------    ------------
                                                     (IN THOUSANDS)
Revenues....................  $4,729   100%   $4,551   100%   $2,842   100%   $2,254   100%
Cost of services............   3,309    70     3,059    67     1,973    70     1,073    48
                              ------   ---    ------   ---    ------   ---    ------   ---
  Gross profit..............   1,420    30     1,492    33       869    30     1,181    52
Selling, general and
  administrative expenses...     512    11       503    11       239     8       271    12
                              ------   ---    ------   ---    ------   ---    ------   ---
  Income from operations....  $  908    19%   $  989    22%   $  630    22%   $  910    40%
                              ======   ===    ======   ===    ======   ===    ======   ===

  Thurman & O'Connell results for the six months ended June 30, 1996 compared to six months ended June 30, 1997

     Revenues decreased $0.5 million, or 21% from $2.8 million in 1996 to $2.3 million in 1997, primarily due to the completion of a large multi-year hospital project in 1996.

     Gross profit increased $0.3 million, or 36% from $0.9 million in 1996 to $1.2 million in 1997 primarily due to favorable pricing on certain over budget projects on which the company shares in the cost savings its provides to its customers. Gross margin increased from 30% in 1996 to 52% in 1997 due to a large multi-year lower profit margin hospital project which was completed in 1996.

     Selling, general and administrative expenses did not change significantly
between 1997 and 1996.   Thurman & O'Connell results for the year ended December
                         31, 1996 compared to the year ended December 31, 1995

     Revenues decreased $0.1 million, or 4% from $4.7 million in 1995 to $4.6 million in 1996, primarily due to the completion of a large multi-year hospital project in 1996.

     Gross profit increased $0.1 million or 5% from $1.4 million in 1995 to $1.5 million in 1996. Gross margin increased 3% from 30% in 1995 to 33% in 1996.

     Selling, general and administrative expenses remained relatively constant between 1995 and 1996. THURMAN & O'CONNELL LIQUIDITY AND CAPITAL RESOURCES

     Thurman & O'Connell generated $0.8 million of net cash for operating activities for the six months ended June 30, 1997. Net cash used by financing activities of $0.8 million resulted from distributions to stockholders.

     At June 30, 1997, Thurman & O'Connell had working capital of $1.4 million and total debt of $0.1 million.

     Thurman & O'Connell generated $1.3 million in net cash from operating activities for the year ended December 31, 1996, primarily from earnings net of investments in working capital. Net cash used by financing activities was $0.6 million for the year ended December 31, 1996 primarily as a result of distributions to stockholders and payments on debt.

     At December 31, 1996 Thurman & O'Connell had working capital of $1.3 million and total debt of $0.1 million.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The Company's results of operations from residential construction are seasonal, depending on weather trends, with typically higher revenues generated during the spring and summer and lower revenues during the fall and winter. The commercial and industrial aspect of the Company's business is less subject to seasonal trends, as this work is performed inside structures protected from the weather. The Company's service business is not affected by seasonality. In addition, the construction industry has historically been highly cyclical. The Company's volume of business may be adversely affected by declines in construction projects resulting from adverse regional or national economic conditions. Quarterly results may also be materially affected by the timing of acquisitions and the timing and magnitude of acquisition assimilation costs. Accordingly, operating results for any fiscal period are not necessarily indicative of results that may be achieved for any subsequent fiscal period.

                                    BUSINESS

     IES was founded in June 1997 to create a leading national provider of electrical contracting and maintenance services to the commercial, industrial and residential markets. Concurrently with the closing of the Offering, IES will acquire 15 electrical contracting and maintenance service companies and a related supply company with pro forma combined 1996 revenues of $272 million, making it one of the largest providers of electrical contracting and maintenance services in the United States. Of such 1996 pro forma revenues, approximately 62% was derived from commercial and industrial work, approximately 25% was derived from residential work and approximately 13% was derived from electrical maintenance work. Combined revenues of the Founding Companies, which have been in business an average of 18 years, increased at an average compound annual growth rate of approximately 23% from 1994 through 1996.

     The Company offers a broad range of electrical contracting services, including design and installation for both new and renovation projects in the commercial, industrial and residential markets. The Company also offers long-term and per-call maintenance services, which provide recurring revenues that are relatively independent of levels of construction activity. Typically, the Founding Companies specialize in either commercial and industrial or residential work, although a few of the Founding Companies have both commercial and industrial and residential operations.

     In certain markets the Company offers design-and-build expertise and specialized services, which typically require specific skills and equipment and provide higher margins than general electrical contracting and maintenance services. In a design-and-build project, the electrical contractor applies in-house electrical engineering expertise to design the most cost-effective electrical system for a given structure, local code requirements and purpose. Specialized services offered by the Company include installations of wiring or cabling for the following: data cabling for computer networks; fiber optic cable systems; telecommunications systems; energy management systems which control the amount of power used in facilities; fire alarm and security systems; cellular phone transmission sites; "smart houses" that integrate computer, energy management, security, safety, comfort and telecommunication systems; lightning protection systems; clean rooms for fabrication of microprocessors and similar devices; computer rooms; back-up electrical systems and uninterruptible power supplies; high voltage transmission distribution and traffic signal systems.

INDUSTRY OVERVIEW

     General. Virtually all construction and renovation in the United States generates demand for electrical contracting services. Depending upon the exact scope of work, electrical work generally accounts for approximately 8% to 12% of the total construction cost of the Company's commercial and industrial projects and 5% to 10% of the total construction cost of the Company's residential projects. In recent years, the Founding Companies have experienced a growing demand for electrical contracting services per project due to increased electrical code requirements, demand for additional electrical capacity, including increased capacity for computer systems, additional data cabling requirements and the construction of smart houses with integrated systems.

     The overall electrical contracting industry, including commercial, industrial and residential markets, was estimated by the U.S. Census to have generated annual revenues in excess of $40 billion in 1992, the most recent available U.S. Census data. Based on this Census data, the electrical contracting industry is highly fragmented with more than 54,000 companies, most of which are small, owner-operated businesses, performing various types of electrical work. The Company believes there are significant opportunities for a well-capitalized national company to provide comprehensive electrical contracting and maintenance services and that the fragmented nature of the electrical contracting industry will provide significant opportunities to consolidate commercial and industrial and residential electrical contracting and maintenance businesses.

     Commercial and Industrial Market. Commercial and industrial consumers of electrical contracting and maintenance services include a broad range of customers, including general contractors; developers; consulting engineers; architects; owners and managers of large retail establishments, office buildings, apartments and condominiums; theaters and restaurants; hotels and casinos; manufacturing and processing facilities; arenas and convention centers; hospitals; school districts; military and other government agencies; airports; prisons and car lots. High-rise residential projects are viewed as commercial rather than residential projects because the electrical wiring methods and field skills require similar techniques. Commercial and industrial electrical construction is most often performed by a subcontractor for a general contractor, although an electrical contractor may also perform services directly as a prime contractor. Generally, contracts are obtained through a competitive bid process or on negotiated terms through ongoing customer relationships.

     Typically, electrical contracting services for the industrial and commercial market involve wiring a structure to specifications set by the customer, increasingly with design-and-build engineering expertise provided by the electrical contractor. The normal commercial or industrial job is wired through pipe or conduit, which is installed through metal or concrete structures. Some commercial and industrial contractors prefabricate certain components offsite, at the contractor's office or at the facilities of a subcontractor or manufacturer, and these items are transported to the job site ready to be installed.

     Over the past three years, the Founding Companies' revenues from electrical contracting for commercial and industrial customers have grown at an average compound annual rate of approximately 24% per year. The Company believes that growth in the commercial and industrial market reflects a number of factors, including (i) levels of construction and renovation activity; (ii) regulations imposed by electric codes, which establish minimum power and wiring requirements; (iii) safety codes mandating additional installation of smoke detectors and the use of ground fault circuit protection devices in more locations; (iv) revised national energy standards that dictate the use of more energy-efficient lighting fixtures and other equipment; (v) continuing demand to build out lease spaces in office buildings and to reconfigure space for new tenants; (vi) increases in use of electrical power, creating needs for increased capacity and outlets, as well as data cabling and fiber optics and (vii) requirements of building owners and developers to facilitate marketing their properties to tenants and buyers by installing electrical capacity in excess of minimum code requirements.

     Residential Market. The residential market consists primarily of electrical installations in new single family and low-rise multifamily residence construction. The typical residential electrical wiring job is done with plastic-jacketed wiring installed through wood studs. As in the commercial and industrial market, the opportunities for design-and-build projects have grown recently for residential contractors. The residential market, with its repetitive floor plans, lends itself to prefabrication techniques. The use of prefabricated components increases productivity by reducing construction time, labor costs and skill requirements. The residential market is primarily dependent on the number of single family and multifamily home starts, which are in turn affected by interest rates, tax considerations and general economic conditions. Competitive factors particularly important in the residential market include a contractor's ability to build relationships with customers such as large homebuilders and apartment developers by providing services in diverse geographic markets as construction activity shifts to new locations. The Founding Companies' residential electrical contracting revenues have grown at an average compound annual rate of approximately 22% over the past three years.

     Residential electrical contractors with specialized expertise and the necessary licenses are in a position to meet market demand for increasingly complex residential electrical systems. For example, some newly constructed homes have been designed as smart houses with integrated computer-controlled systems wired in during construction. In addition, more stringent building and fire codes have resulted in more complex wiring requirements for smoke detectors and alarms.

STRATEGY

     The Company believes that its size, geographical diversity of operations, industry relationships, expertise in specialized markets, number of licensed electricians and access to design technology give the Company significant competitive advantages in the electrical contracting and maintenance services industry. Through increased size, the Company believes it will have greater ability to compete for larger jobs that require greater technical expertise, personnel availability and bonding capacity, to more effectively allocate and share resources in serving customers in each of its markets and to attract, train and retain qualified electricians. The Company also believes that increased size will provide increased efficiency in materials purchasing, computer system development, employee benefits, bonding, insurance and financing. The Company believes that the diversity of its operations will diminish the effects of regional and market downturns, offer opportunities to pursue growth in its existing markets and create a base of expertise to expand into new markets and serve new customers.

     The Company plans to leverage its experienced management and extensive relationships within the electrical contracting industry to increase its revenues and reduce its cost infrastructure through internal growth as well as the acquisition of additional electrical contracting businesses. The Company's management includes a Chief Executive Officer and two Chief Operating Officers, each with 25 years or more of experience in the electrical contracting industry. The Company has extensive business relationships within the industry, in part through Founding Companies that are members of the IEC. The IEC is the second largest electrical trade organization in the U.S. and has nearly 3,000 contracting firms as members. The Company's Chief Executive Officer is a past president of the IEC, and two founders are members of the executive committee of the IEC. The IEC sponsors forum groups, which are discussion groups of members of the IEC that foster the sharing of best business practices. The Founding Companies are members of the IEC and other trade organizations, and the Company intends to expand the practice of sharing best practices among the Founding Companies and with future acquisitions.

     The Company's goal is to become a leading national provider of electrical services by improving its operations, expanding its business and markets through internal growth and pursuing an aggressive acquisition strategy.

     Operating Strategy. The Company believes there are significant opportunities to increase revenues and profitability of the Founding Companies and subsequently acquired businesses. The key elements of the Company's operating strategy are:

          Share Information, Technical Capabilities and Best Practices. The Company believes it will be able to expand the services it offers in its local markets by leveraging the specialized technical and marketing strengths of individual Founding Companies. The Company will identify and share best practices that can be successfully implemented throughout its operations. The Company intends to use the computer-aided-design technology and expertise of certain of the Founding Companies to bid for more design-and-build projects and to assist customers in value engineering and creating project documents. The Company believes that its increased size, capital and workforce will permit it to pursue projects that require greater design and performance capabilities and the ability to meet accelerated timetables.

          Expand Scope of Maintenance and Specialized Services. The Company intends to further develop its long-term and per call maintenance service operations, which generally realize higher gross margins and provide recurring revenues that are relatively independent of levels of construction activity. The Company also believes that certain specialized businesses currently offered by only a few of the Founding Companies can be expanded throughout the Company and in some cases can provide higher margins. Through sharing of expertise and specialized licenses and the ability to demonstrate a safety record in specialized markets served by the Founding Companies, the Company intends to expand its presence and profitability in markets where it previously relied on subcontractors.

          Establish National Market Coverage. The Company believes that the growth of many of the Founding Companies has been restricted due to the geographic limitations of existing operations and that the Company's broad geographic coverage will increase internal growth opportunities. The Company intends to leverage its geographic diversity to bid for additional business from existing customers that operate on a regional and national basis, such as developers, contractors, homebuilders and owners of national chains. The Company believes that significant demand exists from such companies to utilize the services of a single electrical contracting and maintenance service provider and existing local and regional relationships can be expanded as the Company develops a nationwide network.

          Operate on Decentralized Basis. The Company believes that, while maintaining strong operating and financial controls, a decentralized operating structure will retain the entrepreneurial spirit present in each of the Founding Companies. The Company also will be structured to allow it to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each

     Founding Company, as well as companies that may be acquired in the future. By maintaining a local and regional focus in each of its markets, the Company believes it will be able to build relationships with general contractors and other customers, address design preferences and code requirements, respond quickly to customer demands for higher-margin renovation and upgrade projects and adjust to local conditions.

          Attract and Retain Quality Employees. The Company believes that the ability to attract and retain qualified electricians is a critical competitive factor and that the Acquisitions and the Offering will provide competitive advantages in this regard. The Company intends to attract and develop skilled employees by extending active recruiting and training programs, offering stock-based compensation for key employees, and offering expanded career paths and more stable income through the larger public company. The Company believes that this ability will allow it to increase efficiency and pursue additional customer relationships.

          Achieve Operating Efficiencies. Certain administrative functions will be centralized following the Offering. In addition, by combining overlapping operations of certain of the Founding Companies, the Company expects to realize savings in overhead and other expenses. The Company intends to use its increased purchasing power to gain volume discounts in areas such as electrical materials, vehicles, advertising, bonding, employee benefits and insurance. The Company will seek to realize cost savings and other benefits by the sharing of purchasing, pricing, bidding and other business practices and the sharing of licenses. The Company intends to further develop and extend the use of computer systems to facilitate communication among the Founding Companies. At some locations, the larger combined workforce will provide additional staffing flexibility.

     Acquisition Strategy. The Company believes that, due to the highly fragmented nature of the electrical contracting and maintenance services industry, it has significant opportunities to pursue its acquisition strategy. The Company intends to focus on acquiring companies with management philosophies based on both an entrepreneurial attitude as well as a willingness to learn and share improved business practices through open communications. The Company believes that many electrical contracting and service businesses that lack the capital necessary to expand operations will become acquisition candidates. For these acquisition candidates, the Company will provide (i) information on best practices, (ii) expertise in expanding in specialized markets, (iii) the opportunity to focus on customers rather than administration, (iv) national name recognition, (v) increased liquidity and (vi) the opportunity for a continued role in management. The Founding Companies participate in professional associations such as the IEC and Associated Builders and Contractors, and the Company intends to continue these relationships, in part to assist in identifying attractive acquisition candidates. Other key elements of the Company's acquisition strategy are:

          Enter New Geographic Markets. The Company will pursue acquisitions that are located in new geographic markets, are financially stable and have the customer base necessary to integrate with or complement its existing business. The Company also expects that increasing its geographic diversity will allow it to better serve an increasingly nationwide base of customers and further reduce the impact on the Company of local and regional economic cycles, as well as weather-related or seasonal variations in business.

          Expand Within Existing Markets. Once the Company has entered a market, it will seek to acquire other well-established electrical contracting and maintenance businesses operating within that region, including "tuck-in" acquisitions of smaller companies. The Company believes that tuck-in acquisitions afford the opportunity to improve its overall cost structure through the integration of such acquisitions into existing operations as well as to increase revenues through access to additional specialized markets, such as heavy industrial markets. Despite such integration opportunities afforded by such tuck-in acquisitions, the Company intends to maintain existing business names and identities to retain goodwill for marketing purposes.

COMPANY OPERATIONS

     The Company offers a broad range of electrical contracting services, including installation and design, for both new and renovation projects in the commercial, industrial and residential markets. The Company also offers long-term and per call maintenance services, which generally provide recurring revenues that are relatively independent of levels of construction activity.

     In certain markets the Company offers design-and-build expertise and specialized services, which typically require specific skills and equipment and provide higher margins than general electrical contracting and maintenance services. The Company also acts as a subcontractor for a variety of national, regional and local builders in the installation of electrical and other systems.

     Commercial and Industrial. New commercial and industrial work begins with either a design request or engineer's plans from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in scheduled phases, and progress billings are rendered to the owner for payment, less a retainage of 5% to 10% of the construction cost of the project. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of materials and components to the job site, scheduling of work crews and inspection and quality control) is coordinated during these phases. The Company generally provides the materials to be installed as a part of these contracts, which vary significantly in size from a few hundred dollars to several million dollars and vary in duration from less than a day to more than a year.

     Residential. New residential installations begin with a builder providing architectural or mechanical drawings for the residences within the tract being developed. The Company typically submits a bid or contract proposal for the work. Company personnel analyze the plans and drawings and estimate the equipment, materials and parts and the direct and supervisory labor required for the project. The Company delivers a written bid or negotiates an arrangement for the job. The installation work is coordinated by the Company's field supervisors along with the builder's personnel. Payments for the project are generally obtained within 30 days, at which time any mechanics' and materialmen's liens securing such payments are released. Interim payments are often obtained to cover labor and materials costs on larger projects.

     Maintenance Services. The Company's maintenance services are supplied on a long-term and per call basis. The Company's long-term maintenance services are provided through service contracts that require the customer to pay an annual or semiannual fee for periodic diagnostic services at a specific discount from standard prices for repair and replacement service. The Company's per call maintenance services are initiated when a customer requests emergency repair service or the Company calls the client to schedule periodic maintenance work. Service technicians are scheduled for the call or routed to the customer's residence or business by the dispatcher. Service personnel work out of the Company's service vehicles, which carry an inventory of equipment, tools, parts and supplies needed to complete the typical variety of jobs. The technician assigned to a service call travels to the residence or business, interviews the customer, diagnoses the problem, prepares and discusses a price quotation, performs the work and often collects payment from the customer. Most work is warrantied for one year. During fiscal 1996, the Company performed approximately $35.0 million in service for periodic maintenance under existing service contracts, emergency or other routine service calls.

     Major Customers. The Company has a diverse customer base, with no single customer accounting for more than 5% of the Company's pro forma combined 1996 revenues. Management and a dedicated sales force at the Founding Companies have been responsible for developing and maintaining successful long-term relationships with key customers. Customers of the Founding Companies generally include general contractors; developers; consulting engineers; architects; owners and managers of large retail establishments, office buildings, apartments and condominiums, theaters and restaurants; hotels and casinos; manufacturing and processing facilities; arenas and convention centers; hospitals; school districts; military and other government agencies; airports; prisons and car lots. The Company intends to continue its emphasis on developing and maintaining long-term relationships with its customers by providing superior, high-quality service.

     Employee Screening, Training and Development. The Company is committed to providing the highest level of customer service through the development of a highly trained workforce. Employees are encouraged to complete a progressive training program to advance their technical competencies and to ensure that they understand and follow the applicable codes, the Company's safety practices and other internal policies. The Company supports and funds continuing education for its employees, as well as apprenticeship training for its technicians under the Bureau of Apprenticeship and Training of the Department of Labor and similar state agencies. Employees who train as apprentices for four years may seek to become journeymen electricians and, after additional years of experience, master electricians. The Company pays progressive increases in compensation to employees who acquire such additional training, and more highly trained employees serve as foremen, estimators and project managers. The Company's master electricians are licensed in one or more cities or other jurisdictions in order to obtain the permits required in the Company's business, and certain master electricians have also obtained specialized licenses in areas such as security systems and fire alarm installation. In some areas, licensing boards have set continuing education requirements for maintenance of licenses. Because of the lengthy and difficult training and licensing process for electricians, the Company believes that the number, skills and licenses of its employees constitute a competitive strength in the industry.

     The Company actively recruits and screens applicants for its technical positions and has established programs in some locations to recruit apprentice technicians directly from high schools and vocational-technical schools. Prior to employment, the Company will make an assessment of the technical competence level of all potential new employees, confirm background references, conduct random drug testing and check criminal and driving records.

     Purchasing. As a result of economies of scale derived through the Acquisitions and the Company's in-house supply operations, the Company believes it will be able to purchase equipment, parts and supplies at discounts to historical levels. In addition, as a result of the Company's size, it believes it will also lower its costs of (i) the purchase or lease and maintenance of vehicles; (ii) bonding, casualty and liability insurance; (iii) health insurance and related benefits; (iv) retirement benefits administration; (v) office and computer equipment; (vi) marketing and advertising; (vii) long distance services and (viii) a variety of accounting, financial management and legal services.

     Substantially all the equipment and component parts the Company sells or installs are purchased from manufacturers and other outside suppliers. The Company is not materially dependent on any of these outside sources.

MANAGEMENT INFORMATION AND CONTROLS

     The Company intends to centralize its consolidated accounting and financial reporting activities at its operational headquarters in Houston, Texas, while basic accounting activities will be conducted at the operating level. The Company believes that its current information systems hardware and software are adequate to meet current needs for financial reporting, internal management control and other necessary information and the needs of newly acquired corporations.

PROPERTY AND EQUIPMENT

     The Company operates a fleet of owned and leased service trucks, vans and support vehicles. It believes these vehicles generally are adequate for the Company's current operations.

     At June 30, 1997, the Company maintained offices at locations. All of the Company's facilities are leased. The Company's corporate headquarters are located in Houston, Texas. The paragraphs below summarize the Company's primary office and operating facilities.

     The Company's primary warehouses, sales facilities and administrative offices are as follows, subject to consolidation of certain facilities to achieve operating efficiencies and subject to the execution of leases with certain owners of the Founding Companies in connection with the Acquisitions and the consummation of the Offering:

                                                    APPROXIMATE
                     LOCATION                       SQUARE FT.             TYPE
                     --------                       -----------            ----
Birmingham, AL....................................     3,800        Offices
Maricopa, AZ......................................     6,400        Warehouse/Offices
Phoenix, AZ.......................................     6,900        Offices
Ocoee, FL.........................................    12,800        Warehouse/Offices
Miami, FL.........................................    19,000        Warehouse/Offices
Valdosta, GA......................................    19,800        Warehouse/Offices
Louisville, KY....................................    17,000        Warehouse/Offices
Cincinnati, OH....................................     5,600        Warehouse/Offices
Mitchell, SD......................................     8,000        Offices
Euless, TX........................................    32,000        Warehouse/Offices
Houston, TX.......................................    23,040        Offices
Houston, TX.......................................    19,000        Warehouse/Offices
Houston, TX.......................................     8,722        Warehouse/Offices
San Antonio, TX...................................    13,492        Warehouse/Offices
Stafford, TX......................................    15,000        Warehouse/Offices
Everett, WA.......................................     3,500        Warehouse/Offices

     In addition to the facilities listed above, the Company may operate on a short-term basis in other locations as may be required from time to time to perform its contracts. Upon the consummation of this Offering, the Company will lease its principal and administrative offices in Houston, Texas and is currently in the process of obtaining office space for this purpose.

     The Company believes that its properties are generally adequate for its present needs. Furthermore, the Company believes that suitable additional or replacement space will be available as required.

COMPETITION

     The electrical contracting industry is highly fragmented and competitive. Most of the Company's competitors are small, owner-operated companies that typically operate in a limited geographic area. There are few public companies focused on providing electrical contracting services. In the future, competition may be encountered from new entrants, such as public utilities and other companies attempting to consolidate electrical contracting service companies. See "Risk Factors" for a description of the bases of competition in the industry.

REGULATIONS

     The Company's operations are subject to various federal, state and local laws and regulations, including (i) licensing requirements applicable to electricians; (ii) building and electrical codes; (iii) regulations relating to consumer protection, including those governing residential service agreements and (iv) regulations relating to worker safety and protection of the environment. The Company believes it has all required licenses to conduct its operations and is in substantial compliance with applicable regulatory requirements. Failure of the Company to comply with applicable regulations could result in substantial fines or revocation of the Company's operating licenses.

     Many state and local regulations governing electricians require permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all the Company's electricians who work in the state or county that issued the permit or license. The Company intends to implement a policy to ensure that, where possible, any such permits or licenses that may be material to the Company's operations in a particular geographic region are held by at least two Company employees within that region.

LITIGATION

     Each of the Founding Companies has, from time to time, been a party to litigation arising in the normal course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. Management believes that none of these actions will have a material adverse effect on the financial condition or results of operations of the Company.

EMPLOYEES

     At June 30, 1997, the Company had approximately 3,550 employees. The Company is not a party to any collective bargaining agreements. The Company believes that its relationship with its employees is satisfactory.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Company's directors and executive officers and those persons who will become directors, executive officers and certain key employees following the consummation of the
Offering:

                  NAME                    AGE                       POSITION
                  ----                    ---                       --------
C. Byron Snyder.........................   49  Chairman of the Board of Directors
Jon Pollock.............................   51  President, Chief Executive Officer and Director*
Jim P. Wise.............................   54  Senior Vice President and Chief Financial Officer
Jerry Mills.............................   57  Senior Vice President and Chief Operating
                                               Officer -- Commercial and Industrial and Director*
Ben L. Mueller..........................   50  Senior Vice President and Chief Operating
                                               Officer --
                                               Residential and Director*
John S. Stanfield.......................   42  Vice President -- Mergers and Acquisitions*
D. Merril Cummings......................   36  Vice President -- Mergers and Acquisitions*
J. Paul Withrow.........................   32  Vice President and Chief Accounting Officer
Richard Muth............................   50  President of Muth Electric, Inc., and Director*
Robert Stalvey..........................   47  President of Ace Electric, Inc., and Director*
Bob Weik................................   62  President of BW Consolidated, Inc., and Director*

---------------

* Election as a director or officer of the Company effective upon the consummation of the Offering.

     Directors are elected at each annual meeting of stockholders. All officers serve at the discretion of the Board of Directors, subject to terms of their employment agreement terms. See "-- Employment Agreements."

     C. Byron Snyder has been Chairman of the Board of Directors of the Company since its inception. Mr. Snyder is owner and President of Relco Refrigeration Co., a distributor of refrigerator equipment, which he acquired in 1992. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Brandt & Lawson Printing Co. was sold to Hart Graphics in 1989, and Acco Waste Paper Company was sold to Browning-Ferris Industries in 1991. Mr. Snyder is a director of Carriage Services, Inc., a publicly held death care company.

     Jon Pollock will become President, Chief Executive Officer and a director of the Company upon consummation of the Offering. Mr. Pollock has been the president of Pollock Electric Inc., one of the Founding Companies, since he founded that company in 1983. Mr. Pollock is a Registered Professional Engineer in Texas and several other states and holds Master Electrician licenses from 50 different jurisdictions. Mr. Pollock received a bachelor of science in electrical engineering from Washington University. Mr. Pollock is past National President of the Independent Electrical Contractors Association and received the IEC Electrical Man of the Year award in 1996. As National President of the IEC, Mr. Pollock was responsible for overseeing the IEC's activities relating to the development and execution of apprenticeship and safety training programs, industry lobbying activities and the development of national electrical code standards.

     Jim P. Wise joined the Company in September 1997 as Senior Vice President and Chief Financial Officer. From September 1994 to September 1997, he was Vice President -- Finance and Chief Financial Officer at Sterling Chemicals, Inc., a publicly held manufacturer of commodity petrochemicals and pulp chemicals. From September 1991 to July 1994, he was Chairman and Chief Executive Officer of Neostar Group, Inc., a private investment banking and financial advisory firm. From July 1994 to September 1994, he was Senior Vice President and Chief Financial Officer of U.S. Delivery Systems, Inc., a delivery service consolidator. Mr. Wise was employed by Transco Energy Company as Executive Vice President, Chief Financial Officer and was a member of the Board of Directors from November 1982 until September 1991.

     Jerry Mills will become Senior Vice President and Chief Operating
Officer -- Commercial and Industrial and a director of the Company upon consummation of the Offering. Mr. Mills has been the President of Mills Electrical Contractors, Inc., one of the founding companies, since he began that company in 1972. Mr. Mills is a past board member of the Independent Electrical Contractors, the Associated Builders and Contractors, the Associated General Contractors and the Richardson Electrical Board. Prior to 1972, Mr. Mills was an officer and part owner of Koegel Cash Consulting Engineers.

     Ben L. Mueller will become Senior Vice President, Chief Operating
Officer -- Residential and a director of the Company upon consummation of the Offering. Mr. Mueller has been the Executive Vice President of Houston-Stafford since 1993 and has served as vice president of Houston-Stafford since 1975. Mr. Mueller is a past member of the board of the IEC, Houston Chapter, and has served on the Electrical Board for the City of Sugar Land, Texas.

     John S. Stanfield will become Vice President -- Mergers and Acquisitions upon the consummation of the Offering. Since March 1996, he has served as Controller of Pollock Electric, Inc., one of the Founding Companies. From April 1993 through March 1996, Mr. Stanfield was an independent financial consultant, specializing in acquisition, corporate reorganization, and accounting and financial control services. From 1988 through 1993, Mr. Stanfield served as Chief Financial Officer for companies in the distribution and manufacturing industries. Mr. Stanfield was employed in various positions by Arthur Andersen LLP from 1978 through 1988. Mr. Stanfield is a Certified Public Accountant.

     D. Merril Cummings will become Vice President -- Mergers and Acquisitions upon the closing of this Offering. Mr. Cummings has served as a consultant to the Company since its inception in June 1997. From February 1997 through June 1997 he served as a consultant to C. Byron Snyder and his privately owned corporations. From 1992 through 1996, Mr. Cummings served as Vice President and Chief Financial Officer for J A Interests, Inc., a private asset management company, and its commonly owned affiliates, including Southern Jet Management, Inc., a general aviation services and charter company. From 1982 through January 1992, Mr. Cummings held various positions with Arthur Andersen LLP. Mr. Cummings is a Certified Public Accountant.

     J. Paul Withrow has served as Vice President and Chief Accounting Officer of Integrated Electrical Services, Inc. since October 1997. From 1987 to 1997, Mr. Withrow held various positions with Arthur Andersen LLP. Mr. Withrow is a Certified Public Accountant.

     Richard Muth will become a director of the Company upon consummation of the Offering. Mr. Muth founded Muth Electric, Inc. in 1970 and has been the owner and president since that time. Mr. Muth served on the South Dakota State Electrical Commission from 1980 to 1991 and the Associated General Contractors Associate Division Board. Mr. Muth also received the South Dakota Electrical Council "Man of the Year" award in 1993. Mr. Muth holds electrical contractors' licenses in South Dakota, Minnesota, Nebraska, Wyoming and Montana.

     Robert Stalvey will become a director of the Company upon consummation of the Offering. Mr. Stalvey has served as President and Secretary of Ace since 1976. Mr. Stalvey will continue to serve in these positions following the consummation of the Offering.

     Bob Weik will become a director of the Company upon consummation of the Offering. Mr. Weik has served as President, Treasurer and a director of the Bexar-Calhoun companies since their inception in 1958. Mr. Weik will continue to serve in those positions following the consummation of the Offering.

     The Board of Directors will establish an Audit Committee and Compensation Committee. The Audit Committee will recommend the appointment of auditors and oversees the accounting and audit functions of the Company. The Compensation Committee will determine the salaries and bonuses of executive officers and
administer the Stock Option Plan. Messrs.                will serve as members
of the Company's Compensation Committee and Audit Committee.

     Effective upon consummation of the Offering, the Board of Directors will be divided into three classes of directors, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders in

1998, 1999 and 2000, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring.

     C. Byron Snyder, as the holder of all of the outstanding Restricted Common Stock, will be entitled to elect one member of the Company's Board of Directors and to one-half of one vote for each share held on all other matters. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Only the holder of the Restricted Common Stock may remove the director such holder is entitled to elect. See "Description of Capital Stock."

DIRECTOR COMPENSATION

     Directors who are employees of the Company or a subsidiary do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or a subsidiary will receive a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors of the Company will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses reasonably incurred in their capacity as directors of the Company. Each non-employee director will receive stock options to purchase 5,000 shares of Common Stock upon initial election to the Board of Directors and thereafter an annual grant of 5,000 options at each annual meeting on which the non-employee director continues to serve. See "-- 1997 Directors Stock Plan."

EXECUTIVE COMPENSATION

     The Company was incorporated in June 1997 and, prior to the Offering, has not conducted any operations other than activities related to the Acquisitions and the Offering. The Company anticipates that during 1998 the annualized base salaries of its most highly compensated executive officers will be: Mr. Pollock -- $225,000, Mr. Mills -- $200,000, Mr. Mueller -- $200,000, Mr.
Wise -- $190,000 and Mr. Stanfield -- $140,000.

EMPLOYMENT AGREEMENTS

     The Company will enter into employment agreements with each executive officer of the Company which prohibits such officer from disclosing the Company's confidential information and trade secrets and generally restricts these individuals from competing with the Company for a period of two years after the date of the termination of employment with the Company. Each of the agreements has an initial term of five years and provides for annual extensions at the end of its initial term, subject to the parties' mutual agreement, and is terminable by the Company for "cause" upon ten days' written notice and without "cause" by either party upon thirty days' written notice. All employment agreements provide that if the officer's employment is terminated by the Company without "cause" or is terminated by the officer for "good reason," the officer will be entitled to receive a lump sum severance payment at the effective time of termination equal to the base salary (at the rate then in effect) for the greater of (i) the time period remaining under the term of the agreement or (ii) one year. In addition, the time period during which such officer is restricted from competing with the Company will be shortened from two years to one year.

     The employment agreements contain certain provisions concerning a change-in-control of the Company, including the following: (i) in the event the officer's employment is terminated within two years following the change in control by the Company other than for "cause" or by the officer for "good reason," or the officer is terminated by the Company within three months prior to the change in control at the request of the acquiror in anticipation of the change in control, the officer will be entitled to receive a lump sum severance amount equal to three years' base salary and the provisions which restrict competition with the Company shall not apply; (ii) in any change-of-control situation, the officer may elect to terminate his employment by giving five business days' written notice prior to the closing of the transaction giving rise to the change-in-control, which will be deemed a termination of employment by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable shall be doubled (but not to exceed six times the officer's base pay) (if the successor does not give written notice of its acceptance of the Company's obligations under the employment agreement at least five business days prior to the anticipated closing date, the severance amount shall be tripled, but not to exceed nine times base salary) and provisions which restrict competition with the Company shall not apply; (iii) the officer must be given sufficient time and opportunity to elect whether to exercise all or any of his options to purchase Common Stock, including any options with accelerated vesting under the provisions of the Plan, such that the officer may acquire the Common Stock at or prior to the closing of the transaction giving rise to the change of control, if he so desires and (iv) if any payment to the officer is subject to the 20% excise tax on excess parachute payments, the officer shall be made "whole" on a net aftertax basis.

1997 STOCK PLAN

     The Company's 1997 Stock Plan was adopted by the Board of Directors and stockholders in October 1997. The purposes of the 1997 Stock Plan is to provide officers, employees and consultants with additional incentives by increasing their ownership interests in the Company. Individual awards under the 1997 Stock Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights; (iii) restricted or phantom stock; (iv) bonus stock awards; (v) awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock and (vi) cash awards that may or may not be based on the achievement of performance goals, including goals related to one or more of the following: cash flow, return on equity, sales, profit margin, earnings per share and stock price.

     The Compensation Committee or the Company's President, to the extent such duties are delegated to him by the Compensation Committee, will administer the 1997 Stock Plan and select the individuals who will receive awards and establish the terms and conditions of those awards. The maximum number of shares of Common Stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 3,500,000 shares or 15% of the aggregate number of shares of Common Stock outstanding; provided, however, that ISOs may not be granted with respect to more than 1,000,000 shares. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. The maximum number of shares of Common Stock with respect to which any person may receive options and stock appreciation rights in any year is 250,000 shares and the maximum value of any other amount may not exceed $2 million as of the date of its grant.

     The 1997 Stock Plan will remain in effect for 10 years, unless earlier terminated by the Board of Directors. The 1997 Stock Plan may be amended by the Board of Directors or the Compensation Committee without the consent of the stockholders of the Company, except that any amendment will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     At the closing of the Offering, NQSOs to purchase a total of 535,000 shares of Common Stock will be granted as follows: 150,000 shares to Mr. Wise, 100,000 shares to Mr. Stanfield and 285,000 to other key employees of the Company. In addition, at the consummation of the Offering, NQSOs to purchase approximately 2,100,000 shares will be granted to employees of the Founding Companies. Each of the foregoing options will have an exercise price equal to the initial public offering price of the shares offered hereby. In addition, 300,000 options have been granted with exercise price equal to 60% of the initial public offering price per share. Each of these options will vest at the rate of 20% per year, commencing on the first anniversary of grant and will expire at the earliest of
(i) ten years from the date of grant, (ii) three months following termination of employment, other than due to death or disability or (iii) one year following a termination of employment due to death or disability.

1997 DIRECTORS STOCK PLAN

     The Company's 1997 Directors Stock Plan (the "Directors Plan") was adopted by the Board of Directors and approved by the Company's stockholders in October 1997. The Directors Plan provides for (i) the automatic grant to each non-employee director serving at the consummation of the Offering of an option to purchase 5,000 shares, (ii) the automatic grant to each non-employee director of an option to purchase

5,000 shares upon such person's initial election as a director and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares on each September 30th on which such director remains a non-employee director. All options will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant, will vest over five years at the rate of 20% per year and will expire on the earliest of
(i) ten years from the date of grant, (ii) three months after termination of service as a director, due to death or disability or (iii) one year following a termination of employment due to death or disability. In addition, options can be granted to a non-employee director upon such terms as the Board determines, whenever it believes such additional grant is appropriate.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     The Company was founded in June 1997 by C. Byron Snyder. In connection with the formation of IES, IES issued to Mr. Snyder, the Snyder Children's Trust and
D. Merril Cummings a total of 2,329,600 shares of Common Stock for nominal consideration. Mr. Snyder is president and a director of the Company. The trustee of the Snyder Children's Trust is an independent third party not subject to control by Mr. Snyder. In September 1997, IES issued an additional 442,589 shares to Mr. Snyder and such trust. In October 1997, Mr. Snyder exchanged 2,655,709 shares of Common Stock for an equal number of shares of Restricted Common Stock. Mr. Snyder has agreed to advance whatever funds are necessary to effect the Acquisitions and the Offering. As of September 30, 1997, Mr. Snyder had outstanding advances to the Company in the aggregate amount of approximately
$          , all of which are non-interest-bearing. All of Mr. Snyder's advances will be repaid from the net proceeds of the Offering.

     The Company has issued a total of 1,396,602 shares of Common Stock at $.01 per share to various members of management, including: Mr. Pollock -- 465,914 shares, Mr. Mills -- 232,957 shares, Mr. Mueller -- 232,957 shares, Mr.
Wise -- 100,000 shares, Mr. Stanfield -- 75,000 shares and other key employees -- 289,774 shares. The Company also granted options to purchase 5,000 shares of Common Stock under the Directors Plan, effective upon the consummation of this Offering, to the non-employee directors of the Company upon the closing of the Offering.

     Simultaneously with the closing of the Offering, the Company will acquire by stock purchase all the issued and outstanding capital stock and other equity interests of the Founding Companies, at which time each Founding Company will become a wholly owned subsidiary of the Company. The Acquisitions Consideration consists of (i) an estimated $57.5 million in cash (subject to adjustment based on the initial public offering price) and (ii) 12,313,026 shares of Common Stock. In addition, the Company intends to repay approximately $4.6 million of the historical indebtedness of the Founding Companies. Immediately prior to the Acquisitions, certain of the Founding Companies will make S Corporation Distributions to their stockholders in an aggregate amount of $17.8 million and will transfer certain nonoperating assets and liabilities to their stockholders with an approximate net book value of $3.0 million in connection with the Acquisitions. The Company will incur approximately $10.9 million in indebtedness to fund the S Corporation Distributions.

     The consummation of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy of the representations and warranties by the Founding Companies, their stockholders and the Company; the performance by each of the parties of their respective covenants; and the nonexistence of a material adverse change in the results of operations, financial condition or business of each Founding Company. There can be no assurance that the conditions to closing of the Acquisitions will be satisfied or waived or that the acquisition agreements will not be terminated prior to consummation.

     The following table sets forth for each Founding Company (i) the approximate portion of the Acquisitions Consideration to be paid to the stockholders of each of the Founding Companies in cash and in shares of Common Stock, which cash is subject to adjustments based on the initial public offering price of the Common Stock offered hereby, (ii) the amount of S Corporation Distributions received by the stockholders of such Founding Company prior to the consummation of the Acquisitions and (iii) the total debt which would have been assumed by the Company as of June 30, 1997, which represents historical indebtedness and indebtedness incurred to pay S Corporation Distributions of such Founding Company:

                                                  SHARES OF
                                                    COMMON       S CORPORATION      TOTAL
                                        CASH        STOCK       DISTRIBUTIONS(A)     DEBT
                                       -------    ----------    ----------------    ------
                                                     (DOLLARS IN THOUSANDS)
Houston-Stafford.....................  $15,643     3,352,039        $    --         $  320
Mills................................   11,637     2,493,657          8,755             65
Bexar-Calhoun........................    8,696     1,863,397          1,449            340
Pollock..............................    1,092       319,729             --          1,548
Daniel...............................    3,975       851,823          3,509            121
Muth.................................    2,209       473,324          1,276            363
Amber................................    2,486       532,728             --            293
Summit...............................    1,900       321,506             --            121
Haymaker.............................    2,029       434,735            367             31
Thurman & O'Connell..................    2,331       499,600          1,474             96
Hatfield.............................      972       208,357             --            636
Ace..................................      892       191,056            407            206
Reynolds.............................      939       201,191            261            350
Rodgers..............................    1,684       360,725             --            110
Popp.................................      976       209,158            266             --
                                       -------    ----------        -------         ------
          Total......................  $57,461    12,313,026        $17,764         $4,600
                                       =======    ==========        =======         ======

---------------

(a) Excludes the transfer of certain nonoperating assets and liabilities to certain stockholders of the Founding Companies with an approximate net book value of $3.0 million in connection with the Acquisitions.

     Pursuant to the agreements relating to the Acquisitions, all stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of two years after the termination of their affiliation with the Company. In connection with the Acquisitions, the Company and the owners of the Founding Companies have agreed to indemnify each other for breaches of representations and warranties and certain other matters, subject to certain limitations.

     Individuals who are or will become executive officers or directors of the Company will receive the following portions of the Acquisitions Consideration for their interests in the Founding Companies, subject to adjustments as described above.

                                                                              SHARES OF
                          COMPANY                               CASH(A)      COMMON STOCK
                          -------                             -----------    ------------
Houston-Stafford
  Ben Mueller...............................................  $ 5,005,712     1,072,652
Mills
  Jerry Mills...............................................   10,022,624     2,147,705
Bexar-Calhoun
  Bob Weik(b)...............................................    6,649,695     1,424,935
Pollock
  Jon Pollock...............................................    1,092,069       319,729
Muth
  Richard Muth(c)...........................................    2,088,961       447,635
Ace
  Robert Stalvey............................................      445,799        95,528
                                                              -----------     ---------
          Total.............................................  $25,304,860     5,508,184
                                                              ===========     =========

---------------

(a) Excludes S Corporation Distributions.

(b) Excludes cash of $347,834 and 74,536 shares of Common Stock to be received by two related trusts in which Mr. Weik may be deemed to have an interest, as to which Mr. Weik disclaims beneficial ownership.

(c) Excludes cash of $119,883 and 25,689 shares of Common Stock to be received by Mr. Muth's wife, Darlene Muth, as to which he disclaims beneficial ownership.

    TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND PRINCIPAL
    STOCKHOLDERS

     During fiscal 1996, Houston-Stafford made payments totaling $243,000 to the Brown-Mueller Joint Venture, a general partnership of which Mr. Mueller is a member, for lease payments on certain real properties used as electrical shops. No such lease payments were made in 1997. Mr. Mueller will become Senior Vice President, Chief Operating Officer -- Residential and a director the Company following the consummation of the Offering.

     At December 31, 1996, Houston-Stafford owed Mr. Mueller $185,985 on a promissory note, payable in monthly installments and maturing April 2001. Such note was prepaid by Houston-Stafford in October 1997, related to the purchase of certain property of Houston-Stafford used by Houston-Stafford in Rowlett, Texas.

     At December 31, 1996, Houston-Stafford owed Mr. Mueller $766,400 related to a promissory note maturing August 2003 and secured by Mr. Mueller's stock in Houston-Stafford, and such obligation and any related obligations shall be terminated at the consummation of the Offering.

     Pursuant to a 5-year lease agreement effective November 1, 1997, Houston-Stafford agreed to lease certain facilities owned by Mr. Mueller in Spring, Texas. Such lease agreement provides for an annual rent of $20,000, which the Company believes is not in excess of fair rental value for such facilities.

     During fiscal 1996, Mills derived contract revenues of $1.3 million from CIMA Services, Inc. ("CIMA"), an electrical services company of which Mr. Mills is a part owner. Additionally, during fiscal 1996, Mills paid $1.1 million to CIMA for material purchases. At December 31, 1996, Mills had outstanding accounts receivable from CIMA of $208,000 and accounts payable to CIMA of $633,000. Mr. Mills will become Senior Vice President and Chief Operating Officer -- Commercial and Industrial and a director of the Company following the consummation of the Offering.

     During 1995, Mr. Weik incurred indebtedness from Bexar-Calhoun of which the largest aggregate amount outstanding at any time was $647,000. All of such indebtedness was repaid as of April 18, 1997. Mr. Weik will become a director of the Company following the consummation of the Offering.

     During 1997, Mr. Weik incurred indebtedness from Bexar-Calhoun of which the largest aggregate amount outstanding at any time was $533,525. All of such indebtedness was repaid as of August 6, 1997.

     Prior to the closing of the Acquisitions and the consummation of the Offering, Bexar-Calhoun will distribute all interest it owns, directly or indirectly, in real property to Mr. Weik and his immediate family. It is anticipated that such real estate will be leased to the Company for an annual rent of approximately $150,000. The Company believes that such rent will not be in excess of fair rental value for such facilities.

     Since January 1, 1996, Mr. Muth has from time to time incurred indebtedness from Muth, of which the largest aggregate amount outstanding at any time was $205,000. All amounts owed by Mr. Muth to Muth will be repaid prior to the closing of the Offering. Mr. Muth will become a director of the Company following the consummation of the Offering.

     Prior to the closing of the Acquisitions and the consummation of the Offering, certain assets of Muth will be purchased by Mr. Muth for $217,140.

     From time to time in the past Muth has completed electrical contracts for Muth Properties, L.L.C., a limited liability company of which Mr. Muth is a member. Prior to the closing of the Acquisitions and the consummation of the Offering, a final payment of $162,900 will be made by Muth Properties, L.L.C. to Muth.

     Muth Properties, L.L.C. leases real property to Muth Electric, Inc. for its operations. It is anticipated that annual rentals paid to Muth Properties, L.L.C. by Muth will be approximately $120,000.

     Stalvey Rentals, a general partnership of which Mr. Stalvey is a member, is presently constructing a new facility to lease to Ace in Valdosta, Georgia and an inducement letter has been executed regarding Ace's commitment to lease the new facility for a period of 20 years beginning as soon as a certificate of occupancy is obtained. It is anticipated that annual rentals on this facility will be $103,200, without respect to property taxes and insurance. Mr. Stalvey will become a director of the Company following the consummation of the Offering.

     In addition to the transactions described above, certain of the Founding Companies have entered into lease agreements with parties related to the Company, for rents that the Company believes are not in excess of fair rental value.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Company's Common Stock, after giving effect to the issuance of shares of Common Stock in connection with the Acquisitions and after giving effect to the Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and nominee for director, (iii) each executive officer and (iv) all officers and directors as a group. Unless otherwise indicated, the address of each such person is c/o Integrated Electrical Services, Inc., 2301 Preston, Houston, Texas 77003. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                              BENEFICIAL OWNERSHIP
                                                                 AFTER OFFERING
                                                              --------------------
                                                               SHARES      PERCENT
                                                              ---------    -------
C. Byron Snyder(a)..........................................  2,655,709     11.4%
Jon Pollock.................................................    785,643      3.4
Jim P. Wise.................................................    100,000        *
Jerry Mills.................................................  2,380,662     10.2
Ben L. Mueller..............................................  1,305,609      5.6
John S. Stanfield...........................................     75,000        *
Richard Muth(b).............................................    473,324      2.0
Robert Stalvey..............................................     95,528        *
Bob Weik(c).................................................  1,499,471      6.4
                                                              ---------     ----
All officers and directors as a group (12 persons)(d).......  9,660,720     41.3%
                                                              =========     ====

---------------

 *  Less than one percent.

(a) Consists entirely of Restricted Common Stock, which represents all of the Restricted Common Stock outstanding. The holders of Restricted Common Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors and to one-half of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Such shares may be converted to Common Stock in certain circumstances. See "Description of Capital Stock."

(b) Includes 25,689 shares of Common Stock owned by Mr. Muth's wife, as to which Mr. Muth disclaims beneficial ownership.

(c) Includes 74,536 shares of Common Stock owned by two related trusts, as to which Mr. Weik disclaims beneficial ownership.

(d) Includes 2,655,709 shares of Restricted Common Stock described in Note (a) above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.01 per share, 2,655,709 shares of Restricted Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. After giving effect to the Acquisitions, there will be 16,365,337 shares of Common Stock outstanding 2,655,709 shares of Restricted Common Stock, par value $0.01 per share, and no shares of preferred stock outstanding. After the closing of the Offering, 23,365,337 shares of Common Stock will be issued and outstanding, assuming no exercise of the Underwriters' over-allotment option. The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's registration statement, of which this Prospectus is a part, and applicable law.

COMMON STOCK AND RESTRICTED COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of directors standing for election.

     The holders of Restricted Common Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors and to one-half of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Only the holder of the Restricted Common Stock may remove the director such holder is entitled to elect.

     Subject to the rights of any then outstanding shares of preferred stock, holders of Common Stock and Restricted Common Stock are together entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock and Restricted Common Stock together are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of Common Stock and holders of Restricted Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. Shares of Restricted Common Stock are not subject to any redemption provisions and are convertible into Common Stock as described below. All outstanding shares of Common Stock and Restricted Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering and the Acquisitions will be, upon payment therefor, fully paid and non-assessable.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holders (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986, as amended)), (ii) in the event any person acquires beneficial ownership of 15% or more of the total number of outstanding shares of Common Stock or (iii) in the event any person offers to acquire 15% or more of the total number of outstanding shares of Common Stock. After January 1, 2000, the Board of Directors may elect to convert any remaining shares of Restricted Common Stock into shares of Common Stock.

     The Company intends to make application to list the Common Stock on the NYSE under the symbol "IEE." The Restricted Common Stock will not be listed on any exchange.

PREFERRED STOCK

     The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Amended and Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock , in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of preferred stock of any class or series.

     One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, preferred stock issued by the

Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by including in its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to its Amended and Restated Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Company's Amended and Restated Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company has entered into indemnification agreements with its directors and executive officers which indemnify such person to the fullest extent permitted by its Amended and Restated Certificate of Incorporation, its Bylaws and the Delaware General Corporation Law. The Company also intends to obtain directors' and officers' liability insurance.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

     Classified Board of Directors. The Amended and Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. The classification of the Board of Directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the Board of Directors.

     Supermajority Voting. The Amended and Restated Certificate of Incorporation requires the approval of the holders of at least 75% of the then outstanding shares of the Company's capital stock entitled to vote thereon and the approval of the holders of at least 75% of the then outstanding shares of each class of stock of the Company voting separately as a class on, among other things, certain amendments to the Amended and Restated Certificate of Incorporation. The Board of Directors may amend, alter, change or repeal any bylaws without the assent or vote of the stockholders, but any such bylaws may be altered, amended or repealed upon the affirmative vote of at least 66 2/3% of the stock entitled to vote thereon.

     Authorized but Unissued or Undesignated Capital Stock. The Company's authorized capital stock will consist of 100,000,000 shares of Common Stock, 2,655,709 shares of Restricted Common Stock and 10,000,000 shares of preferred stock. After the Offering, the Company will have outstanding 23,365,337 shares of Common Stock (assuming the Underwriters' over-allotment option is not exercised). The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the Board of Directors in one or more transactions. In this regard, the Company's Amended and Restated Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may also have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

     Special Meeting of Stockholders. The Bylaws provide that special meetings of stockholders of the Company may only be called by the Chairman of the Board of Directors upon the written request of the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

     Stockholder Action by Written Consent. The Amended and Restated Certificate of Incorporation and Bylaws generally provide that any action required or permitted by the stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any written consent of the stockholders.

     Notice Procedures. The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as director, the removal of directors and amendments to the Amended and Restated Certificate of Incorporation or Bylaws to be brought before annual meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the annual meeting. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 80 days prior to an annual meeting (or if fewer than 90 days' notice or prior public disclosure of the date of the annual meeting is given or made by the Company, not later than the tenth day following the date on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice must contain certain information specified in the Bylaws, including a brief description of the business desired to be brought before the annual meeting and certain information concerning the stockholder submitting the proposal.

     Charter Provisions Relating to Rights Plan. The Amended and Restated Certificate of Incorporation authorizes the Board of Directors of the Company to create and issue rights (the "Rights") entitling the holders thereof to purchase from the Company shares of capital stock or other securities. The times at which, and the terms upon which, the Rights are to be issued may be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights includes, but is not limited to, the determination of (i) the initial purchase price per share of the capital stock or other securities of the Company to be purchased upon exercise of the Rights, (ii) provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Company, (iii) antidilutive provisions which adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights, (iv) provisions which deny the holder of a specified percentage of the outstanding securities of the Company the right to exercise the Rights and/or cause the Rights held by such holder to become void, (v) provisions which permit the Company to redeem the Rights and (vi) the appointment of a rights agent with respect to the Rights. If authorized by the Board of Directors, the Rights would be intended to protect the Company's stockholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to the Company's stockholder than would be available in a transaction negotiated with and approved by the Board of Directors. The Board of Directors believes that the interests of the stockholders generally are best served if any acquisition of the Company or a substantial percentage of the Company's Common Stock results from arm's-length negotiations and reflects the Board of Directors' careful consideration of the proposed terms of a transaction. In particular, the Rights if issued would be intended to help (i) reduce the risk of coercive two-tiered, front-end loaded or partial offers which may not offer fair value to all stockholders of the Company, (ii) deter market accumulators who through open market or private purchases may achieve a position of substantial influence or control without paying to stockholders a fair control premium and (iii) deter market accumulators who are simply interested in putting the Company "in play."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. All of the 7,000,000 shares sold in the Offering, except for shares acquired by affiliates of the Company, will be freely tradeable. Simultaneously with the closing of the Offering, the stockholders of the Founding Companies will receive, in the aggregate, 12,313,026 shares of Common Stock as a portion of the consideration for their businesses. Certain other stockholders of the Company will hold, in the aggregate, an additional 1,396,602 shares of Common Stock and 2,655,709 shares of Restricted Common Stock. None of these 16,365,337 shares was issued in a transaction registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemptions contained in Rules 144 and 701 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned his or her shares for at least one year but not more than two years, or a person who may be deemed an "affiliate" of the Company who has beneficially owned shares for at least year, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale and who has beneficially owned his shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information about the Company.

     In general, under Rule 701 under the Securities Act, any employee, officer, or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. Such provisions permit nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the commencement of the Offering.

     The Company has authorized the issuance of 3,500,000 shares of its Common Stock in accordance with the terms of the Stock Option Plan. Options to purchase 300,000 shares have been granted under the Stock Option Plan and it is anticipated that approximately 2,100,000 shares of Common Stock will be granted upon closing of the Offering to certain other officers, directors and former stockholders of the Founding Companies.

The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under the Plan. As a result, such shares will be eligible for resale in the public market.

     The Company currently intends to file a registration statement covering 6,000,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

     The Company has agreed not to (i) directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the Underwriters, except for (i) shares issued in connection with acquisitions, provided that (except with respect to shares issued in transactions not registered under the Securities Act), the recipients of such shares agree to be bound by similar restrictions and (ii) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to the Company's benefit plans described herein. In addition, the owners of the Founding Companies have agreed with the Company not to sell, contract to sell or otherwise dispose of any shares of Common Stock received as consideration in the Acquisitions for a period of two years following receipt thereof, subject to the rights of such holders to exercise their registration rights as described below.

     Prior to the Offering, there has been no established trading market for the Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement, or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to issue or sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Risk
Factors -- Shares Eligible for Future Sale."

     Former stockholders of the Founding Companies, certain executive officers and directors are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act. In the aggregate, these groups hold 16,365,337 shares of Common Stock. If the Company proposes to register any of its securities under the Securities Act, such stockholders are entitled to notice of such registration and are entitled to include, at the Company's expense, all or a portion of their shares therein, subject to certain conditions. These registration rights will not apply to the registration statement the Company intends to file for use in future acquisitions or with respect to employee benefit plans.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the aggregate number of shares of Common Stock set forth opposite its name below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby if any such shares are purchased.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Equitable Securities Corporation............................
Sanders Morris Mundy Inc....................................

                                                              ---------
             Total..........................................  7,000,000
                                                              =========

     The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters
may allow, and such dealers may reallow, a discount not in excess of $     per
share to certain other dealers. After the Offering, the initial public offering price, concession and discount may be changed.

     The Company has granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 1,050,000 additional shares of Common Stock at the initial public offering price set forth on the cover page hereof, less the underwriting discount. The Underwriters may exercise this option to cover overallotments, if any, made on the sale of the shares of Common Stock offered hereby. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the 7,000,000 shares of Common Stock initially offered hereby.

     The Company has agreed not to (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the Underwriters, except for (i) shares issued in connection with acquisitions, provided that (except with respect to shares issued in transactions not registered under the Securities Act), the recipients of such shares agree to be bound by similar restrictions and (ii) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to the Company's benefit plans described herein.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an affect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company intends to make application to list the Common Stock on the NYSE under the symbol "IEE."

     The Underwriters have reserved for sale, at the initial public offering price, up to 700,000 shares of Common Stock for certain employees, directors and business associates of, and certain other persons designated by, the Company who have expressed an interest in purchasing such shares of Common Stock. The number of shares available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered hereby.

     Prior to the Offering, there has been no established trading market for the shares of Common Stock. The initial public offering price for the Common Stock offered hereby has been determined by negotiations between the Company and the Underwriters. Among the factors considered in making such determination were the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the past and present operations of the Founding Companies and the Company, the historical results of operations of the Founding Companies and the Company and the trend of its revenues and earnings, the prospects for future earnings of the Company, the general condition of prices of similar securities of generally comparable companies and other relevant factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     The Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas and for the Underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The audited financial statements of IES and the Founding Companies included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048 or on the Internet at http:www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by an independent public accounting firm for each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
INTEGRATED ELECTRICAL SERVICES, INC. UNAUDITED PRO FORMA
  COMBINED FINANCIAL STATEMENTS
     Introduction to Unaudited Pro Forma Combined Financial
      Statements............................................    F-3
     Unaudited Pro Forma Combined Balance Sheet.............    F-4
     Unaudited Pro Forma Combined Statements of
      Operations............................................    F-5
     Notes to Unaudited Pro Forma Combined Financial
      Statements............................................    F-7
HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY
     Report of Independent Public Accountants...............   F-11
     Balance Sheets.........................................   F-12
     Statements of Operations...............................   F-13
     Statements of Cash Flows...............................   F-14
     Statements of Stockholders' Equity.....................   F-15
     Notes to Financial Statements..........................   F-16
INTEGRATED ELECTRICAL SERVICES, INC.
     Report of Independent Public Accountants...............   F-25
     Balance Sheet..........................................   F-26
     Statement of Operations................................   F-27
     Statement of Cash Flows................................   F-28
     Statement of Stockholders' Equity......................   F-29
     Notes to Financial Statements..........................   F-30
FOUNDING COMPANIES
MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY
     Report of Independent Public Accountants...............   F-33
     Consolidated Balance Sheets............................   F-34
     Consolidated Statements of Operations..................   F-35
     Consolidated Statements of Cash Flows..................   F-36
     Consolidated Statements of Stockholders' Equity........   F-37
     Notes to Consolidated Financial Statements.............   F-38
BW CONSOLIDATED, INC. AND SUBSIDIARIES
     Report of Independent Public Accountants...............   F-45
     Consolidated Balance Sheets............................   F-46
     Consolidated Statements of Operations..................   F-47
     Consolidated Statements of Cash Flows..................   F-48
     Consolidated Statements of Stockholders' Equity........   F-49
     Notes to Consolidated Financial Statements.............   F-50
MUTH ELECTRIC, INC.
     Report of Independent Public Accountants...............   F-58
     Balance Sheets.........................................   F-59
     Statements of Operations...............................   F-60
     Statements of Cash Flows...............................   F-61
     Statements of Stockholders' Equity.....................   F-62
     Notes to Financial Statements..........................   F-63

                                                              PAGE
                                                              -----
POLLOCK ELECTRIC, INC.
     Report of Independent Public Accountants...............   F-68
     Balance Sheets.........................................   F-69
     Statements of Operations...............................   F-70
     Statements of Cash Flows...............................   F-71
     Statements of Stockholder's Equity.....................   F-72
     Notes to Financial Statements..........................   F-73
HAYMAKER ELECTRIC, LTD.
     Report of Independent Public Accountants...............   F-81
     Balance Sheets.........................................   F-82
     Statements of Operations...............................   F-83
     Statements of Cash Flows...............................   F-84
     Statements of Partners' Capital........................   F-85
     Notes to Financial Statements..........................   F-86
AMBER ELECTRIC, INC.
     Report of Independent Public Accountants...............   F-91
     Balance Sheets.........................................   F-92
     Statements of Operations...............................   F-93
     Statements of Cash Flows...............................   F-94
     Statements of Stockholder's Equity.....................   F-95
     Notes to Financial Statements..........................   F-96
DANIEL ELECTRICAL CONTRACTORS, INC. AND DANIEL ELECTRICAL OF
  TREASURE COAST, INC.
     Report of Independent Public Accountants...............  F-103
     Combined Balance Sheets................................  F-104
     Combined Statements of Operations......................  F-105
     Combined Statements of Cash Flows......................  F-106
     Combined Statements of Stockholder's Equity............  F-107
     Notes to Combined Financial Statements.................  F-108
SUMMIT ELECTRIC OF TEXAS, INC.
     Report of Independent Public Accountants...............  F-114
     Balance Sheets.........................................  F-115
     Statements of Operations...............................  F-116
     Statements of Cash Flows...............................  F-117
     Statements of Stockholder's Equity.....................  F-118
     Notes to Financial Statements..........................  F-119
THURMAN & O'CONNELL CORPORATION
     Report of Independent Public Accountants...............  F-126
     Balance Sheets.........................................  F-127
     Statements of Operations...............................  F-128
     Statements of Cash Flows...............................  F-129
     Statements of Stockholders' Equity.....................  F-130
     Notes to Financial Statements..........................  F-131

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to (i) the acquisitions by Integrated Electrical Services, Inc. (IES), of the outstanding capital stock and other equity interests of Ace, Amber, Bexar-Calhoun, Daniel, Hatfield, Haymaker, Houston-Stafford, Mills, Muth, Pollock, Reynolds, Rodgers, Summit, Popp and Thurman & O'Connell (together, the Founding Companies), and related transactions, and (ii) the Offering (see below). The acquisitions (the Acquisitions) will occur simultaneously with the closing of IES's initial public offering (the Offering) and will be accounted for using the purchase method of accounting. Houston-Stafford has been identified as the accounting acquiror for financial statement presentation purposes.

     The unaudited pro forma combined balance sheet gives effect to the Acquisitions and related transactions, and the Offering, as if they had occurred on June 30, 1997. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on October 1, 1995.

     IES has preliminarily analyzed the savings that it expects to be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Founding Companies have contractually agreed to prospective reductions in salary, bonuses, benefits and lease payments, these reductions have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential cost savings, IES has not and cannot quantify these savings until completion of the Acquisitions. It is anticipated that these savings will be offset by costs related to IES's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of IES.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what IES's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of IES's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1997
                             (AMOUNTS IN THOUSANDS)

                                                            BEXAR-                        HOUSTON-
                                                   AMBER    CALHOUN   DANIEL   HAYMAKER   STAFFORD    MILLS     MUTH    POLLOCK
                                                   ------   -------   ------   --------   --------   -------   ------   -------
                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.......................  $ 759    $  782    $ 343     $   13    $ 3,647    $ 2,021   $    9   $   15
 Accounts receivable.............................  2,629     5,576    5,043      2,598     10,294     14,034    3,063    4,330
 Less -- Allowance...............................    (47)     (120)    (114)       (65)      (385)      (351)     (80)    (188)
                                                   ------   -------   ------    ------    -------    -------   ------   ------
   Accounts receivable, net......................  2,582     5,456    4,929      2,533      9,909     13,683    2,983    4,142
 Costs and profits recognized in excess of
   billings......................................     62       122      565        578        408      1,563      582      491
 Other receivables...............................     --       459       26         62        610          8       74       10
 Inventories.....................................     20       728       68         --      2,531         76      919       18
 Prepaid expenses and other......................    228       116      894          4        949         67      159      539
                                                   ------   -------   ------    ------    -------    -------   ------   ------
   Total current assets..........................  3,651     7,663    6,825      3,190     18,054     17,418    4,726    5,215
                                                   ------   -------   ------    ------    -------    -------   ------   ------
PROPERTY AND EQUIPMENT, NET AND OTHER ASSETS.....    565     5,266      527         60      4,107      2,727    1,080      379
GOODWILL, NET....................................     --        --       --         --         --         --       --       --
                                                   ------   -------   ------    ------    -------    -------   ------   ------
   Total assets..................................  $4,216   $12,929   $7,352    $3,250    $22,161    $20,145   $5,806   $5,594
                                                   ======   =======   ======    ======    =======    =======   ======   ======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt............  $ 173    $  448    $  53     $  230    $ 1,213    $   249   $  363   $1,604
 Accounts payable and accrued expenses...........  1,162     2,437    2,110      1,581      9,070      6,427    2,055    2,664
 Payable to stockholder/affiliate................     --        --       --         --         --         --       --       --
 Billings in excess of costs and profits
   recognized....................................    475       963      858        420      1,835      2,996      481      442
 Income taxes payable............................    534        63       --         --        514        355       --      151
 Other...........................................     81         1       81         --        372         --                25
                                                   ------   -------   ------    ------    -------    -------   ------   ------
   Total current liabilities.....................  2,425     3,912    3,102      2,231     13,004     10,027    2,899    4,886
                                                   ------   -------   ------    ------    -------    -------   ------   ------
LONG-TERM LIABILITIES:
 Long-term debt, net of current maturities.......    553       973       89         --      1,139        235       --       73
 Deferred income taxes...........................     52        79       --         --         49         --       --       21
 Other long-term liabilities.....................     --       426      483         --      1,140          5       --       --
                                                   ------   -------   ------    ------    -------    -------   ------   ------
   Total long-term liabilities...................    605     1,478      572         --      2,328        240       --       94
                                                   ------   -------   ------    ------    -------    -------   ------   ------
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS'
EQUITY:
 Common stock....................................      1        20        8         --        295          1       74        1
 Restricted Common Stock.........................     --        --       --         --         --         --       --       --
 Additional paid-in capital......................     --       205       --         --        112        175       --        9
 Retained earnings...............................  1,619     7,314    3,670      1,019      7,547      9,753    2,833      604
 Treasury stock..................................   (434)       --       --         --     (1,125)       (51)      --       --
                                                   ------   -------   ------    ------    -------    -------   ------   ------
   Total stockholders' equity....................  1,186     7,539    3,678      1,019      6,829      9,878    2,907      614
                                                   ------   -------   ------    ------    -------    -------   ------   ------
   Total liabilities and stockholders' equity....  $4,216   $12,929   $7,352    $3,250    $22,161    $20,145   $5,806   $5,594
                                                   ======   =======   ======    ======    =======    =======   ======   ======

                                                                          OTHER                              PRO         POST
                                                            THURMAN &   FOUNDING              PRO FORMA     FORMA       MERGER
                                                   SUMMIT   O'CONNELL   COMPANIES    IES     ADJUSTMENTS   COMBINED   ADJUSTMENTS
                                                   ------   ---------   ---------   ------   -----------   --------   -----------
                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.......................  $  32     $1,480      $1,676     $   --    $ (7,434)    $ 3,343     $ 25,079
 Accounts receivable.............................  2,856        562       4,036         --          --      55,021           --
 Less -- Allowance...............................   (122)       (14)        (71)        --          --      (1,557)          --
                                                   ------    ------      ------     ------    --------     --------    --------
   Accounts receivable, net......................  2,734        548       3,965         --          --      53,464           --
 Costs and profits recognized in excess of
   billings......................................    356         22       1,087         --          --       5,836           --
 Other receivables...............................    341         --          33         22        (882)        763           --
 Inventories.....................................     --        178         352                     --       4,890           --
 Prepaid expenses and other......................    164         12         369          4         222       3,727           --
                                                   ------    ------      ------     ------    --------     --------    --------
   Total current assets..........................  3,627      2,240       7,482         26      (8,094)     72,023       25,079
                                                   ------    ------      ------     ------    --------     --------    --------
PROPERTY AND EQUIPMENT, NET AND OTHER ASSETS.....    202        317       1,424         --      (3,726)     12,928           --
GOODWILL, NET....................................     --         --          --         --     114,296     114,296           --
                                                   ------    ------      ------     ------    --------     --------    --------
   Total assets..................................  $3,829    $2,557      $8,906     $   26    $102,476     $199,247    $ 25,079
                                                   ======    ======      ======     ======    ========     ========    ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt............  $  21     $    6      $  938         --    $ 56,292     $61,590     $(61,302)
 Accounts payable and accrued expenses...........  1,372        278       2,319         --          --      31,475           --
 Payable to stockholder/affiliate................     --         --          --          3          --           3           --
 Billings in excess of costs and profits
   recognized....................................    384        583         430         --          --       9,867           --
 Income taxes payable............................     --         --          19         --          --       1,636           --
 Other...........................................    938         --          72         --       1,998       3,568           --
                                                   ------    ------      ------     ------    --------     --------    --------
   Total current liabilities.....................  2,715        867       3,778          3      58,290     108,139      (61,302)
                                                   ------    ------      ------     ------    --------     --------    --------
LONG-TERM LIABILITIES:
 Long-term debt, net of current maturities.......    101         90         488         --       8,463      12,204         (759)
 Deferred income taxes...........................     11         --          80         --         879       1,171           --
 Other long-term liabilities.....................     --         --           6         --          --       2,060           --
                                                   ------    ------      ------     ------    --------     --------    --------
   Total long-term liabilities...................    112         90         574         --       9,342      15,435         (759)
                                                   ------    ------      ------     ------    --------     --------    --------
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS'
EQUITY:
 Common stock....................................      1        300          34         23        (621)        137           70
 Restricted Common Stock.........................     --         --          --         --          26          26           --
 Additional paid-in capital......................     --         --         198         --      67,264      67,963       87,070
 Retained earnings...............................  1,001      1,300       4,352         --     (33,465)      7,547           --
 Treasury stock..................................     --         --         (30)        --       1,640          --           --
                                                   ------    ------      ------     ------    --------     --------    --------
   Total stockholders' equity....................  1,002      1,600       4,554         23      34,844      75,673       87,140
                                                   ------    ------      ------     ------    --------     --------    --------
   Total liabilities and stockholders' equity....  $3,829    $2,557      $8,906     $   26    $102,476     $199,247    $ 25,079
                                                   ======    ======      ======     ======    ========     ========    ========


                                                      AS
                                                   ADJUSTED
                                                   --------
                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.......................  $ 28,422
 Accounts receivable.............................    55,021
 Less -- Allowance...............................    (1,557)
                                                   --------
   Accounts receivable, net......................    53,464
 Costs and profits recognized in excess of
   billings......................................     5,836
 Other receivables...............................       763
 Inventories.....................................     4,890
 Prepaid expenses and other......................     3,727
                                                   --------
   Total current assets..........................    97,102
                                                   --------
PROPERTY AND EQUIPMENT, NET AND OTHER ASSETS.....    12,928
GOODWILL, NET....................................   114,296
                                                   --------
   Total assets..................................  $224,326
                                                   ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt............  $    288
 Accounts payable and accrued expenses...........    31,475
 Payable to stockholder/affiliate................         3
 Billings in excess of costs and profits
   recognized....................................     9,867
 Income taxes payable............................     1,636
 Other...........................................     3,568
                                                   --------
   Total current liabilities.....................    46,837
                                                   --------
LONG-TERM LIABILITIES:
 Long-term debt, net of current maturities.......    11,445
 Deferred income taxes...........................     1,171
 Other long-term liabilities.....................     2,060
                                                   --------
   Total long-term liabilities...................    14,676
                                                   --------
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS'
EQUITY:
 Common stock....................................       207
 Restricted Common Stock.........................        26
 Additional paid-in capital......................   155,033
 Retained earnings...............................     7,547
 Treasury stock..................................        --
                                                   --------
   Total stockholders' equity....................   162,813
                                                   --------
   Total liabilities and stockholders' equity....  $224,326
                                                   ========

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                BEXAR-                             HOUSTON-
                                       AMBER    CALHOUN   DANIEL      HAYMAKER     STAFFORD      MILLS       MUTH       POLLOCK
                                      -------   -------   -------     --------     --------     -------     -------     -------
REVENUES............................  $13,878   $33,023   $12,585      $7,560      $70,493      $65,439     $16,830     $15,816
COST OF SERVICES....................   12,215   25,017      9,713       6,412       57,662       50,535      12,834     13,534
                                      -------   -------   -------      ------      -------      -------     -------     -------
 Gross profit.......................    1,663    8,006      2,872       1,148       12,831       14,904       3,996      2,282
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...........................    1,160    3,686      1,884         713        7,810        7,643       2,957      2,463
GOODWILL AMORTIZATION...............       --       --         --          --           --           --          --         --
                                      -------   -------   -------      ------      -------      -------     -------     -------
INCOME (LOSS) FROM OPERATIONS.......      503    4,320        988         435        5,021        7,261       1,039       (181)
OTHER INCOME (EXPENSE):
 Interest expense...................      (51)     (97)       (73)         --         (134)         (61)        (24)      (104)
 Other, net.........................       36      (76)        86           8           94          212          27        156
                                      -------   -------   -------      ------      -------      -------     -------     -------
INCOME (LOSS) BEFORE INCOME TAXES...      488    4,147      1,001         443        4,981        7,412       1,042       (129)
PROVISION (BENEFIT) FOR INCOME
 TAXES..............................      198      (28)        --          --        1,934          309          --        (30)
                                      -------   -------   -------      ------      -------      -------     -------     -------
NET INCOME (LOSS)...................  $   290   $4,175    $ 1,001      $  443      $ 3,047      $ 7,103     $ 1,042     $  (99)
                                      =======   =======   =======      ======      =======      =======     =======     =======
NET INCOME PER SHARE................
SHARES USED IN COMPUTING PRO FORMA
 NET INCOME PER SHARE(1)............

                                                                  OTHER
                                                  THURMAN &      FOUNDING                 PRO FORMA        PRO FORMA
                                      SUMMIT      O'CONNELL     COMPANIES      IES       ADJUSTMENTS       COMBINED
                                      -------     ---------     ----------    ------     ------------     -----------
REVENUES............................  $10,790      $4,551        $21,271      $   --       $    --        $   272,236
COST OF SERVICES....................   9,409        3,059         15,992          --            --            216,382
                                      -------      ------        -------      ------       -------        -----------
 Gross profit.......................   1,381        1,492          5,279          --            --             55,854
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...........................   1,237          503          4,472          --        (5,982)            28,546
GOODWILL AMORTIZATION...............      --           --             --          --         2,857              2,857
                                      -------      ------        -------      ------       -------        -----------
INCOME (LOSS) FROM OPERATIONS.......     144          989            807          --         3,125             24,451
OTHER INCOME (EXPENSE):
 Interest expense...................     (56)          (8)           (90)         --          (312)            (1,010)
 Other, net.........................      25           65             96          --           250                979
                                      -------      ------        -------      ------       -------        -----------
INCOME (LOSS) BEFORE INCOME TAXES...     113        1,046            813          --         3,063             24,420
PROVISION (BENEFIT) FOR INCOME
 TAXES..............................      43           36             59          --         7,915             10,436
                                      -------      ------        -------      ------       -------        -----------
NET INCOME (LOSS)...................  $   70       $1,010        $   754      $   --       $(4,852)       $    13,984
                                      =======      ======        =======      ======       =======        ===========
NET INCOME PER SHARE................                                                                      $      0.64
                                                                                                          ===========
SHARES USED IN COMPUTING PRO FORMA
 NET INCOME PER SHARE(1)............                                                                       21,693,969
                                                                                                          ===========

---------------

(1) Includes (a) 2,655,709 shares issued to the IES founder, (b) 1,396,602 shares issued to management of IES, (c) 12,313,026 shares issued to owners of the Founding Companies and (d) 5,208,632 of the 7,000,000 shares sold in the Offering necessary to pay the cash portion of the Acquisitions consideration and expenses of this Offering. The 1,791,368 of Offering shares excluded reflect the net cash proceeds to IES. Additionally, includes 120,000 shares computed under the treasury stock method related to 300,000 options which are currently outstanding.

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JUNE 30, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                             BEXAR-                         HOUSTON-
                                    AMBER    CALHOUN   DANIEL    HAYMAKER   STAFFORD    MILLS     MUTH     POLLOCK   SUMMIT
                                   -------   -------   -------   --------   --------   -------   -------   -------   ------
REVENUES.........................  $11,340   $24,339   $13,635    $8,436    $55,066    $57,369   $12,580   $13,784   $7,874
COST OF SERVICES.................    9,795    18,826     9,488     7,088     43,529     46,174     9,697    11,367   6,929
                                   -------   -------   -------    ------    -------    -------   -------   -------   ------
  Gross profit...................    1,545     5,513     4,147     1,348     11,537     11,195     2,883     2,417     945
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES........      631     2,832     1,859       890      8,436      7,161     2,193     2,198   1,040
GOODWILL AMORTIZATION............       --        --        --        --         --         --        --        --      --
                                   -------   -------   -------    ------    -------    -------   -------   -------   ------
INCOME (LOSS) FROM OPERATIONS....      914     2,681     2,288       458      3,101      4,034       690       219     (95)
OTHER INCOME (EXPENSE):
  Interest expense...............      (32)      (80)      (45)       --       (126)       (45)      (18)     (126)    (59)
  Other, net.....................       55      (111)       39         3        118        222        21         2      17
                                   -------   -------   -------    ------    -------    -------   -------   -------   ------
INCOME (LOSS) BEFORE INCOME
  TAXES..........................      937     2,490     2,282       461      3,093      4,211       693        95    (137)
PROVISION (BENEFIT) FOR INCOME
  TAXES..........................      365        71        --        --      1,452        244        --        35     (27)
                                   -------   -------   -------    ------    -------    -------   -------   -------   ------
NET INCOME (LOSS)................  $   572   $ 2,419   $ 2,282    $  461    $ 1,641    $ 3,967   $   693   $    60   $(110)
                                   =======   =======   =======    ======    =======    =======   =======   =======   ======
NET INCOME PER SHARE.............
SHARES USED IN COMPUTING PRO
  FORMA NET INCOME PER
  SHARE(1).......................

                                                 OTHER
                                   THURMAN &   FOUNDING               PRO FORMA     PRO FORMA
                                   O'CONNELL   COMPANIES     IES     ADJUSTMENTS    COMBINED
                                   ---------   ---------   -------   -----------   -----------
REVENUES.........................   $3,064      $18,723    $    --     $    --     $   226,210
COST OF SERVICES.................    1,600       13,794         --          --         178,287
                                    ------      -------    -------     -------     -----------
  Gross profit...................    1,464        4,929         --          --          47,923
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES........      378        3,597         --      (4,486)         26,729
GOODWILL AMORTIZATION............       --           --         --       2,143           2,143
                                    ------      -------    -------     -------     -----------
INCOME (LOSS) FROM OPERATIONS....    1,086        1,332         --       2,343          19,051
OTHER INCOME (EXPENSE):
  Interest expense...............       (5)         (88)        --        (222)           (846)
  Other, net.....................       53          131         --         222             772
                                    ------      -------    -------     -------     -----------
INCOME (LOSS) BEFORE INCOME
  TAXES..........................    1,134        1,375         --       2,343          18,977
PROVISION (BENEFIT) FOR INCOME
  TAXES..........................       45          (13)        --       5,904           8,076
                                    ------      -------    -------     -------     -----------
NET INCOME (LOSS)................   $1,089      $ 1,388    $    --     $(3,561)    $    10,901
                                    ======      =======    =======     =======     ===========
NET INCOME PER SHARE.............                                                  $      0.50
                                                                                   ===========
SHARES USED IN COMPUTING PRO
  FORMA NET INCOME PER
  SHARE(1).......................                                                   21,693,969
                                                                                   ===========

---------------

(1) Includes (a) 2,655,709 shares issued to the IES founder, (b) 1,396,602 shares issued to management of IES, (c) 12,313,026 shares issued to owners of the Founding Companies and (d) 5,208,632 of the 7,000,000 shares sold in the Offering necessary to pay the cash portion of the Acquisitions consideration and expenses of this Offering. The 1,791,368 of Offering shares excluded reflect the net cash proceeds to IES. Additionally, includes 120,000 shares computed under the treasury stock method related to 300,000 options which are currently outstanding.

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL:

     Integrated Electrical Services, Inc. (IES), was founded to create a leading national provider of electrical contracting and maintenance services to the commercial, industrial and residential markets. IES has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition of the closing of this Offering.

     The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements where indicated. The periods included in these financial statements for the individual Founding Companies are as of and for the nine months ended June 30, 1997, and for their fiscal years ended in 1996, with the exception of Summit for which the annual period is for the year ended September 30, 1996. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

2. ACQUISITION OF FOUNDING COMPANIES:

     Concurrently with and as a condition to the closing of this Offering, IES will acquire all of the outstanding capital stock and other equity interests of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting with Houston-Stafford being treated as the accounting acquiror.

     The following table sets forth the consideration to be paid (a) in cash and
(b) in shares of Common Stock to the common stockholders of each of the Founding Companies, other than the accounting acquiror (Houston-Stafford). For purposes of computing the estimated purchase price for accounting purposes, the value of the shares was determined using an estimated fair value of $9.80 per share (or $129.6 million), which is less than the estimated initial public offering price of $14.00 per share due to restrictions on the sale and transferability of the shares issued. The total estimated purchase price of $129.6 million for the acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. The table does not reflect distributions totaling $17.8 million constituting substantially all of the Founding Companies' undistributed earnings previously taxed to their stockholders (S Corporation Distributions) or distributions of other nonoperating assets and liabilities prior to the Acquisitions.

                                                                           SHARES OF
                                                               CASH      COMMON STOCK
                                                              -------    -------------
                                                                   (IN THOUSANDS)
Ace.........................................................  $   892          191
Amber.......................................................    2,486          533
Bexar-Calhoun...............................................    8,696        1,863
Daniel......................................................    3,975          852
Hatfield....................................................      972          208
Haymaker....................................................    2,029          435
Mills.......................................................   11,637        2,494
Muth........................................................    2,209          473
Pollock.....................................................    1,092          320
Reynolds....................................................      939          201
Rodgers.....................................................    1,684          361
Summit......................................................    1,900          321
Popp........................................................      976          209
Thurman & O'Connell.........................................    2,331          500
                                                              -------        -----
          Total.............................................  $41,818        8,961
                                                              =======        =====

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

    (a) Records the S Corporation Distributions of $17.8 million, which is expected to be distributed using $4.4 million of cash and $2.5 million of net nonoperating assets, as well as new borrowings of $10.9 million.

    (b) Records the liability for the cash portion of the consideration to be paid to Houston-Stafford, the accounting acquiror, and the merger of IES with Houston-Stafford.

    (c) Records distribution of certain nonoperating assets and liabilities by the Founding Companies prior to the Acquisitions.

    (d) Records the purchase of the Founding Companies by IES consisting of notes payable of $41.8 million and 8,960,987 shares of Common Stock valued at $9.80 per share (or $87.8 million) for a total estimated purchase price of $129.6 million resulting in excess purchase price of $114.3 million over the net assets acquired of $15.3 million (see Note
        2).

    (e) Records the cash proceeds of $87.1 million from the issuance of shares of IES Common Stock (based on an initial public offering price of $14.00 per share) net of estimated offering costs of $10.9 million. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

    (f) Records payment of the cash portion of the consideration to the stockholders of the Founding Companies of $57.5 million in connection with the Mergers and the expected repayment of outstanding short- and long-term debt totaling $4.6 million.

    The following table summarizes unaudited pro forma combined balance sheet adjustments (in thousands):

                                                                             ADJUSTMENT
                                                              ----------------------------------------    PRO FORMA
                                                                (A)        (B)        (C)       (D)      ADJUSTMENTS
                                                              --------   --------   -------   --------   -----------
                                                       ASSETS
Current assets --
 Cash and cash equivalents..................................  $ (4,433)  $     --   $(3,001)  $     --    $ (7,434)
 Other receivables..........................................       (47)        --      (835)        --        (882)
 Prepaid expenses and other.................................    (1,313)        --       (67)     1,602         222
                                                              --------   --------   -------   --------    --------
   Total current assets.....................................    (5,793)        --    (3,903)     1,602      (8,094)
Property and equipment, net and other assets................    (2,773)        --      (953)        --      (3,726)
Goodwill, net...............................................        --         --        --    114,296     114,296
                                                              --------   --------   -------   --------    --------
       Total assets.........................................  $ (8,566)  $     --   $(4,856)  $115,898    $102,476
                                                              ========   ========   =======   ========    ========
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities --
 Current maturities of long-term debt.......................  $   (555)  $ 15,643   $  (614)  $ 41,818    $ 56,292
 Payable to shareholder/affiliate...........................        --         --        --         --          --
 Unearned revenue and other current liabilities.............        --         --        --      1,998       1,998
                                                              --------   --------   -------   --------    --------
   Total current liabilities................................      (555)    15,643      (614)    43,816      58,290
Long-term debt, net of current maturities...................     9,753         --    (1,290)        --       8,463
Deferred income taxes.......................................        --         --        --        879         879
                                                              --------   --------   -------   --------    --------
       Total liabilities....................................     9,198     15,643    (1,904)    44,695      67,632
Stockholders' equity --
 Common stock...............................................        --       (262)       --       (359)       (621)
 Restricted common stock....................................        --         --        --         26          26
 Additional paid-in capital.................................        --    (16,506)       --     83,770      67,264
 Retained earnings..........................................   (17,764)        --    (2,952)   (12,749)    (33,465)
 Treasury stock.............................................        --      1,125        --        515       1,640
                                                              --------   --------   -------   --------    --------
       Total stockholders' equity...........................   (17,764)   (15,643)   (2,952)    71,203      34,844
                                                              --------   --------   -------   --------    --------
       Total liabilities and stockholders' equity...........  $ (8,566)  $     --   $(4,856)  $115,898    $102,476
                                                              ========   ========   =======   ========    ========

                                                                  ADJUSTMENT
                                                              -------------------   POSTMERGER
                                                                (E)        (F)      ADJUSTMENT
                                                              -------    --------   ----------
                                            ASSETS
Current assets --
 Cash and cash equivalents..................................  $87,140    $(62,061)   $ 25,079
 Other......................................................       --          --          --
                                                              -------    --------    --------
       Total current assets.................................   87,140     (62,061)     25,079
                                                              -------    --------    --------
       Total assets.........................................  $87,140    $(62,061)   $ 25,079
                                                              =======    ========    ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities --
 Current maturities of long-term debt.......................  $    --    $(61,302)   $(61,302)
 Payable to stockholder/affiliate...........................       --          --          --
                                                              -------    --------    --------
       Total current liabilities............................       --     (61,302)    (61,302)
Long-term debt, net of current maturities...................       --        (759)       (759)
                                                              -------    --------    --------
       Total liabilities....................................       --     (62,061)    (62,061)
                                                              -------    --------    --------
Stockholders' equity --
 Common stock...............................................       70          --          70
 Restricted common stock....................................       --          --          --
 Additional paid-in capital.................................   87,070          --      87,070
 Retained earnings..........................................       --          --          --
 Treasury stock.............................................       --          --          --
                                                              -------    --------    --------
       Total stockholders' equity...........................   87,140          --      87,140
                                                              -------    --------    --------
       Total liabilities and stockholders' equity...........  $87,140    $(62,061)   $ 25,079
                                                              =======    ========    ========

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

YEAR ENDED SEPTEMBER 30, 1996

     (a) Reflects the $6.0 million reduction in salaries, bonuses and benefits to the owners of the Founding Companies. These reductions in salaries, bonuses and benefits have been agreed prospectively in accordance with the terms of the employment agreements. Such employment agreements are primarily for five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

     (b) Reflects the amortization of goodwill to be recorded as a result of these Acquisitions over a 40-year estimated life, as well as a reduction in historical Founding Companies' minority interest expense attributable to minority interests that will be acquired as part of the transaction.

     (c) Reflects interest expense of $1.0 million on borrowings of $10.9 million necessary to fund the S Corporation Distributions, net of interest savings of $.7 million on $9.0 million of debt to be repaid using proceeds from the Offering or distributed prior to the Acquisitions.

     (d) Reflects the incremental provision for federal and state income taxes at a 38% overall tax rate before goodwill and other permanent items, relating to the other statements of operations adjustments and for income taxes on S Corporation income not provided for in the historical financial statements.

     The following table summarizes unaudited pro forma combined statements of operations adjustments (in thousands):

                                                    ADJUSTMENT
                                        -----------------------------------    PRO FORMA
                                          (A)       (B)      (C)      (D)     ADJUSTMENTS
                                        -------   -------   -----   -------   -----------
Selling, general and administrative
  expenses............................  $(5,982)  $    --   $  --   $    --     $(5,982)
Goodwill amortization.................       --     2,857      --        --       2,857
                                        -------   -------   -----   -------     -------
  Income (loss) from operations.......    5,982    (2,857)     --        --       3,125
Other income (expense) --
  Interest expense....................       --        --    (312)       --        (312)
  Other, net..........................       --       250      --        --         250
                                        -------   -------   -----   -------     -------
  Income (loss) before income taxes...    5,982    (2,607)   (312)       --       3,063
Provision for income taxes............       --        --      --     7,915       7,915
                                        -------   -------   -----   -------     -------
Net income (loss).....................  $ 5,982   $(2,607)  $(312)  $(7,915)    $(4,852)
                                        =======   =======   =====   =======     =======

          INTEGRATED ELECTRICAL SERVICES, INC. AND FOUNDING COMPANIES

NINE MONTHS ENDED JUNE 30, 1997

     (a) Reflects the $4.5 million reduction in salaries, bonuses and benefits to the owners of the Founding Companies. These reductions in salaries, bonuses and benefits have been agreed prospectively in accordance with the terms of the employment agreements. Such employment agreements are primarily for five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

     (b) Reflects the amortization of goodwill to be recorded as a result of these Acquisitions over a 40-year estimated life, as well as a reduction in historical Founding Company minority interest expense attributable to minority interests that will be acquired as part of the transaction.

     (c) Reflects interest expense of $0.7 million on borrowings of $10.9 million necessary to fund the S Corporation Distributions, net of interest savings of $.5 million on $9.0 million of debt repaid using proceeds from the Offering or distributed prior to the Acquisitions.

     (d) Reflects the incremental provision for federal and state income taxes, at a 38% overall tax rate before goodwill and other permanent items, relating to the other statements of operations adjustments and for income taxes on S Corporation income not provided for in the historical financial statements.

     The following table summarizes unaudited pro forma combined statements of operations adjustments (in thousands):

                                                    ADJUSTMENT
                                        -----------------------------------    PRO FORMA
                                          (A)       (B)      (C)      (D)     ADJUSTMENTS
                                        -------   -------   -----   -------   -----------
Selling, general and administrative
  expenses............................  $(4,486)  $    --   $  --   $    --     $(4,486)
Goodwill amortization.................       --     2,143      --        --       2,143
                                        -------   -------   -----   -------     -------
Income (loss) from operations.........    4,486    (2,143)     --        --       2,343
Other income (expense) --
  Interest expense....................       --        --    (222)       --        (222)
  Other, net..........................       --       222      --        --         222
                                        -------   -------   -----   -------     -------
Income (loss) before income taxes.....    4,486    (1,921)   (222)       --       2,343
Provision for income taxes............       --        --      --     5,904       5,904
                                        -------   -------   -----   -------     -------
Net income (loss).....................  $ 4,486   $(1,921)  $(222)  $(5,904)    $(3,561)
                                        =======   =======   =====   =======     =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Houston-Stafford Electric, Inc.

     We have audited the accompanying balance sheets of Houston-Stafford Electric, Inc., a Texas corporation, as of December 31, 1995 and 1996, and the related statements of operations, cash flows and stockholder's equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Houston-Stafford Electric, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 15, 1997

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY
                                  (SEE NOTE 1)

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31,
                                                              -----------------     JUNE 30,
                                                               1995      1996         1997
                                                              ------    -------    -----------
                                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $1,048    $ 2,682      $ 3,647
  Accounts receivable --
     Trade, net of allowance of $220, $264 and $385,
       respectively.........................................   4,605      5,445        7,928
     Retainage..............................................   1,480      1,847        1,981
  Inventories...............................................     337        346        2,531
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     259        247          408
  Prepaid expenses and other current assets.................     560        663          801
                                                              ------    -------      -------
          Total current assets..............................   8,289     11,230       17,296
RECEIVABLES FROM RELATED PARTIES............................     335        338          496
OTHER RECEIVABLES...........................................     210        166          114
GOODWILL AND OTHER INTANGIBLE ASSETS........................      --         23        2,070
OTHER NON-CURRENT ASSETS....................................      38         41          148
PROPERTY AND EQUIPMENT, net.................................     485      1,428        2,037
                                                              ------    -------      -------
          Total assets......................................  $9,357    $13,226      $22,161
                                                              ======    =======      =======
                             LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $  353    $   428      $ 1,213
  Accounts payable and accrued expenses.....................   3,921      3,682        9,070
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................   1,143      1,733        1,835
  Other current liabilities.................................     197        716          886
                                                              ------    -------      -------
          Total current liabilities.........................   5,614      6,559       13,004
LONG-TERM DEBT, net of current maturities...................     634      1,295        1,139
OTHER NON-CURRENT LIABILITIES...............................       5         21        1,189
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $5 par value, 500,000 shares authorized,
     59,000 shares issued and 20,000 shares outstanding.....     295        295          295
  Additional paid-in capital................................     112        112          112
  Retained earnings.........................................   3,022      6,069        7,547
  Treasury stock, 29,000 and 39,000 shares, at cost,
     respectively...........................................    (325)    (1,125)      (1,125)
                                                              ------    -------      -------
          Total stockholder's equity........................   3,104      5,351        6,829
                                                              ------    -------      -------
          Total liabilities and stockholder's equity........  $9,357    $13,226      $22,161
                                                              ======    =======      =======

   The accompanying notes are an integral part of these financial statements.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY
                                  (SEE NOTE 1)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                               ---------------------------   -----------------
                                                1994      1995      1996      1996      1997
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
REVENUES.....................................  $48,001   $54,082   $70,493   $35,299   $37,508
COST OF SERVICES (including depreciation)....   42,163    46,712    57,662    29,162    30,098
                                               -------   -------   -------   -------   -------
          Gross profit.......................    5,838     7,370    12,831     6,137     7,410
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...................................    5,319     6,027     7,810     2,730     4,982
                                               -------   -------   -------   -------   -------
          Income from operations.............      519     1,343     5,021     3,407     2,428
                                               -------   -------   -------   -------   -------
OTHER INCOME (EXPENSE):
  Interest expense...........................     (137)     (254)     (134)      (67)      (82)
  Other......................................       66        58        94        28        74
                                               -------   -------   -------   -------   -------
          Other income (expense), net........      (71)     (196)      (40)      (39)       (8)
                                               -------   -------   -------   -------   -------
INCOME BEFORE PROVISION FOR INCOME TAXES.....      448     1,147     4,981     3,368     2,420
PROVISION FOR INCOME TAXES...................      186       416     1,934     1,213       942
                                               -------   -------   -------   -------   -------
NET INCOME...................................  $   262   $   731   $ 3,047   $ 2,155   $ 1,478
                                               =======   =======   =======   =======   =======

   The accompanying notes are an integral part of these financial statements.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY
                                  (SEE NOTE 1)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          SIX MONTHS
                                                           YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                                         ---------------------------   -----------------
                                                          1994      1995      1996      1996      1997
                                                         -------   -------   -------   -------   -------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $   262   $   731   $ 3,047   $ 2,155   $ 1,478
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities --
    Depreciation and amortization......................       55        76       133        51       105
    Loss (gain) on sale of property and equipment......      (29)       (5)        2        --       (13)
    Changes in operating assets and liabilities --
      (Increase) decrease in --
         Accounts receivable...........................   (1,725)     (625)   (1,237)   (2,975)   (1,663)
         Inventories...................................     (331)      315        (9)       --      (843)
         Costs and estimated earnings in excess of
           billings on uncompleted contracts...........     (298)      850        12       112      (160)
         Prepaid expenses and other current assets.....      (31)      156       (85)       35       143
      Increase (decrease) in --
         Accounts payable and accrued expenses.........      367       617      (239)      650     1,789
         Billings in excess of costs and estimated
           earnings on uncompleted contracts...........      281       637       590       723       102
         Other current liabilities.....................       68       157       505       798       184
    Other, net.........................................       28       (29)       (4)        4      (149)
                                                         -------   -------   -------   -------   -------
  Net cash provided by (used in) operating
    activities.........................................   (1,353)    2,880     2,715     1,553       973
                                                         -------   -------   -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment.........       48        49        12        --        18
  Additions of property and equipment..................      (64)     (145)     (642)     (216)     (194)
  Advances to affiliates...............................       --        --        --        --       (76)
  Collections of notes receivable......................       --        --        --        --         6
                                                         -------   -------   -------   -------   -------
  Net cash used in investing activities................      (16)      (96)     (630)     (216)     (246)
                                                         -------   -------   -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.........................    3,146       405     2,875     2,375     3,358
  Payments of long-term debt...........................   (1,543)   (2,397)   (3,326)   (2,602)   (3,120)
  Distributions to stockholders........................       --       (15)       --        --        --
                                                         -------   -------   -------   -------   -------
  Net cash provided by (used in) financing
    activities.........................................    1,603    (2,007)     (451)     (227)      238
                                                         -------   -------   -------   -------   -------
NET INCREASE IN CASH AND CASH EQUIVALENTS..............      234       777     1,634     1,110       965
CASH AND CASH EQUIVALENTS, beginning of period.........       37       271     1,048     1,048     2,682
                                                         -------   -------   -------   -------   -------
CASH AND CASH EQUIVALENTS, end of period...............  $   271   $ 1,048   $ 2,682   $ 2,158   $ 3,647
                                                         =======   =======   =======   =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest...........................................  $   137   $   254   $   134   $    67   $    82
    Income taxes.......................................      104       225     1,482       209       804

   The accompanying notes are an integral part of these financial statements.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY
                                  (SEE NOTE 1)

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                      COMMON STOCK     ADDITIONAL                             TOTAL
                                     ---------------    PAID-IN     RETAINED   TREASURY   STOCKHOLDER'S
                                     SHARES   AMOUNT    CAPITAL     EARNINGS    STOCK        EQUITY
                                     ------   ------   ----------   --------   --------   -------------
BALANCE, December 31, 1993.........  59,000    $295       $112       $2,044    $  (325)      $2,126
  Distributions to stockholders....      --      --         --          (15)        --          (15)
  Net income.......................      --      --         --          262         --          262
                                     ------    ----       ----       ------    -------       ------
BALANCE, December 31, 1994.........  59,000     295        112        2,291       (325)       2,373
  Distributions to stockholders....      --      --         --           --         --           --
  Net income.......................      --      --         --          731         --          731
                                     ------    ----       ----       ------    -------       ------
BALANCE, December 31, 1995.........  59,000     295        112        3,022       (325)       3,104
  Purchase of treasury stock.......      --      --         --           --       (800)        (800)
  Net income.......................      --      --         --        3,047         --        3,047
                                     ------    ----       ----       ------    -------       ------
BALANCE, December 31, 1996.........  59,000     295        112        6,069     (1,125)       5,351
  Net income (unaudited)...........      --      --         --        1,478         --        1,478
                                     ------    ----       ----       ------    -------       ------
BALANCE, June 30, 1997
  (unaudited)......................  59,000    $295       $112       $7,547    $(1,125)      $6,829
                                     ======    ====       ====       ======    =======       ======

   The accompanying notes are an integral part of these financial statements.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION AND BASIS OF PRESENTATION:

     Houston-Stafford Electric, Inc. (the Company), a Texas corporation, focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. Work on new structures is performed primarily under fixed-price contracts. The Company performs the majority of its contract work under fixed-price contracts with contract terms ranging from six to 18 months. The Company performs the majority of its work in Texas and has operations in other states.

     In April 1997, the Company indirectly acquired an electrical supply company from a third party for cash. The purchase of such electrical supply company has been reflected as a purchase business combination. Consequently, the accompanying financial statements reflect the consolidated results of operations and financial position of the Company and the acquired electrical supply company for periods subsequent to April 1997. All significant intercompany transactions and balances have been eliminated for those periods.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Supplemental Cash Flow Information (in thousands)

     The Company had the following noncash investing and financing activities for the years ended December 31:

                                                              1994   1995   1996
                                                              ----   ----   ----
Treasury stock purchased....................................    --     --   $800
Debt assumed in treasury stock purchase transaction.........    --     --    800
Purchase price of real property.............................    --     --    496
Debt assumed in connection with purchase of property........    --     --    368
Receivables reduced in connection with purchase of
  property..................................................    --     --     79

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are valued by the Company at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was $55,000, $76,000 and $133,000 for the years ended December 31, 1994, 1995 and
1996, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income. The effects of these revisions are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Provision for Doubtful Accounts

     Accounts receivable at December 31, 1995 and 1996, include approved claims and change orders which were expected to be collected within the fiscal year.

     The Company provides an allowance for doubtful accounts based on a specified percentage of outstanding receivables and the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

  New Accounting Pronouncement

     Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                         ESTIMATED       DECEMBER 31,
                                                        USEFUL LIVES   -----------------
                                                          IN YEARS      1995      1996
                                                        ------------   -------   -------
Land..................................................       N/A       $   236   $   461
Buildings.............................................      5-32           144       439
Transportation equipment..............................     5             1,432       615
Machinery and equipment...............................      3-10           329       370
Computer and telephone equipment......................       5-7           180       129
Building and Leasehold improvements...................      5-32           185       251
Furniture and fixtures................................       5-7           198       207
                                                                       -------   -------
                                                                         2,704     2,472
Less -- Accumulated depreciation and amortization.....                  (2,219)   (1,044)
                                                                       -------   -------
          Property and equipment, net.................                 $   485   $ 1,428
                                                                       =======   =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              1995    1996
                                                              -----   ----
Balance at beginning of period..............................  $ 395   $220
Additions to costs and expenses.............................     49     58
Deductions for uncollectible receivables written off and
  recoveries................................................   (224)   (14)
                                                              -----   ----
Balance at end of period....................................  $ 220   $264
                                                              =====   ====

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                               1995     1996
                                                              ------   ------
Accounts payable, trade.....................................  $2,210   $1,748
Accrued compensation and other expenses.....................   1,711    1,934
                                                              ------   ------
                                                              $3,921   $3,682
                                                              ======   ======

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

     Electrical system installation contracts in progress are as follows (in thousands):

                                                                   DECEMBER 31,
                                                               --------------------
                                                                 1995        1996
                                                               --------    --------
Costs incurred on contracts in progress.....................   $ 15,370    $ 22,926
Estimated earnings..........................................      2,193       4,269
                                                               --------    --------
                                                                 17,563      27,195
Less -- Billings to date....................................    (18,447)    (28,681)
                                                               --------    --------
                                                               $   (884)   $ (1,486)
                                                               ========    ========
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................   $    259    $    247
  Less -- Billings in excess of costs and estimated earnings
     on uncompleted contracts...............................     (1,143)     (1,733)
                                                               --------    --------
                                                               $   (884)   $ (1,486)
                                                               ========    ========

5. LONG-TERM DEBT:

     Long-term debt consists of the following (in thousands):

                                                                DECEMBER 31,
                                                               ---------------
                                                               1995      1996
                                                               -----    ------
Note payable to an officer, dated August 1996, payable in
  monthly payments of $12 including interest at a rate of
  8%, maturing August 2003 and secured by treasury stock....   $  --    $  766
Note payable to a bank, dated October 1994, payable in
  monthly payments of $21 plus interest at prime plus .75%,
  maturing October 1998 and secured by trade receivables,
  inventory and equipment...................................     729       458
Mortgage payable to an officer, dated April 1996, payable in monthly installments of $4 including interest at 10%,
  maturing April 2001 and secured by certain real
  property..................................................      --       186
Mortgage payable to an individual, dated September 1996,
  payable in monthly installments of $3 including interest
  at 9%, maturing October 2001 and secured by certain real
  property..................................................      --       130
Mortgage payable to a financial institution, dated December
  1995, payable in monthly installments of $1 including
  interest at 7.426%, maturing October 2112 and secured by
  certain real property.....................................     113       110
Mortgage payable to a bank, renewed January 1996, payable in monthly installments of $2 plus interest at 9.25%,
  maturing January 1999 and secured by certain real
  property..................................................      70        48
Mortgage payable to a bank, assumed December 1996, payable
  in monthly installments of $.5 including interest at
  9.875%, maturing October 2006 and secured by certain real
  property..................................................      --        25
Other.......................................................      75        --
                                                               -----    ------
                                                                 987     1,723
Less -- Current maturities..................................    (353)     (428)
                                                               -----    ------
          Total long-term debt..............................   $ 634    $1,295
                                                               =====    ======

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

     Principal payments due on long-term debt for each of the five years subsequent to December 31, 1996, are as follows (in thousands):

1997........................................................  $  428
1998........................................................     400
1999........................................................     186
2000........................................................     200
2001........................................................     174
Thereafter..................................................     335
                                                              ------
          Total.............................................  $1,723
                                                              ======

     The Company has a line of credit with a bank in the amount of $2,500,000. The line of credit note bears interest at prime plus 1/2 percent and matures July 1998. The Company did not have any borrowings outstanding at December 31, 1996 under the line of credit. The line of credit note is secured by the Company's trade receivables, inventory and equipment. Prime was 8.25 percent as of December 31, 1996.

6. LEASES:

     The Company leases various facilities, at which it conducts some of its operations, under operating leases from third parties. Lease expiration dates and approximate lease payments for the years ending December 31, 1995 and 1996, are as follows (in thousands):

                     LOCATION                           EXPIRATION         1995    1996
                     --------                           ----------         ----    ----
Austin............................................  October 31, 1997       $ 7     $ 2
S.A. Com..........................................  August 15, 1999         --       3
Fort Worth........................................  September 21, 2000      14      14
Acworth...........................................  November 30, 2002        7       7
Duluth............................................  February 28, 1998       18      18
Nevada............................................  January 31, 1998        --      13
Polaris...........................................  December 31, 1997       --       6
                                                                           ---     ---
                                                                           $46     $63
                                                                           ===     ===

     Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

Year ending December 31 --
       1997.................................................  $ 97
       1998.................................................    95
       1999.................................................    76
       2000.................................................    51
       2001.................................................    24
       Thereafter...........................................    23
                                                              ----
                                                              $366
                                                              ====

     For a discussion of leases with certain related parties, see Note 8.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

7. INCOME TAXES (IN THOUSANDS):

     Federal and state income taxes are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994     1995      1996
                                                              -----    -----    -------
Federal --
  Current...................................................   $158     $372     $1,455
  Deferred..................................................     28       (9)       235
State --
  Current...................................................     --       54        210
  Deferred..................................................     --       (1)        34
                                                               ----     ----     ------
                                                               $186     $416     $1,934
                                                               ====     ====     ======

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994     1995      1996
                                                              -----    -----    -------
Provision at the statutory rate.............................   $157     $401     $1,743
Increase resulting from --
  Non-deductible expenses...................................     29      (19)        32
  State income tax, net of benefit for federal deduction....     --       34        159
                                                               ----     ----     ------
                                                               $186     $416     $1,934
                                                               ====     ====     ======

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                               DECEMBER 31,
                                                              --------------
                                                              1995     1996
                                                              -----    -----
Deferred income tax assets --
  Bad debts.................................................  $ 148    $ 137
  Reserves and accrued expenses.............................    386      365
  Other.....................................................      1       --
                                                              -----    -----
          Total deferred income tax asset...................    535      502
Deferred income tax liabilities --
  Property and equipment....................................  $  --    $ (21)
  Deferred contract revenue.................................   (138)    (353)
                                                              -----    -----
          Total deferred income tax liability...............  $(138)   $(374)
                                                              -----    -----
          Net deferred income tax asset.....................  $ 397    $ 128
                                                              =====    =====

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

     The net deferred tax assets and liabilities are comprised of the following:

                                                               DECEMBER 31,
                                                              --------------
                                                              1995     1996
                                                              -----    -----
Deferred tax assets --
  Current...................................................  $ 535    $ 502
  Long-term.................................................     --       --
                                                              -----    -----
          Total.............................................    535      502
                                                              -----    -----
Deferred tax liabilities --
  Current...................................................   (138)     (21)
  Long-term.................................................     --     (353)
                                                              -----    -----
          Total.............................................  $(138)   $(374)
                                                              =====    =====

8. RELATED-PARTY TRANSACTIONS:

     The Company is owned by Roy D. Brown and conducts business with the following affiliated entities:

Houston-Stafford Plumbing, Inc.         T and R Development
Key Electrical Supply, Inc.             Ten Ninety Two, Ltd.
HSC Building Co., Inc.                  Lite Management
Brown-Mueller Joint Venture             Hospital Solutions, Inc.

     At December 31, 1996, the Company was due $24,361 from Key Electrical Supply, Inc., and the Company owed $13,163 to Houston-Stafford Plumbing, Inc. The Company was due $23,000 and $25,000 from Lite Management and Hospital Solutions, Inc., respectively.

     The Company has advanced funds in the amount of $106,638 to T and R Development (a partnership co-owned by Roy Brown). The principal of the Company had an outstanding balance of $84,840 due the Company at December 31, 1996. Ben Mueller, an officer of the Company, owed $25,943 to the Company at December 31, 1996.

     The Company leases certain real properties from Brown-Mueller Joint Venture (co-owned by Roy Brown) for use as electrical shops. These leases are open without binding contracts. The annual rentals for 1996 and 1995, approximated $243,000 and $62,000, respectively. Brown-Mueller Joint Venture owed the Company $2,457 at December 31, 1996.

     The Company received two pieces of real property in exchange for the elimination of a balance due from HSC Building Co., Inc., of $79,449 and the assumption of a note due by HSC Building Co., Inc., of $25,376.

     As of December 31, 1996, the Company did not have a balance due to or from HSC Building Co., Inc.

     In May 1996, the Company acquired a building and land at a cost of $220,115. The financing for the acquisition was provided by an officer of the Company, Ben Mueller. An installment promissory note of $208,123 was signed by the Company. The note is payable over five years at 10 percent interest.

     In August 1996, the Company negotiated the purchase of the stock of Ben Mueller, a principal who had a one-third interest. The selling price of the shares totaled $800,000. The Company has signed an installment promissory note which will provide for the payout of $800,000 over seven years at 8 percent interest and is secured by the purchased stock.

     Certain costs incurred by the Company are allocated to other affiliated companies on the basis of gross payroll dollars.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

     As a result of the acquisition of the electrical supply company, the Company assumed two non-compete agreements with certain related parties. The total amount due under these lease agreements at June 30, 1997 is $1,139,500.

9. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution benefit plan. The Company may make discretionary contributions. Through December 31, 1996, the Company has made no contributions to the plan.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, receivables from related parties, other receivables, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company also carries employment practices liability coverage. The Company has not incurred significant uninsured losses on any of these items.

     Additionally, the Company provides workers' compensation coverage. The policy has no deductible and provides coverage in the amount of $500,000 per accident.

     During 1997, a general contractor with which the Company does business acquired a line of credit from a bank on which the Company agreed to act as 2nd guarantor. This guaranty expires in October of 1997 and is in the amount of $750,000.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 15 percent and 11 percent of total sales to one major customer during the years ended December 31, 1995 and 1996, respectively.

     In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors and home builders, located primarily in Texas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the Texas construction and home-building market. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize any potential credit risk.

     The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

            HOUSTON-STAFFORD ELECTRIC, INC. AND CONSOLIDATED ENTITY

13. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of an initial public offering (the Offering) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Integrated Electrical Services, Inc.:

     We have audited the accompanying balance sheet of Integrated Electrical Services, Inc., a Delaware corporation, as of June 30, 1997, and the related statements of operations, cash flows and stockholders' equity for the period from inception (June 26, 1997) through June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrated Electrical Services, Inc., as of June 30, 1997, and the results of its operations and its cash flows for the period from inception (June 26, 1997) through June 30, 1997, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 15, 1997

                      INTEGRATED ELECTRICAL SERVICES, INC.

                         BALANCE SHEET -- JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

CASH AND CASH EQUIVALENTS...................................  $--
RECEIVABLE FROM STOCKHOLDERS................................   22
DEFERRED OFFERING COSTS.....................................    4
                                                              ---
          Total assets......................................  $26
                                                              ===
              LIABILITIES AND STOCKHOLDERS' EQUITY
ACCRUED LIABILITIES AND AMOUNTS DUE TO STOCKHOLDER..........  $ 3
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000 authorized,
     none issued and outstanding............................   --
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 2,329,569 shares issued and outstanding....   23
  Additional paid-in capital................................   --
  Retained deficit..........................................   --
                                                              ---
          Total stockholders' equity........................   23
                                                              ---
          Total liabilities and stockholders' equity........  $26
                                                              ===

Reflects a 2,329.6-for-one stock split effected in October 1997.

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                            STATEMENT OF OPERATIONS
                         FOR THE PERIOD FROM INCEPTION
                     (JUNE 26, 1997) THROUGH JUNE 30, 1997
                                 (IN THOUSANDS)

REVENUES....................................................  $    --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................       --
                                                              -------
LOSS BEFORE INCOME TAXES....................................       --
PROVISION FOR INCOME TAXES..................................       --
                                                              -------
NET LOSS....................................................  $    --
                                                              =======

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                            STATEMENT OF CASH FLOWS
                         FOR THE PERIOD FROM INCEPTION
                     (JUNE 26, 1997) THROUGH JUNE 30, 1997
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $--
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Changes in assets and liabilities --
       Increase in deferred offering costs..................   (4)
       Increase in accrued liabilities and amounts due to
        stockholder.........................................    3
                                                              ---
          Net cash used in operating activities.............   (1)
                                                              ---
CASH FLOWS FROM FINANCING ACTIVITIES:
  Initial capitalization....................................    1
                                                              ---
          Net cash provided by financing activities.........    1
                                                              ---
NET INCREASE IN CASH AND CASH EQUIVALENTS...................   --
CASH AND CASH EQUIVALENTS, beginning of period..............   --
                                                              ---
CASH AND CASH EQUIVALENTS, end of period....................  $--
                                                              ===

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                         FOR THE PERIOD FROM INCEPTION
                     (JUNE 26, 1997) THROUGH JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                             COMMON STOCK       ADDITIONAL                   TOTAL
                                          -------------------    PAID-IN     RETAINED    STOCKHOLDERS'
                                           SHARES      AMOUNT    CAPITAL      DEFICIT       EQUITY
                                          ---------    ------   ----------   ---------   -------------
INITIAL CAPITALIZATION, June 26, 1997...  2,329,569     $23        $--          $--           $23
NET INCOME (LOSS).......................         --      --         --           --            --
                                          ---------     ---        ---          ---           ---
BALANCE, June 30, 1997..................  2,329,569     $23        $--          $--           $23
                                          =========     ===        ===          ===           ===

---------------

Reflects a 2,329.6-for-one stock split effected in October 1997.

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Integrated Electrical Services, Inc., a Delaware corporation (IES or the Company), was founded in June 1997 to create a leading national provider of electrical contracting and maintenance services, focusing primarily on the residential, commercial and industrial markets. IES intends to acquire certain U.S. businesses (the Acquisitions), complete an initial public offering (the Offering) of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase similar companies to expand its national and regional operations.

     IES has not conducted any operations, and all activities to date have related to the Offering and the Acquisitions. All expenditures of the Company to date have been funded by its current primary stockholder, on behalf of the Company. The Company's primary stockholder has also committed to fund future organization expenses and offering costs. As of June 30, 1997, costs of approximately $4,000 have been incurred in connection with the Offering, and such costs will be treated as a reduction of the proceeds from the Offering. IES has treated these costs as deferred offering costs in the accompanying balance sheet. IES is dependent upon the Offering to execute the pending Acquisitions and to repay its current primary stockholder for funding deferred offering costs. There is no assurance that the pending Acquisitions will be completed. The ability of IES to generate future operating revenues is dependent upon the ability of the Company to manage the effect on the combined companies of changes in demand for commercial and residential construction, the effect of business growth, including the availability of electricians, and the need for other key personnel. These risk factors are discussed in more detail in "Risk Factors".

2. STOCKHOLDERS' EQUITY:

  Common Stock and Preferred Stock

     In connection with the organization and initial capitalization of IES, the Company issued 2,329,569 shares (as restated for the 2,329.6-for-one stock split discussed in Note 4) of common stock at $.01 par value (Common Stock). Subsequent to June 30, 1997, IES issued another 1,722,742 shares (as restated for the 2,329.6-for-one stock split discussed in Note 4) of Common Stock at $.01 par value to the founder of IES and certain management of IES. Consequently, as of September 30, 1997, and as restated for the 2,329.6-for-one stock split discussed in Note 4, the Company had issued 2,655,709 shares to its founder and an aggregate of 1,396,602 shares to the executive management of the Company. As a result of the issuance of shares to management, the Company recorded in September 1997 for financial statement presentation purposes, a nonrecurring, noncash compensation charge of $12.7 million, which is calculated based on the estimated initial public offering price.

  Stock Plan

     In October 1997, the Company's board of directors and stockholders approved the Company's 1997 Stock Plan (the Plan), which provides for the granting or awarding of incentive or nonqualified stock options, stock appreciation rights, restricted or phantom stock, and other incentive awards to directors, officers, key employees and consultants of the Company. The number of shares authorized and reserved for issuance under the Plan is the greater of 3.5 million shares or 15% of the aggregate number of shares of Common Stock outstanding. The terms of the option awards will be established by the Compensation Committee of the Company's board of directors. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under this Plan. The Company expects to grant nonqualified stock options to purchase a total of approximately 2.1 million shares of Common Stock to key employees of the Company at the initial public offering price upon consummation of the Offering. These options will vest at the rate of 20 percent per year, commencing on the first anniversary of the grant date and will expire ten years from the date of grant, three months following termination of

                      INTEGRATED ELECTRICAL SERVICES, INC.

employment due to death or disability, or one year following termination of employment by means other than death or disability.

  Directors' Stock Plan

     In October 1997, the Company's board of directors and stockholders approved the 1997 Directors' Stock Plan (the Directors' Plan), which provides for the granting or awarding of stock options to nonemployees. The number of shares authorized and reserved for issuance under the Directors' Plan is 250,000 shares. The Directors' Plan provides for the automatic grant of options to purchase 5,000 shares to each nonemployee director serving in such capacity at the commencement of the Offering.

     Each nonemployee director will be granted options to purchase an additional 5,000 shares at the time of an initial election of such director. In addition, each director will be automatically granted options to purchase 5,000 shares annually at each September 30 on which such director remains a director. All options will have an exercise price based on the fair market value at the date of grant and have vesting terms similar to options granted under the Stock Plan discussed above.

     The Directors' Plan allows nonemployee directors to receive additional option grants in amounts and at terms as deemed appropriate by the Company's board of directors.

3. STOCK-BASED COMPENSATION:

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value method of accounting for employee stock options or similar equity instruments and the current method of accounting prescribed by Accounting Principles Board
(APB) Opinion No. 25 under which compensation expense is recorded to the extent that the fair market value of the related stock is in excess of the options exercise price at date of grant. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting prescribed in SFAS No. 123 had been applied. The Company will measure compensation expense attributable to stock options based on the method prescribed in APB Opinion No. 25 and will provide the required pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated annual financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

4. EVENTS SUBSEQUENT TO THE DATE OF AUDITORS' REPORT (UNAUDITED):

     IES effected a 2,329.6-for-one stock split in October 1997, for each share of common stock of the Company then outstanding. In addition, the Company increased the number of authorized shares of Common Stock to 100,000,000 and increased the number of authorized shares of $.01 par value preferred stock to 10,000,000. The effects of the Common Stock split and the increase in the shares of authorized Common Stock have been retroactively reflected on the balance sheet, statement of stockholders' equity and in the accompanying notes. Additionally, the difference between the initial capitalization and the par value of Common Stock outstanding subsequent to the stock split has been reflected as a receivable from stockholders in the accompanying balance sheet.

     The 2,655,709 shares of Common Stock held by the founder of IES were converted into 2,655,709 shares of restricted common stock. The shares of restricted common stock have rights similar to shares of Common Stock, except that such shares are entitled to elect one member of the board of directors and are entitled to one-half of one vote for each share held on all other matters. Each share of restricted common stock will convert into Common Stock (i) upon disposition by the holder of such shares, (ii) in the event that any person acquires, or offers to acquire, 15% or more of the total outstanding shares of Common Stock, or (iii) at the discretion of the Company's board of directors after January 1, 2000.

     IES has signed definitive agreements to acquire the following entities (the Founding Companies) to be effective contemporaneously with the Offering. The entities to be acquired are:

         Ace Electric, Inc.
         Amber Electric, Inc.
         BW Consolidated, Inc. and Subsidiaries
         Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast, Inc.
         Hatfield Electric, Inc.
         Haymaker Electric, Ltd.
         Houston-Stafford Electric, Inc. and Stark Investments, Inc.
         Mills Electrical Contractors, Inc. and Subsidiaries
         Muth Electric, Inc.
         Pollock Electric, Inc.
         Reynolds Electric Corp.
         Rodgers Electric Co., Inc.
         Summit Electric of Texas, Inc.
         Thomas Popp & Co., Inc.
         Thurman & O'Connell Corp.

     The aggregate consideration that will be paid by IES to acquire the Founding Companies is approximately $57.5 million in cash and 12.3 million shares of Common Stock.

     In addition, the Company has entered into employment agreements with certain key executives of the Founding Companies and the executive officers of IES. These employment agreements generally prohibit such individuals from disclosing confidential information and trade secrets, and restrict such individuals from competing with the Company for a period of two years following termination of employment. The initial term of these employment agreements is five years with provisions for annual extensions at the end of the initial term.

     On October 24, 1997, IES filed a registration statement on Form S-1 for the sale of its Common Stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mills Electrical Contractors, Inc. and Subsidiary:

     We have audited the accompanying consolidated balance sheets of Mills Electrical Contractors, Inc., a Texas corporation, and Subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mills Electrical Contractors, Inc. and Subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 15, 1997

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------     JUNE 30,
                                                               1995       1996         1997
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,808    $ 5,239      $ 2,021
  Accounts receivable --
     Trade, net of allowance of $148, $252 and $311,
       respectively.........................................    6,251     10,121       11,885
     Retainage, net of allowance of $20, $74 and $39,
       respectively.........................................      796      2,669        1,538
     Related parties........................................        3        208          260
     Other receivables......................................      307      1,055            8
  Inventories, net..........................................       69         49           76
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      131        329        1,563
  Prepaid expenses and other current assets.................       29        118           67
                                                              -------    -------      -------
          Total current assets..............................    9,394     19,788       17,418
PROPERTY AND EQUIPMENT, net.................................      912      1,675        2,145
GOODWILL, net...............................................       --        180          175
OTHER ASSETS................................................      340        394          407
                                                              -------    -------      -------
          Total assets......................................  $10,646    $22,037      $20,145
                                                              =======    =======      =======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   131    $   294      $   249
  Accounts payable and accrued expenses --
     Trade..................................................    4,439      8,886        6,768
     Related parties........................................       23        633           14
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................    1,746      4,523        2,996
  Unearned revenue and other current liabilities............       98         --           --
                                                              -------    -------      -------
          Total current liabilities.........................    6,437     14,336       10,027
LONG-TERM DEBT, net of current maturities...................      260        333          235
MINORITY INTEREST...........................................       --          3            5
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000 shares authorized, 855
     shares issued and 727 shares outstanding...............        1          1            1
  Additional paid-in capital................................      175        175          175
  Retained earnings.........................................    3,824      7,240        9,753
  Treasury stock, 128 shares, at cost.......................      (51)       (51)         (51)
                                                              -------    -------      -------
          Total stockholders' equity........................    3,949      7,365        9,878
                                                              -------    -------      -------
          Total liabilities and stockholders' equity........  $10,646    $22,037      $20,145
                                                              =======    =======      =======

   The accompanying notes are an integral part of these financial statements.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                       YEAR ENDED            SIX MONTHS ENDED
                                                      DECEMBER 31,               JUNE 30,
                                               ---------------------------   -----------------
                                                1994      1995      1996      1996      1997
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
REVENUES.....................................  $25,544   $35,250   $65,439   $27,902   $35,613
COST OF SERVICES (including depreciation and
  amortization)..............................   20,937    27,372    50,535    22,089    29,636
                                               -------   -------   -------   -------   -------
          Gross profit.......................    4,607     7,878    14,904     5,813     5,977
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...................................    3,391     4,741     7,643     2,236     3,355
                                               -------   -------   -------   -------   -------
          Income from operations.............    1,216     3,137     7,261     3,577     2,622
                                               -------   -------   -------   -------   -------
OTHER INCOME (EXPENSE):
  Interest expense...........................      (22)      (56)      (61)      (22)      (18)
  Other......................................       92       195       215        78       159
                                               -------   -------   -------   -------   -------
          Other income (expense), net........       70       139       154        56       141
                                               -------   -------   -------   -------   -------
INCOME BEFORE MINORITY INTEREST AND PROVISION
  FOR STATE INCOME TAXES.....................    1,286     3,276     7,415     3,633     2,763
Minority interest in net income of
  subsidiary.................................       --        --        (3)       --        (2)
                                               -------   -------   -------   -------   -------
INCOME BEFORE PROVISION FOR STATE INCOME
  TAXES......................................    1,286     3,276     7,412     3,633     2,761
Provision for state income taxes.............       52       131       309       129       116
                                               -------   -------   -------   -------   -------
NET INCOME...................................  $ 1,234   $ 3,145   $ 7,103   $ 3,504   $ 2,645
                                               =======   =======   =======   =======   =======

   The accompanying notes are an integral part of these financial statements.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED               SIX MONTHS
                                                                DECEMBER 31,            ENDED JUNE 30,
                                                         ---------------------------   -----------------
                                                          1994      1995      1996      1996      1997
                                                         -------   -------   -------   -------   -------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $ 1,234   $ 3,145   $ 7,103   $ 3,504   $ 2,645
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities --
    Depreciation and amortization......................      179       253       385       192       282
    Loss (gain) on sale of property and equipment......       (2)       --       (20)       (9)        1
    Changes in operating assets and liabilities --
      (Increase) decrease in --
         Accounts receivable...........................   (2,107)   (1,894)   (6,997)   (3,632)      362
         Inventories, net..............................       10         1        20        (4)      (27)
         Costs and estimated earnings in excess of
           billings on uncompleted contracts...........     (402)      386      (198)   (2,358)   (1,234)
         Prepaid expenses and other current assets.....      (46)      105       (89)      (24)       51
      Increase (decrease) in --
         Accounts payable and accrued expenses.........    1,780     1,178     5,057     1,918    (2,737)
         Billings in excess of costs and estimated
           earnings on uncompleted contracts...........     (353)    1,159     2,777     1,636    (1,527)
         Unearned revenue and other current
           liabilities.................................       --        98       (98)       --        --
    Other, net.........................................      (64)      (29)      (52)     (114)      (12)
                                                         -------   -------   -------   -------   -------
    Net cash provided by (used in) operating
      activities.......................................      229     4,402     7,888     1,109    (2,196)
                                                         -------   -------   -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in notes receivable.........................      (12)     (291)      (75)       --        --
  Collection of notes receivable.......................      140       141       377       365        --
  Proceeds from sale of property and equipment.........        8        15        44        16         8
  Additions of property and equipment..................     (279)     (255)     (912)     (427)     (755)
                                                         -------   -------   -------   -------   -------
         Net cash used in investing activities.........     (143)     (390)     (566)      (46)     (747)
                                                         -------   -------   -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.........................       --        --        --        --        --
  Payments of long-term debt...........................      (19)     (136)     (204)      (45)     (143)
  Distributions to stockholders........................     (147)   (2,216)   (3,687)     (253)     (132)
  Sale of treasury stock...............................      181        --        --        --        --
                                                         -------   -------   -------   -------   -------
         Net cash provided by (used in) financing
           activities..................................       15    (2,352)   (3,891)     (298)     (275)
                                                         -------   -------   -------   -------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...      101     1,660     3,431       765    (3,218)
CASH AND CASH EQUIVALENTS, beginning of period.........       47       148     1,808     1,808     5,239
                                                         -------   -------   -------   -------   -------
CASH AND CASH EQUIVALENTS, end of period...............  $   148   $ 1,808   $ 5,239   $ 2,573   $ 2,021
                                                         =======   =======   =======   =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest...........................................  $    22   $    56   $    61   $    22   $    18
    Income Taxes.......................................  $    --   $    55   $    93   $    84   $   105

   The accompanying notes are an integral part of these financial statements.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                       COMMON STOCK     ADDITIONAL                             TOTAL
                                      ---------------    PAID-IN     RETAINED   TREASURY   STOCKHOLDERS'
                                      SHARES   AMOUNT    CAPITAL     EARNINGS    STOCK        EQUITY
                                      ------   ------   ----------   --------   --------   -------------
BALANCE, December 31, 1993..........   855      $ 1        $ 11      $ 1,808      $(68)       $ 1,752
     Sale of 42 shares of treasury
       stock........................    --       --         164           --        17            181
     Distributions to
       stockholders.................    --       --          --         (147)       --           (147)
     Net income.....................    --       --          --        1,234        --          1,234
                                       ---      ---        ----      -------      ----        -------
BALANCE, December 31, 1994..........   855        1         175        2,895       (51)         3,020
     Distributions to
       stockholders.................    --       --          --       (2,216)       --         (2,216)
     Net income.....................    --       --          --        3,145        --          3,145
                                       ---      ---        ----      -------      ----        -------
BALANCE, December 31, 1995..........   855        1         175        3,824       (51)         3,949
     Distributions to
       stockholders.................    --       --          --       (3,687)       --         (3,687)
     Net income.....................    --       --          --        7,103        --          7,103
                                       ---      ---        ----      -------      ----        -------
BALANCE, December 31, 1996..........   855        1         175        7,240       (51)         7,365
     Distributions to stockholders
       (unaudited)..................    --       --          --         (132)       --           (132)
     Net income (unaudited).........    --       --          --        2,645        --          2,645
                                       ---      ---        ----      -------      ----        -------
BALANCE, June 30, 1997 (unaudited)..   855      $ 1        $175      $ 9,753      $(51)       $ 9,878
                                       ===      ===        ====      =======      ====        =======

   The accompanying notes are an integral part of these financial statements.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     The accompanying consolidated financial statements include the accounts of Mills Electrical Contractors, Inc. (Mills), a Texas corporation, and its 99 percent owned subsidiary, Fort Worth Regional Electrical Systems, L.L.C. (RES), a Texas limited liability company (collectively, the Company). The subsidiary was formed during 1996. In September 1997, Mills sold 10% of the capital stock of RES to an officer of RES at net book value per share resulting in proceeds to the Company of $71,000. Financial statements prior to 1996 reflect only the accounts of Mills, Inc. All significant intercompany transactions have been eliminated in consolidation.

     The Company focuses on providing electrical system installation and repair services primarily for mid-sized to large commercial facilities as well as residential facilities. The Company performs the majority of its contract work under fixed price contracts, with contract terms generally ranging from 12 to 36 months. The Company performs the majority of its work in the Dallas-Fort Worth, Texas, area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Supplemental Cash Flow Information (in thousands)

     The Company had the following noncash investing and financing activities for the years ended December 31, 1994, 1995 and 1996:

                                                            1994      1995      1996
                                                            ----      ----      ----
Property acquired in capital lease transactions...........  $290      $195      $254
Goodwill recognized in purchase transactions..............  $ --      $ --      $185

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost, net of an allowance for obsolescence, or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation and amortization expense was $179,000, $253,000 and $379,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

     In June 1996, RES agreed to purchase a business, consisting of equipment in a capital lease transaction and an agreement to lease a building under an operating lease, as well as purchased the rights to the name "Regional Electric Systems" from an individual who became an officer of RES. The acquired assets were recorded at their estimated fair market value using the purchase method of accounting. The transaction resulted in the recognition of goodwill of approximately $185,000 which is being amortized over a 20 year period.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable and a general reserve based upon the total trade and retainage accounts receivable balances.

  Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company include only a provision for state income taxes and do not

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY include a provision for current or deferred federal income taxes. The Company intends to terminate its S Corporation status concurrently with the effective date of the Offering.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                       ESTIMATED         DECEMBER 31,
                                                      USEFUL LIVES    ------------------
                                                        IN YEARS       1995       1996
                                                      ------------    -------    -------
Transportation equipment............................       3-5        $   788    $ 1,031
Machinery and equipment.............................         5            785      1,071
Leasehold improvements..............................      5-10            170        330
Furniture and fixtures..............................         5            591        901
Less -- Accumulated depreciation and amortization...                   (1,422)    (1,658)
                                                                      -------    -------
          Property and equipment, net...............                  $   912    $ 1,675
                                                                      =======    =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1994    1995    1996
                                                              ----    ----    ----
Balance at beginning of period..............................  $ 77    $128    $168
Additions to costs and expenses.............................    51      40     158
                                                              ----    ----    ----
Balance at end of period....................................  $128    $168    $326
                                                              ====    ====    ====

     Included as a component of other receivables at December 31, 1995, is a note receivable from a corporation of $291,000 with interest at 10 percent per annum. This note was collected during 1996.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

     Accounts payable and accrued expenses, trade consist of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Accounts payable, trade.....................................  $2,236    $4,922
Accrued compensation and benefits...........................   1,608     3,423
Other accrued expenses......................................     595       541
                                                              ------    ------
                                                              $4,439    $8,886
                                                              ======    ======

     Electrical system installation contracts in progress are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
Costs incurred on contracts in progress.....................  $33,016    $55,954
Estimated earnings, net of losses...........................    7,090     15,879
                                                              -------    -------
                                                               40,106     71,833
Less -- Billings to date....................................  (41,721)   (76,027)
                                                              -------    -------
                                                              $(1,615)   $(4,194)
                                                              =======    =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $   131    $   329
  Less -- Billings in excess of costs and estimated earnings
     on uncompleted contracts...............................   (1,746)    (4,523)
                                                              -------    -------
                                                              $(1,615)   $(4,194)
                                                              =======    =======

5. LONG-TERM DEBT:

     Long-term debt consists primarily of capital leases for the purchase of vehicles and construction equipment as discussed in Note 6.

     The Company has a $2,000,000 line-of-credit agreement with a bank to be drawn upon as needed, with variable interest at the bank's prime rate, as defined, secured by accounts receivable, furniture, fixtures and equipment, an assignment of a $500,000 life insurance policy on the president and the president's personal guaranty. In June 1997, the line-of-credit agreement was extended to June of 1999. At December 31, 1995 and 1996, there were no outstanding draws against this line of credit.

     The line-of-credit agreement with the bank contains various covenants pertaining to working capital, certain financial ratios and net worth. At December 31, 1996, the Company was in compliance with all such covenants.

     The Company has a term note payable with a bank, secured by a Company vehicle. The principal is payable monthly in the amount of $1,000 plus interest at 9.75 percent. At December 31, 1996, a balance of $5,000 was due and payable within one year.

     The Company has an obligation to a related party for the purchase of the rights to the name "Regional Electric Systems" requiring monthly payments of principal and interest, at 8.25 percent, of $6,000 through May 1999. At December 31, 1996, a balance of $60,000 was due and payable within one year.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

     The maturities of long-term debt as of December 31, 1996, are as follows (in thousands):

Year ending December 31 --
     1997...................................................  $294
     1998...................................................   238
     1999...................................................    93
     2000...................................................     2
                                                              ----
                                                              $627
                                                              ====

6. LEASES:

  Obligations Under Capital Leases

     The Company leases certain vehicles and construction equipment under leases classified as capital leases. The construction equipment lease is with an officer of the Company. The following is a schedule showing the future minimum lease payments under capital leases by years and the present value of the minimum lease payments as of December 31, 1996 (in thousands):

Year ending December 31 --
  1997......................................................  $260
  1998......................................................   189
  1999......................................................    68
  2000......................................................     2
                                                              ----
          Total minimum lease payments......................   519
Less -- Amounts representing interest.......................    50
                                                              ----
          Present value of minimum lease payments...........  $469
                                                              ====

  Operating Leases

     The Company leases a building which is owned by the principal stockholder of the Company. The lease is classified as an operating lease and expires on October 31, 1997. The rent paid under this related-party lease was approximately $--, $26,000 and $156,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The Company also leases a building which is owned by an officer of the Company. This lease commenced during 1996. The lease is classified as an operating lease and expires on May 31, 1999. The Company has an option to renew the lease for one additional two-year term at a reduced lease rate. The rent paid under this related-party lease was approximately $35,000 for the year ended December 31, 1996. The Company also rents certain office equipment and warehouse space under several operating lease agreements which vary in length and terms. The rent paid under these lease agreements was approximately $3,000, $8,000 and $45,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

Year Ended December 31 --
     1997...................................................  $231
     1998...................................................    83
     1999...................................................    26
     Thereafter.............................................    --
                                                              ----
                                                              $340
                                                              ====

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

7. RELATED-PARTY TRANSACTIONS:

     The Company has entered into operating and capital lease transactions with related parties as discussed in Note 6.

     CIMA Services, Inc. (CIMA) and RES are related parties due to the ownership by the Company's president of 49% and 1%, respectively, of these companies' capital stock.

     The related-party transactions and balances are as follows (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                               1995     1996
                                                              ------   ------
Accounts receivable from CIMA...............................  $    2   $  208
Interest receivable from CIMA and officer...................       1       --
Accounts payable to CIMA....................................      23      633
Contract revenues from CIMA.................................   1,116    1,257
Material purchases from CIMA................................     812    1,080
Interest income received from CIMA and officers.............      38       14
Minority interest in net income of RES......................      --        3
Liability attributable to minority interest.................      --        3
Capital lease obligation to an officer of RES...............      --      116
Payments under capital lease obligation with an officer of
  RES.......................................................      --       31
Payments under operating leases with officers of the
  Company...................................................      26      232

     Additionally, the Company has guaranteed an officer note at a bank with an outstanding balance of approximately $298,000 at December 31, 1996. The Company's property and equipment has been cross-pledged as collateral.

8. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan that covers all employees meeting certain age and service requirements. Company contributions to the plan are at the discretion of the board of directors. Contributions to the plan charged to operations in 1994, 1995 and 1996 were $186,000, $450,000 and $789,000, respectively.

9. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheets approximates their fair values.

10. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including workers' compensation, business auto liability, commercial general liability, property and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

               MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

11. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales greater than 10 percent of total sales to three major customers (comprising approximately 20%, 12% and 11% of total sales), two major customers (comprising approximately 15% and 13% of total sales) and two major customers (comprising approximately 20% and 18% of total sales) during the years ended December 31, 1994, 1995 and 1996, respectively.

     In addition, the Company grants credit, generally without collateral, to its customers, which are usually general contractors located primarily in the Dallas-Fort Worth, Texas area. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the Dallas-Fort Worth, Texas, area. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

  Cash and Cash Equivalents

     The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

12. BACKCHARGE CLAIMS:

     It is the Company's policy to recognize income from backcharge claims only when a definitive agreement has been reached and collection is reasonably assured. In December 1996, the Company reached a settlement on one of its backcharge claims related to prior periods for approximately $856,000 which is reflected in the accompanying consolidated statement of operations for the year ended December 31, 1996, as an increase in revenues and as a component of other receivables in the accompanying consolidated balance sheet at December 31, 1996.

13. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of an initial public offering (the Offering) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BW Consolidated, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of BW Consolidated, Inc., a Texas corporation, and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BW Consolidated, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 15, 1997

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------     JUNE 30,
                                                               1995       1996         1997
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,180    $   507      $   782
  Accounts receivable --
     Trade, net of allowance of $82, $119 and $120,
       respectively.........................................    3,178      4,718        4,761
     Retainage..............................................      471        768          695
     Other receivables......................................       62         53           65
  Notes receivable from stockholders........................       42         --          394
  Inventories...............................................      461        557          728
  Costs and estimated earnings in excess of billings........      186        182          122
  Prepaid expenses and other current assets.................        5         10           36
                                                              -------    -------      -------
          Total current assets..............................    5,585      6,795        7,583
PROPERTY AND EQUIPMENT, net.................................    3,925      4,609        5,266
NOTE RECEIVABLE FROM STOCKHOLDERS, net of current portion...      470         --           --
OTHER ASSETS................................................       21         27           45
                                                              -------    -------      -------
          Total assets......................................  $10,001    $11,431      $12,894
                                                              =======    =======      =======

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   214    $    94      $   108
  Advances outstanding under lines of credit................       --         --          340
  Accounts payable and accrued expenses.....................    2,318      2,131        2,436
  Income taxes payable......................................      130        166           --
  Billings in excess of costs and estimated earnings........      606        749          963
                                                              -------    -------      -------
          Total current liabilities.........................    3,268      3,140        3,847
LONG-TERM DEBT, net of current maturities...................      951        861          973
DEFERRED TAXES..............................................      180         --           --
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY................       --        209          426
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 2,000,000, 500,000 and 500,000 shares authorized, respectively; 31,598, 20,000 and
     20,000 shares issued and outstanding, respectively.....       32         20           20
  Additional paid-in capital................................      566        205          205
  Retained earnings.........................................    5,965      6,996        7,423
  Treasury stock, 5,088 shares, at cost.....................     (961)        --           --
                                                              -------    -------      -------
          Total stockholders' equity........................    5,602      7,221        7,648
                                                              -------    -------      -------
          Total liabilities and stockholders' equity........  $10,001    $11,431      $12,894
                                                              =======    =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                               ---------------------------   -----------------
                                                1994      1995      1996      1996      1997
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
REVENUES.....................................  $23,168   $27,730   $33,023   $16,680   $16,311
COST OF SERVICES (including depreciation)....   17,967    20,964    25,017    12,602    12,717
                                               -------   -------   -------   -------   -------
          Gross profit.......................    5,201     6,766     8,006     4,078     3,594
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...................................    3,091     3,637     3,686     1,816     1,859
                                               -------   -------   -------   -------   -------
          Income from operations.............    2,110     3,129     4,320     2,262     1,735
                                               -------   -------   -------   -------   -------
OTHER INCOME (EXPENSE):
  Interest expense...........................     (135)     (120)      (97)      (49)      (56)
  Other......................................       97       263       174       107        96
                                               -------   -------   -------   -------   -------
          Other income (expense), net........      (38)      143        77        58        40
                                               -------   -------   -------   -------   -------
NET INCOME BEFORE INCOME TAX AND MINORITY
  INTEREST...................................    2,072     3,272     4,397     2,320     1,775
INCOME TAX EXPENSE (BENEFIT).................      772     1,238       (28)     (103)       33
                                               -------   -------   -------   -------   -------
NET INCOME BEFORE MINORITY INTEREST..........    1,300     2,034     4,425     2,423     1,742
MINORITY INTEREST EXPENSE....................       --        --       250       151       197
                                               -------   -------   -------   -------   -------
NET INCOME...................................  $ 1,300   $ 2,034   $ 4,175   $ 2,272   $ 1,545
                                               =======   =======   =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                           SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,         JUNE 30,
                                                              --------------------------   -----------------
                                                               1994     1995      1996      1996      1997
                                                              ------   -------   -------   -------   -------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $1,300   $ 2,034   $ 4,175   $ 2,272   $ 1,545
  Adjustments to reconcile net income to net cash provided
    by operating activities --
    Depreciation and amortization...........................     292       329       426       191       265
    Loss (gain) on sale of property and equipment...........       9       (54)      (17)      (18)       (9)
    Deferred tax benefit....................................      --        --      (180)     (180)       --
    Minority interest expense...............................      --        --       250       151       197
    Changes in operating assets and liabilities --
      (Increase) decrease in --
      Accounts receivable...................................    (459)     (244)   (1,828)   (1,255)       18
      Inventories...........................................      (7)      131       (96)     (294)     (171)
      Costs and estimated earnings in excess of billings on
         uncompleted contracts..............................      80       (13)        4       (20)       60
      Prepaid expenses and other current assets.............      (2)        1       (11)       (6)      (26)
    Increase (decrease) in --
      Accounts payable and accrued expenses.................    (153)      141      (187)      550       306
      Billings in excess of costs and estimated earnings on
         uncompleted contracts..............................     (51)      282       143        33       214
      Unearned revenue and other current liabilities........      34        41        36       (51)     (166)
                                                              ------   -------   -------   -------   -------
         Net cash provided by operating activities..........   1,043     2,648     2,715     1,373     2,233
                                                              ------   -------   -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..............       4       141        66        60        18
  Stockholder receivable....................................      --      (512)      512       512      (394)
  Other assets..............................................      --        --        --        --       (20)
  Additions of property and equipment.......................    (485)   (1,001)   (1,160)     (861)     (788)
                                                              ------   -------   -------   -------   -------
         Net cash used in investing activities..............    (481)   (1,372)     (582)     (289)   (1,184)
                                                              ------   -------   -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of short-term debt.............................     643       515     1,832       517       570
  Borrowings of long-term debt..............................      --        --        10        --        39
  Repayments of short-term debt.............................    (643)     (515)   (1,832)     (302)     (230)
  Repayments of long-term debt..............................    (377)     (310)     (219)     (135)      (55)
  Stockholder distributions.................................      --       (32)   (2,556)   (1,503)   (1,118)
  Minority interest contributions...........................      --        --        85        85        85
  Minority interest distributions...........................      --        --      (126)      (41)      (65)
  Purchase of treasury stock................................      --      (961)       --        --        --
                                                              ------   -------   -------   -------   -------
         Net cash used in financing activities..............    (377)   (1,303)   (2,806)   (1,379)     (774)
                                                              ------   -------   -------   -------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     185       (27)     (673)     (295)      275
CASH AND CASH EQUIVALENTS, beginning of period..............   1,022     1,207     1,180     1,180       507
                                                              ------   -------   -------   -------   -------
CASH AND CASH EQUIVALENTS, end of period....................  $1,207   $ 1,180   $   507   $   885   $   782
                                                              ======   =======   =======   =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest................................................  $  137   $   119   $    97   $    49   $    56
    Income taxes............................................     744     1,197       132        --       198

  The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                      COMMON STOCK     ADDITIONAL                             TOTAL
                                    ----------------    PAID-IN     RETAINED   TREASURY   STOCKHOLDERS'
                                    SHARES    AMOUNT    CAPITAL     EARNINGS    STOCK        EQUITY
                                    -------   ------   ----------   --------   --------   -------------
BALANCE, December 31, 1993........   31,151    $ 31      $ 512      $ 2,663     $  --        $ 3,206
  Sale of common stock............      261       1         30           --        --             31
  Net income......................       --      --         --        1,300        --          1,300
                                    -------    ----      -----      -------     -----        -------
BALANCE, December 31, 1994........   31,412      32        542        3,963        --          4,537
  Sale of common stock............      186      --         24           --        --             24
  Net income......................       --      --         --        2,034        --          2,034
  Dividends paid..................       --      --         --          (32)       --            (32)
  Purchase of treasury stock......       --      --         --           --      (961)          (961)
                                    -------    ----      -----      -------     -----        -------
BALANCE, December 31, 1995........   31,598      32        566        5,965      (961)         5,602
  Shares retired upon merger......  (26,510)    (27)       154         (127)       --             --
  Treasury stock canceled.........   (5,088)     (5)      (515)        (441)      961             --
  Shares issued...................    1,000      10         --          (10)       --             --
  Stock split 20 to 1 and
     recapitalization (Note 1)....   19,000      10         --          (10)       --             --
  Distributions to stockholders...       --      --         --       (2,556)       --         (2,556)
  Net income......................       --      --         --        4,175        --          4,175
                                    -------    ----      -----      -------     -----        -------
BALANCE, December 31, 1996........   20,000      20        205        6,996        --          7,221
  Distributions to stockholders
     (unaudited)..................       --      --         --       (1,118)       --         (1,118)
  Net income (unaudited)..........       --      --         --        1,545        --          1,545
                                    -------    ----      -----      -------     -----        -------
BALANCE, June 30, 1997
  (unaudited).....................   20,000    $ 20      $ 205      $ 7,423     $  --        $ 7,648
                                    =======    ====      =====      =======     =====        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     BW Consolidated, Inc. (the Company), a Nevada S Corporation, and Subsidiaries, two of which are Texas limited partnerships, focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts with contract terms generally ranging from three to 24 months. The Company performs the majority of its work in Texas.

     In January 1996, the original parent company, Bexar Enterprises, Inc., a Nevada C Corporation, was merged with BW Investments, Inc., Bexar Electric Company, Inc., and Calhoun Electric Company, Inc., all wholly owned subsidiaries. The survivor of the merger was Calhoun Electric Company, Inc., a Texas S Corporation, and its 90 percent owned subsidiary, Bexar Electric Company, Ltd. (BEC), a Texas limited partnership. The 10 percent minority interest in the partnership was purchased by employees of Bexar Electric Company, Ltd. An additional 10 percent minority interest in Bexar Electric Company, Ltd. (a Texas limited partnership), was purchased by employees of the Company in January 1997.

     In May 1997, Calhoun Electric Company, Inc., a Texas S Corporation, transferred its assets and liabilities to Calhoun Electric Company, Ltd. (CEC), a Texas limited partnership. Subsequent to this transfer, Calhoun Electric Company, Inc., a Texas S Corporation, reorganized as a Nevada S Corporation and changed its name to BW Consolidated, Inc.

     The accompanying financial statements present BW Consolidated, Inc. (and its predecessors), together with its majority-owned subsidiaries on a consolidated basis. All significant intercompany activity has been eliminated in consolidation. Additionally, minority interests in subsidiaries of BW Consolidated, Inc. have been reflected as "Minority Interest" in the accompanying consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

  Supplemental Cash Flow Information (in thousands)

     The Company had the following noncash investing and financing activities for the years ended December 31, 1994, 1995 and 1996:

                                                              1994      1995      1996
                                                              ----      ----      ----
Property and equipment purchased with direct financing......   $--       $25       $--
Like-kind exchange of equipment.............................   $--       $15       $ 6
Employee Stock Option Plan contribution through stock
  distribution..............................................   $30       $25       $--

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the average cost method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts,"' represents billings in excess of revenues recognized.

  Warranty Costs

     The Company warrants labor for the first year after installation of new electrical systems and servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company has elected S Corporation status effective January 1, 1996, as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred income taxes (see Note 4). The Company intends to terminate its S Corporation status concurrently with the effective date of the Offering (see Note 1).

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncements

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                           ESTIMATED      DECEMBER 31,
                                                          USEFUL LIVES   ---------------
                                                            IN YEARS      1995     1996
                                                          ------------   ------   ------
Transportation equipment................................        10       $2,783   $3,446
Machinery and equipment.................................      5-10          709      673
Land and buildings......................................        40        2,592    2,592
Furniture, fixtures and office equipment................      3-15          680      926
                                                                         ------   ------
                                                                          6,764    7,637
Less -- Accumulated depreciation and amortization.......                 (2,839)  (3,028)
                                                                         ------   ------
          Property and equipment, net...................                 $3,925   $4,609
                                                                         ======   ======

4. DETAIL OF CERTAIN CONSOLIDATED BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Balance at beginning of period..............................  $ 80    $ 82
Additions to costs and expenses.............................    27     127
Deductions for uncollectible receivables written off and
  recoveries................................................   (25)    (90)
                                                              ----    ----
  Balance at end of period..................................  $ 82    $119
                                                              ====    ====

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
Accounts payable, trade.....................................  $ 1,134    $ 1,191
Wages.......................................................      700        407
Insurance...................................................      238        146
Contract costs..............................................      141        207
Warranty reserve............................................       83         99
Other.......................................................       22         81
                                                              -------    -------
          Total accounts payable and accrued expenses.......  $ 2,318    $ 2,131
                                                              =======    =======

     Electrical system installation contracts in progress are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
Amended contract amount.....................................  $15,945    $18,918
Revenue recognized to date..................................    7,953     11,105
                                                              -------    -------
Unearned contract amount, backlog...........................  $ 7,992    $ 7,813
                                                              =======    =======
Costs incurred on uncompleted contracts.....................  $ 5,647    $ 8,298
Estimated earnings..........................................    2,306      2,807
                                                              -------    -------
          Total contract revenue earned to date.............    7,953     11,105
Less -- Billings to date....................................    8,403     11,711
                                                              -------    -------
Net overbilled open contracts...............................     (450)      (606)
Unbilled completed contracts................................       30         39
                                                              -------    -------
                                                              $  (420)   $  (567)
                                                              =======    =======
Costs and estimated earnings in excess of billings..........  $   186    $   182
Billings in excess of costs and estimated earnings..........     (606)      (749)
                                                              -------    -------
                                                              $  (420)   $  (567)
                                                              =======    =======

5. LONG-TERM DEBT:

     Long-term debt consists of the following (in thousands):

                                                              DECEMBER 31,
                                                              -------------
                                                              1995     1996
                                                              -----    ----
Note payable to a bank, interest at prime plus .75 percent
  (prime rate at 8.25 percent at December 31, 1996),
  principal and interest due monthly of $10 maturing in
  March 2004, secured by certain real estate................  $ 678    $632
Note payable to a corporation, interest at 7 percent,
  principal and interest due monthly of $2 maturing in July
  2004, secured by certain real estate......................    140     128
Note payable to a bank, interest at prime, principal and
  interest due monthly of $3, maturing in November 2003,
  secured by certain real estate............................    205     190
Notes payable to manufacturers, interest at 7.9 percent,
  principal and interest due monthly of $3, maturing in
  December 1996 and May 1997, secured by certain
  equipment.................................................     43       5
Notes payable to a bank, interest at 8.25 percent, principal and interest due monthly of $6, maturing in July and
  October 1996, secured by certain vehicles and equipment...     50      --
Various notes payable to a bank, interest ranging from 7.9
  percent to 8.25 percent, principal and interest due
  monthly of $7, maturing in July through November 1996,
  secured by certain vehicles, machinery and office
  equipment.................................................     49      --
                                                              -----    ----
          Total debt........................................  1,165     955
Less -- current maturities..................................    214      94
                                                              -----    ----
Long-term debt less current maturities......................  $ 951    $861
                                                              =====    ====

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

     The maturities of long-term debt at December 31, 1996, are as follows (in thousands):

1997........................................................  $ 94
1998........................................................    98
1999........................................................   106
2000........................................................   116
2001........................................................   127
Thereafter..................................................   414
                                                              ----
                                                              $955
                                                              ====

     The Company currently has two lines of credit established. The first line of credit for $750,000, secured by BEC accounts receivable and inventory, requires monthly payments of interest at 1 percent over the prime rate. At December 31, 1995 and 1996, respectively, there were no advances outstanding against the line and the full $750,000 was available. The note maturity date is May 1997. The second line of credit for $300,000, secured by CEC accounts receivable, inventory, equipment and trucks, requires monthly payments of interest at percent over the prime rate. At December 31, 1995 and 1996, respectively, there were no advances outstanding against the line and the full $300,000 was available. The note maturity date is March 1997.

     The Company has an irrevocable letter of credit from a bank in the amount of $199,000 in favor of the Company's workers' compensation carrier. The expiration date is July 1, 1997. Security for this letter of credit consists of the assignment of $125,000 in certificates of deposit, a second lien on real estate and "rolling stock"' of the Company, and the personal guarantee of the major stockholder.

6. LEASES:

     The Company leases undeveloped property from the majority stockholder for storage of equipment and trailers. The lease was entered into on July 1, 1994, and expired on June 30, 1997, and is currently on a month-to-month basis. The consideration for this lease was $8,000, $17,000 and $19,000 in 1994, 1995 and 1996, respectively. The future minimum lease payments under these noncancelable operating leases for the year ended December 31, 1997, are $10,000.

7. INCOME TAXES (IN THOUSANDS):

     Federal and State income taxes are as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                             1994      1995
                                                             ----     ------
Federal --
  Current..................................................  $663     $1,118
  Deferred.................................................    26        (45)
State --
  Current..................................................    83        157
  Deferred.................................................    --          8
                                                             ----     ------
                                                             $772     $1,238
                                                             ====     ======

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 34% to income before provision for income taxes as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                             1994      1995
                                                             ----     ------
Provision at the statutory rate............................  $704     $1,112
State income tax, net of benefit for federal deduction.....    54        107
Other......................................................    14         19
                                                             ----     ------
                                                             $772     $1,238
                                                             ====     ======

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Deferred income tax assets --
  Allowance for Bad Debt....................................     $    4
  Accrued Liabilities and Expenses..........................        122
                                                                 ------
          Total deferred income tax asset...................        126
Deferred income tax liabilities --
  Property and equipment....................................       (306)
          Total deferred income tax liability...............       (306)
                                                                 ------
          Net deferred income tax liability.................     $ (180)
                                                                 ======

     The net deferred tax assets and liabilities are comprised of the following:

                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Deferred tax assets --
  Current...................................................     $ 126
  Long-term.................................................        --
                                                                 -----
          Total.............................................     $ 126
                                                                 =====
Deferred tax liabilities --
  Current...................................................        --
  Long-term.................................................      (306)
                                                                 -----
          Total.............................................     $(306)
                                                                 =====

     Effective January 1, 1996, the Company elected S Corporation status for Calhoun Electric and partnership status for Bexar Electric. The Company will no longer be directly responsible for any deferred tax liability which might exist. The removal of the deferred tax liability which existed as of December 31, 1995, is recognized in the 1996 consolidated statement of operations (see Note 2).

8. RELATED-PARTY TRANSACTIONS:

     Notes receivable from a stockholder consists of the following (in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Note receivable, secured by a second lien on real estate,
  interest at 7.5 percent, payable in 60 quarterly
  installments of $3........................................  $107    $ --
Note receivable, unsecured, interest at 7.45 percent,
  payments due annually in January of 15 percent of
  principal plus accrued interest, balance due in January
  2000......................................................   405      --
                                                              ----    ----
          Total notes receivable from a stockholder.........   512      --
Current portion.............................................    42      --
                                                              ----    ----
Noncurrent portion..........................................  $470    $ --
                                                              ====    ====

     The Company recognized interest income from a stockholder of $--, $30,000 and $13,000 in 1994, 1995 and 1996, respectively.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

9. EQUITY:

     In 1991, the Company adopted an employee stock ownership plan (ESOP) for the benefit of the Company's employees. The plan covered substantially all employees of the Company. The Company's contributions to the plan are at the discretion of the board of directors, but may not exceed the maximum allowable deduction permitted under the Internal Revenue Code at the time of the contribution. Under this ESOP plan, employees cannot make contributions to the plan. The Company made a contribution of $35,000 and $25,000 in 1994 and 1995, respectively. Effective December 8, 1995, the Company has requested and received approval from the Internal Revenue Service to terminate the ESOP plan. In accordance with the termination of the ESOP, the Company repurchased as treasury stock 5,088 shares for $961,000.

     In 1996, the Company sold a minority interest in the limited partnership of Bexar Electric to certain employees of the Company. The minority interest is considered a limited partner; the minority interest held 10 percent and 20 percent (unaudited) at December 31, 1996, and June 30, 1997, respectively.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable from stockholders, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 11 percent of total sales to one major customer during the year ended December 31, 1996.

     The Company had accounts receivable balances of approximately 15 percent and 14 percent of total accounts receivable from two major customers as of December 31, 1996.

     The Company had cash and cash equivalents in financial institutions which exceeded the federally insured limits by $911,000, $269,000 and $437,000 (unaudited) at December 31, 1995 and 1996, and June 30, 1997, respectively.

     In addition, the Company grants credit, generally without collateral, to its customers, which are primarily general contractors, located in Central and South Texas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the state of Texas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

13. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of an initial public offering (the Offering) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. Additionally, in October 1997, the majority shareholder of the Company transferred 15 percent of its interest in CEC to a former shareholder of Calhoun Electric Company, Inc. and current employer of CEC.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Muth Electric, Inc.:

     We have audited the accompanying balance sheets of Muth Electric, Inc., a South Dakota corporation, as of December 31, 1995 and 1996, and the related statements of operations, cash flows and stockholder's equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Muth Electric, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 15, 1997

                              MUTH ELECTRIC, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31,
                                                              ----------------     JUNE 30,
                                                               1995      1996        1997
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   53    $   82      $    9
  Accounts receivable --
     Trade, net of allowance of $55, $63 and 80,
       respectively.........................................   1,718     2,556       2,524
     Retainage..............................................     417       212         459
     Related party..........................................      --        74          74
  Inventories...............................................     750       820         919
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     545       436         582
  Prepaid expenses and other current assets.................     150       140         159
                                                              ------    ------      ------
          Total current assets..............................   3,633     4,320       4,726
PROPERTY AND EQUIPMENT, net.................................     946     1,140       1,080
                                                              ------    ------      ------
          Total assets......................................  $4,579    $5,460      $5,806
                                                              ======    ======      ======

                            LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable.............................................  $   --    $  530      $  363
  Accounts payable and accrued expenses.....................   1,621     1,680       2,055
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     305       180         481
                                                              ------    ------      ------
          Total current liabilities.........................   1,926     2,390       2,899
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $100 par value, 3,000 shares authorized, 737
     shares issued and outstanding..........................      74        74          74
  Retained earnings.........................................   2,579     2,996       2,833
                                                              ------    ------      ------
          Total stockholder's equity........................   2,653     3,070       2,907
                                                              ------    ------      ------
          Total liabilities and stockholder's equity........  $4,579    $5,460      $5,806
                                                              ======    ======      ======

   The accompanying notes are an integral part of these financial statements.

                              MUTH ELECTRIC, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                         YEAR ENDED              SIX MONTHS
                                                        DECEMBER 31,           ENDED JUNE 30,
                                                 ---------------------------   ---------------
                                                  1994      1995      1996      1996     1997
                                                 -------   -------   -------   ------   ------
                                                                                 (UNAUDITED)
REVENUES.......................................  $13,466   $16,012   $16,830   $8,065   $8,308
COST OF SERVICES (including depreciation)......    9,805    12,189    12,834    6,134    6,660
                                                 -------   -------   -------   ------   ------
          Gross profit.........................    3,661     3,823     3,996    1,931    1,648
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...    2,678     2,923     2,957    1,455    1,567
                                                 -------   -------   -------   ------   ------
          Income from operations...............      983       900     1,039      476       81
                                                 -------   -------   -------   ------   ------
OTHER INCOME (EXPENSE):
  Interest income (expense)....................        6        11       (24)     (13)     (14)
  Other........................................      (79)      (95)       27       18       20
                                                 -------   -------   -------   ------   ------
          Other income (expense), net..........      (73)      (84)        3        5        6
                                                 -------   -------   -------   ------   ------
NET INCOME.....................................  $   910   $   816   $ 1,042   $  481   $   87
                                                 =======   =======   =======   ======   ======

   The accompanying notes are an integral part of these financial statements.

                              MUTH ELECTRIC, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         YEAR ENDED             SIX MONTHS
                                                        DECEMBER 31,          ENDED JUNE 30,
                                                  ------------------------    --------------
                                                  1994     1995      1996     1996     1997
                                                  -----    -----    ------    -----    -----
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................   $ 910    $ 816    $1,042    $ 481    $  87
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities --
     Depreciation and amortization.............     142      185       224      107      117
     Loss (gain) on sale of property and
       equipment...............................      (6)      16       (28)     (16)     (13)
     Changes in operating assets and
       liabilities --
       (Increase) decrease in --
          Accounts receivable..................    (260)      70      (674)    (592)    (544)
          Inventories..........................      31      (38)      (70)     (63)     (99)
          Costs and estimated earnings in
            excess of billings on uncompleted
            contracts..........................     579     (291)       70       96      180
          Prepaid expenses and other current
            assets.............................     (41)       5        10       10      (19)
       Increase (decrease) in --
          Accounts payable and accrued
            expenses...........................    (478)     525        59      (82)     375
          Billings in excess of costs and
            estimated earnings on uncompleted
            contracts..........................    (252)     (95)     (119)      41      304
                                                  -----    -----    ------    -----    -----
          Net cash provided by (used in)
            operating activities...............     625    1,193       514      (18)     388
                                                  -----    -----    ------    -----    -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and
     equipment.................................      11        5        53       21       21
  Additions of property and equipment..........    (201)    (560)     (443)    (257)     (65)
                                                  -----    -----    ------    -----    -----
          Net cash used in investing
            activities.........................    (190)    (555)     (390)    (236)     (44)
                                                  -----    -----    ------    -----    -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of line of credit.................      --       --        --      460       --
  Payments of long-term loan receivable........     390       --       530       --     (167)
  Distributions to stockholders................    (715)    (722)     (625)    (250)    (250)
                                                  -----    -----    ------    -----    -----
          Net cash provided by (used in)
            financing activities...............    (325)    (722)      (95)     210     (417)
                                                  -----    -----    ------    -----    -----
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................     110      (84)       29      (44)     (73)
CASH AND CASH EQUIVALENTS, beginning of
  period.......................................      27      137        53       53       82
                                                  -----    -----    ------    -----    -----
CASH AND CASH EQUIVALENTS, end of period.......   $ 137    $  53    $   82    $   9    $   9
                                                  =====    =====    ======    =====    =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for --
     Interest..................................   $   9    $   4    $   33    $  15    $  21

   The accompanying notes are an integral part of these financial statements.

                              MUTH ELECTRIC, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                        COMMON STOCK                      TOTAL
                                                      ----------------    RETAINED    STOCKHOLDER'S
                                                      SHARES    AMOUNT    EARNINGS       EQUITY
                                                      ------    ------    --------    -------------
BALANCE, December 31, 1993.........................    737       $74       $2,290        $2,364
  Distributions to stockholders....................     --        --         (715)         (715)
  Net income.......................................     --        --          910           910
                                                       ---       ---       ------        ------
BALANCE, December 31, 1994.........................    737        74        2,485         2,559
  Distributions to stockholders....................     --        --         (722)         (722)
  Net income.......................................     --        --          816           816
                                                       ---       ---       ------        ------
BALANCE, December 31, 1995.........................    737        74        2,579         2,653
  Distributions to stockholders....................     --        --         (625)         (625)
  Net income.......................................     --        --        1,042         1,042
                                                       ---       ---       ------        ------
BALANCE, December 31, 1996.........................    737        74        2,996         3,070
  Distributions to stockholders (unaudited)........     --        --         (250)         (250)
  Net income (unaudited)...........................     --        --           87            87
                                                       ---       ---       ------        ------
BALANCE, June 30, 1997 (unaudited).................    737       $74       $2,833        $2,907
                                                       ===       ===       ======        ======

   The accompanying notes are an integral part of these financial statements.

                              MUTH ELECTRIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Muth Electric, Inc. (the Company), a South Dakota corporation, focuses on providing electrical system installation and repair services primarily for residential and commercial facilities. The Company performs the majority of its contract work under fixed-price contracts with contract terms generally ranging from one to 12 months. The Company performs the majority of its work in South Dakota and surrounding states.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the estimated useful life of the asset. Depreciation expense was approximately $185,000 and $224,000 for the years ended December 31, 1995 and 1996, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

                              MUTH ELECTRIC, INC.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     The Company warrants labor and materials for the first year after installation of new electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable, as well as provides a general reserve for potential unknown adjustments.

  Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred income taxes. The Company intends to terminate its S Corporation status concurrently with the effective date of the Offering.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 9 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective November 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                              MUTH ELECTRIC, INC.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                         ESTIMATED       DECEMBER 31,
                                                        USEFUL LIVES   -----------------
                                                          IN YEARS      1995      1996
                                                        ------------   -------   -------
Transportation equipment..............................        5        $   806   $   868
Machinery and equipment...............................        7            466       635
Leasehold improvements................................       40            409       479
Furniture and fixtures................................        5            403       425
                                                                       -------   -------
                                                                         2,084     2,407
Less -- Accumulated depreciation and amortization.....                  (1,138)   (1,267)
                                                                       -------   -------
          Property and equipment, net.................                 $   946   $ 1,140
                                                                       =======   =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                               DECEMBER 31,
                                                              --------------
                                                              1995      1996
                                                              ----      ----
Balance at beginning of period..............................  $60       $55
Additions (deductions) to costs and expenses................   (5)        8
                                                              ---       ---
Balance at end of period....................................  $55       $63
                                                              ===       ===

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Accounts payable, trade.....................................  $  819    $  757
Accrued compensation and benefits...........................     290       353
Other accrued expenses......................................     512       570
                                                              ------    ------
                                                              $1,621    $1,680
                                                              ======    ======

                              MUTH ELECTRIC, INC.

     Electrical system installation contracts in progress are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------    -------
Costs incurred on contracts in progress.....................  $  9,215    $ 7,159
Estimated earnings, net of losses...........................     1,914      1,277
                                                              --------    -------
                                                                11,129      8,436
Less -- Billings to date....................................   (10,889)    (8,180)
                                                              --------    -------
                                                              $    240    $   256
                                                              ========    =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $    545    $   436
Less: Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................      (305)      (180)
                                                              --------    -------
                                                              $    240    $   256
                                                              ========    =======

5. LINE OF CREDIT:

     The Company has three lines of credit with a bank totaling $1,140,000 of available credit. The line of credit expires January 1998 and bears interest at 9 percent. The line of credit is unsecured.

6. EMPLOYEE BENEFIT PLAN:

     The Company has a defined 401(k) contribution profit-sharing plan. The Plan provides for the Company to match one-half of the first 5 percent contributed by each employee. Total contributions by the Company under the plan were approximately $83,000 and $93,000 for the years ending December 31, 1995 and 1996, respectively. The Company may also make discretionary contributions. The Company declared discretionary contributions of $70,000 and $65,000 for the years ended December 31, 1995 and 1996, respectively, and had accrued approximately $74,000 at December 31, 1996, relating to all contributions to be funded in the subsequent fiscal year.

7. RELATED-PARTY TRANSACTIONS:

     The Company periodically will obtain loans from the stockholder to meet current cash needs. The Company will also loan out excess funds to the stockholder. Loans neither to nor from the stockholder are charged interest. A total of $93,000 was payable to a stockholder at June 30, 1997.

     The Company has an outstanding trade receivable in the amount of $74,000 to a company owned by a member of the stockholder's family.

     The Company also provides real estate management services to a company owned by the stockholder.

     The Company leases facilities from the Company's stockholder. The leases expire annually. The rent paid under these related-party leases was approximately $95,000 and $118,000 for the years ended December 31, 1995 and 1996, respectively.

8. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, lines of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

                              MUTH ELECTRIC, INC.

9. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability, workers compensation and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

     The Company is self-insured for medical claims up to $20,000 per year per covered individual. Claims in excess of these amounts are covered by a stop-loss policy. The Company has recorded reserves for its portion of self-insured claims based on estimated claims incurred through December 31, 1995 and 1996.

10. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company did not have sales greater than 10 percent of total sales to any one customer during the years ended December 31, 1994, 1995 and 1996.

     In addition, the Company grants credit, generally without collateral, to its customers located primarily in the Midwest region. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the Midwest. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

11. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of an initial public offering (the Offering) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pollock Electric Inc.:

     We have audited the accompanying balance sheets of Pollock Electric Inc., a Texas Corporation, as of October 31, 1995 and 1996, and the related statements of operations, cash flows and stockholder's equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pollock Electric Inc., as of October 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                 ARTHUR ANDERSEN LLP
Houston, Texas
October 15, 1997

                             POLLOCK ELECTRIC INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                OCTOBER 31,
                                                              ----------------     JUNE 30,
                                                               1995      1996        1997
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  302    $  222      $   15
  Accounts receivable --
     Trade, net of allowance of $96, $178 and $188,
       respectively.........................................   2,204     4,030       3,703
     Retainage..............................................      99       566         439
     Other receivables......................................      40         4          10
  Inventories...............................................      --        --          18
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     399       202         491
  Deferred tax asset........................................     161       263         303
  Prepaid expenses and other current assets.................      49       115         236
                                                              ------    ------      ------
          Total current assets..............................   3,254     5,402       5,215
PROPERTY AND EQUIPMENT, net.................................     280       341         379
                                                              ------    ------      ------
          Total assets......................................  $3,534    $5,743      $5,594
                                                              ======    ======      ======

                            LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable and capital lease obligations...............  $   28    $   67      $  219
  Advances outstanding under line of credit.................     625     1,350       1,385
  Accounts payable and accrued expenses.....................   1,378     3,013       2,664
  Income taxes payable......................................     354       181         151
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     234       317         442
  Unearned revenue and other current liabilities............      14        13          25
                                                              ------    ------      ------
          Total current liabilities.........................   2,633     4,941       4,886
CAPITAL LEASE OBLIGATIONS, net of current portion...........      75        75          73
DEFERRED TAX LIABILITY......................................      20        20          21
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 1,000,000 shares authorized,
     1,000 shares issued and outstanding....................       1         1           1
  Additional paid-in capital................................       9         9           9
  Retained earnings.........................................     796       697         604
                                                              ------    ------      ------
          Total stockholder's equity........................     806       707         614
                                                              ------    ------      ------
          Total liabilities and stockholder's equity........  $3,534    $5,743      $5,594
                                                              ======    ======      ======

   The accompanying notes are an integral part of these financial statements.

                             POLLOCK ELECTRIC INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                           YEAR ENDED          EIGHT MONTHS
                                                          OCTOBER 31,         ENDED JUNE 30,
                                                       ------------------    -----------------
                                                        1995       1996       1996      1997
                                                       -------    -------    ------    -------
                                                                                (UNAUDITED)
REVENUES.............................................  $13,002    $15,816    $8,160    $11,273
COST OF SERVICES (including depreciation)............   10,602     13,534     7,242      9,480
                                                       -------    -------    ------    -------
          Gross profit...............................    2,400      2,282       918      1,793
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.........    2,149      2,463     1,536      1,817
                                                       -------    -------    ------    -------
          Income (loss) from operations..............      251       (181)     (618)       (24)
                                                       -------    -------    ------    -------
OTHER INCOME (EXPENSE):
  Interest expense...................................      (77)      (104)      (61)      (108)
  Other..............................................       --        156         5         --
                                                       -------    -------    ------    -------
          Other income (expense), net................      (77)        52       (56)      (108)
                                                       -------    -------    ------    -------
INCOME (LOSS) BEFORE INCOME TAXES....................      174       (129)     (674)      (132)
PROVISION (BENEFIT) FOR INCOME TAXES.................       82        (30)     (242)       (39)
                                                       -------    -------    ------    -------
NET INCOME (LOSS)....................................  $    92    $   (99)   $ (432)   $   (93)
                                                       =======    =======    ======    =======

   The accompanying notes are an integral part of these financial statements.

                             POLLOCK ELECTRIC INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED       EIGHT MONTHS
                                                               OCTOBER 31,     ENDED JUNE 30,
                                                             ---------------   ---------------
                                                             1995     1996      1996     1997
                                                             -----   -------   ------   ------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $  92   $   (99)   $(432)   $ (93)
  Adjustments to reconcile net income to net cash used in
     operating activities --
     Depreciation and amortization.........................     64       107       51       77
     Deferred income taxes.................................   (141)     (103)    (103)     (39)
     Changes in operating assets and liabilities --
       (Increase) decrease in --
          Accounts receivable..............................    577    (2,257)    (255)     448
          Inventories......................................     --        --       --      (18)
          Costs and estimated earnings in excess of
            billings on uncompleted contracts..............   (164)      197      130     (289)
          Prepaid expenses and other current assets........    (30)      (41)     (31)    (121)
       Increase (decrease) in --
          Accounts payable and accrued expenses............   (546)    1,635     (154)    (349)
          Income taxes payable.............................    170      (172)    (344)     (31)
          Billings in excess of costs and estimated
            earnings on uncompleted contracts..............      9        83      221      125
          Unearned revenue and other current liabilities...    (31)       (1)      60       13
                                                             -----   -------    -----    -----
          Net cash used in operating activities............     --      (651)    (857)    (277)
                                                             -----   -------    -----    -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of property and equipment......................    (77)     (154)    (121)    (102)
                                                             -----   -------    -----    -----
          Net cash used in investing activities............    (77)     (154)    (121)    (102)
                                                             -----   -------    -----    -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit......................    241       725      710      172
                                                             -----   -------    -----    -----
          Net cash provided by financing activities........    241       725      710      172
                                                             -----   -------    -----    -----
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......    164       (80)    (268)    (207)
CASH AND CASH EQUIVALENTS, beginning of period.............    138       302      302      222
                                                             -----   -------    -----    -----
CASH AND CASH EQUIVALENTS, end of period...................  $ 302   $   222    $  34    $  15
                                                             =====   =======    =====    =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest..............................................  $  77   $   104    $ 108    $  62
     Income taxes..........................................     21       245      204       30

   The accompanying notes are an integral part of these financial statements.

                             POLLOCK ELECTRIC INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                COMMON STOCK     ADDITIONAL                  TOTAL
                                               ---------------    PAID-IN     RETAINED   STOCKHOLDER'S
                                               SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                               ------   ------   ----------   --------   -------------
BALANCE, October 31, 1994....................  1,000     $ 1        $ 9         $704         $714
  Net income.................................     --      --         --           92           92
                                               -----     ---        ---         ----         ----
BALANCE, October 31, 1995....................  1,000       1          9          796          806
  Net income.................................     --      --         --          (99)         (99)
                                               -----     ---        ---         ----         ----
BALANCE, October 31, 1996....................  1,000       1          9          697          707
  Net income (unaudited).....................     --      --         --          (93)         (93)
                                               -----     ---        ---         ----         ----
BALANCE, June 30, 1997 (unaudited)...........  1,000     $ 1        $ 9         $604         $614
                                               =====     ===        ===         ====         ====

   The accompanying notes are an integral part of these financial statements.

                             POLLOCK ELECTRIC INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Pollock Electric Inc., a Texas corporation (the Company), provides electrical system installation, data and fiber optic cabling installation and repair services primarily for mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts, with contract terms generally ranging from one to 12 months. The Company performs the majority of its work in the commercial and industrial markets in Harris County, Texas, and surrounding areas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements as of June 30, 1997, and for the eight months ended June 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was $64,144 and $107,242 for the years ended October 31, 1995 and 1996, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reasonably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's

                             POLLOCK ELECTRIC INC.

experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor and materials for the first year after installation of new electrical systems. The Company generally warrants labor for one year after servicing existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Provision for Doubtful Accounts

     Accounts receivable at October 31, 1995 and 1996, include immaterial amounts of claims and unapproved change orders, however, the Company generally does not recognize change orders until they are approved.

     The Company provides an allowance for doubtful accounts based upon a percentage of gross sales revenue. In addition, the Company reserves for specific accounts when collection of such accounts is no longer probable.

  Income Taxes

     The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred tax assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective November 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                             POLLOCK ELECTRIC INC.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                          ESTIMATED       OCTOBER 31,
                                                         USEFUL LIVES    --------------
                                                           IN YEARS      1995     1996
                                                         ------------    -----    -----
Transportation equipment...............................       4-5        $  95    $ 132
Machinery and equipment................................       5-7          221      267
Computer and telephone equipment.......................         5          161      201
Leasehold improvements.................................      5-39           71      107
Furniture and fixtures.................................       5-7           15       24
                                                                         -----    -----
                                                                           563      731
Less -- Accumulated depreciation and amortization......                   (283)    (390)
                                                                         -----    -----
          Property and equipment, net..................                  $ 280    $ 341
                                                                         =====    =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                              OCTOBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Balance at beginning of period..............................  $ 68    $ 96
Additions to costs and expenses.............................    59     108
Deductions for uncollectible receivables written off and
  recoveries................................................   (31)    (26)
                                                              ----    ----
          Balance at end of period..........................  $ 96    $178
                                                              ====    ====

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                                OCTOBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Accounts payable, trade.....................................  $  944    $2,553
Accrued compensation and benefits...........................     301       344
Other accrued expenses......................................     133       116
                                                              ------    ------
                                                              $1,378    $3,013
                                                              ======    ======

                             POLLOCK ELECTRIC INC.

     Electrical system installation contracts in progress are as follows (in thousands):

                                                                 OCTOBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
Costs incurred on contracts in progress.....................  $ 1,300    $ 6,592
Estimated earnings, net of losses...........................      239        742
                                                              -------    -------
                                                                1,539      7,334
Less -- Billings to date....................................   (1,374)    (7,449)
                                                              -------    -------
                                                              $   165    $  (115)
                                                              =======    =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $   399    $   202
Less -- Billings in excess of costs and estimated earnings
  on uncompleted contracts..................................     (234)      (317)
                                                              -------    -------
                                                              $   165    $  (115)
                                                              =======    =======

5. LINE OF CREDIT:

     The Company has a $2,500,000 line of credit with a bank. At October 31, 1995 and 1996, unpaid borrowings were $625,000 and $1,350,000, respectively. The line of credit expires February 28, 1998, and bears interest at the bank's prime lending rate plus 1 percent. The line of credit is personally guaranteed by Jon Pollock, sole stockholder and president of the Company, and is secured by all accounts, contract rights, chattel paper, instruments, general intangibles, rights to payments of any kind, all interest of the Company in any goods, and a blanket lien of all property and equipment. The borrowing base is limited to 75 percent of eligible accounts receivable that are outstanding less than 60 days from the invoice date.

     Interest is computed monthly on the unpaid balance and is payable monthly. The Company has restrictive and various financial covenants with which the Company was in compliance at October 31, 1996.

6. LEASES:

     The Company leases its office space from its sole stockholder and president under a lease agreement with a primary lease term of one year beginning November 15, 1991. At the expiration of the primary lease term, the Company exercised its option to extend the lease for an additional five-year period. Effective November 1, 1995, the lease agreement was modified to include additional office space. The basic rent was increased to $3,000 per month, and the expiration date was extended to November 30, 1998.

     In addition to the basic lease cost, the Company must pay insurance, actual taxes, maintenance and other operating costs. The rent paid under this related-party lease was $20,161 and $36,000 for the years ended October 31, 1995 and 1996, respectively.

     Future minimum lease payments under this noncancelable operating lease are as follows (in thousands):

Year ending October 31 --
  1997......................................................  $36
  1998......................................................   36
  1999......................................................    3
  Thereafter................................................   --
                                                              ---
                                                              $75
                                                              ===

                             POLLOCK ELECTRIC INC.

     Certain vehicles and equipment have been leased under terms that constitute capital leases. Accordingly, the costs of the assets (the lower of the cash purchase price or the present value of the future minimum lease payments) were recorded as an addition to property and the related liabilities were recorded as lease obligations. The assets are amortized using the straight-line method, and interest expense is recorded on the basis of the outstanding lease obligation.

     The net present value of future minimum lease payments under the capital leases as recorded in short-term and long-term debt at October 31, 1996, are as follows (in thousands):

Year ending October 31 --
  1997......................................................  $ 54
  1998......................................................    51
  1999......................................................    32
  Thereafter................................................    --
                                                              ----
                                                              $137
                                                              ====

7. INCOME TAXES (IN THOUSANDS):

     Federal and state income taxes are as follows:

                                                               YEAR ENDED
                                                              OCTOBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Federal --
  Current...................................................  $259    $ 72
  Deferred..................................................  (187)    (99)
State --
  Current...................................................    35      10
  Deferred..................................................   (25)    (13)
                                                              ----    ----
                                                              $ 82    $(30)
                                                              ====    ====

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income
(loss) for income taxes as follows:

                                                              OCTOBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Income tax expense (recovery) at the statutory rate.........  $61     $(45)
Increase (decrease) resulting from --
  State income taxes, net of related tax effect.............    6       (2)
  Nondeductible expenses....................................   15       17
                                                              ---     ----
                                                              $82     $(30)
                                                              ===     ====

                             POLLOCK ELECTRIC INC.

     Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                               OCTOBER 31,
                                                              --------------
                                                              1995     1996
                                                              -----    -----
Deferred income tax assets --
  Bad Debt Reserve..........................................  $  42    $  51
  Warranty Reserve..........................................     28       44
  Contracts.................................................     51       50
  Accrued Expenses..........................................     40      118
                                                              -----    -----
          Total deferred income tax assets..................    161      263
                                                              -----    -----
Deferred income tax liabilities --
  Property & Equipment......................................    (17)     (17)
  State Taxes...............................................     (1)      (4)
  Contracts.................................................   (116)    (103)
                                                              -----    -----
          Total deferred income tax liabilities.............   (134)    (124)
                                                              -----    -----
          Total deferred income tax assets..................  $  27    $ 139
                                                              =====    =====

     The net deferred tax assets and liabilities are comprised of the following:

                                                               OCTOBER 31,
                                                              --------------
                                                              1995     1996
                                                              -----    -----
Deferred tax assets --
  Current...................................................  $ 161    $ 263
  Long-term.................................................     --       --
                                                              -----    -----
          Total.............................................    161      263
                                                              -----    -----
Deferred tax liabilities --
  Current...................................................   (114)    (104)
  Long-term.................................................    (20)     (20)
                                                              -----    -----
          Total.............................................   (134)    (124)
                                                              -----    -----
          Net deferred income tax assets....................  $  27    $ 139
                                                              =====    =====

8. RELATED-PARTY TRANSACTIONS:

     The Company leases its office space from its sole stockholder and president. Total payments made under this lease agreement were $20,161 and $36,000 for the years ended October 31, 1995 and 1996, respectively (see Note
6).

     In 1995, the Company encouraged its employees to purchase personal computers by making the down payments for the purchases. The employees are repaying the Company through payroll deductions. The outstanding amounts are classified as accounts receivable, other in the accompanying balance sheets.

9. EMPLOYEE BENEFIT PLANS:

  Stock Appreciation Plan

     On May 4, 1994, the Company adopted a stock appreciation rights plan titled the Stock Unit Plan (the Plan). Under the Plan, stock rights or units were awarded to employees valued at the book value of the

                             POLLOCK ELECTRIC INC.

Company's stock at that date. Subsequent increases in the book value of the stock accrue to the benefit of the officer or employee, while decreases in the book value reduce accrued benefits. Payments of amounts accrued under the Plan are payable at retirement or resignation from the Company, except for cases of termination with cause, at which time the units and benefits are forfeited. Deferred compensation liability accrued under the Plan totaled $11,500 and $17,435 at October 31, 1995 and 1996, respectively. The change in the value of the stock appreciation rights under the Plan are recorded as compensation expense as the Company's net book value fluctuates.

  Stock Purchase Agreement

     The Company has entered into various agreements with certain of its officers to provide for business continuity in the event of the death of the Company's president and sole stockholder. The agreements provide for the purchase of life insurance on the Company's president through split-dollar arrangements and term insurance to provide funds for the officers of the Company to acquire the president's stock in the event of his death. All amounts advanced by the Company to pay premiums that are not subject to reimbursement from the officers shall be collectible by the Company from the net equity of the insurance policy or from the proceeds paid thereon.

  Profit-Sharing and 401(k) Plan

     Effective November 1, 1994, the Company established a defined contribution plan for its employees. Employees over the age of 21 are eligible to participate after one year of service with the Company. Under this plan, employees may elect to defer up to 15 percent of their salary, subject to Internal Revenue Code limits. The Company may make a discretionary match as well as a discretionary profit-sharing contribution. The Company's contribution for the years ended October 31, 1995 and 1996, totaled $16,970 and $22,466, respectively, and the Company has accrued approximately $22,466 at October 31, 1996, for contributions to be funded in the subsequent fiscal year.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, a line of credit and notes payable. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, workers' compensation, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 16 percent of total sales to one major customer during the years ended October 31, 1995 and 1996.

                             POLLOCK ELECTRIC INC.

     In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors located primarily in Harris County, Texas, and surrounding areas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the commercial and industrial markets in this geographic region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

13. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of an initial public offering (the Offering) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Haymaker Electric, Ltd.:

     We have audited the accompanying balance sheet of Haymaker Electric, Ltd., an Alabama limited partnership, as of December 31, 1996, and the related statements of operations, cash flows and partners' capital for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haymaker Electric, Ltd., as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 15, 1997

                            HAYMAKER ELECTRIC, LTD.
                        (AN ALABAMA LIMITED PARTNERSHIP)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                               JUNE 30,
                                                              DECEMBER 31,       1997
                                                                  1996        (UNAUDITED)
                                                              ------------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................     $    1         $   13
  Accounts receivable --
     Trade, net of allowance of $42 and $65, respectively...      1,186          2,002
     Retainage..............................................        444            531
  Notes receivable, related party...........................         54             62
  Costs and estimated earnings in excess of billings on
     uncompleted
     contracts..............................................        167            578
  Prepaid expenses and other current assets.................          3              4
                                                                 ------         ------
          Total current assets..............................      1,855          3,190
PROPERTY AND EQUIPMENT, net.................................         40             60
                                                                 ------         ------
          Total assets......................................     $1,895         $3,250
                                                                 ======         ======

                            LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Short-term borrowings.....................................     $   --         $  230
  Accounts payable and accrued expenses.....................      1,052          1,581
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................         66            420
                                                                 ------         ------
          Total current liabilities.........................      1,118          2,231
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL...........................................        777          1,019
                                                                 ------         ------
          Total liabilities and partners' capital...........     $1,895         $3,250
                                                                 ======         ======

   The accompanying notes are an integral part of these financial statements.

                            HAYMAKER ELECTRIC, LTD.
                        (AN ALABAMA LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                               SIX MONTHS
                                                               YEAR ENDED      ENDED JUNE
                                                              DECEMBER 31,         30,
                                                              ------------   ---------------
                                                                  1996        1996     1996
                                                              ------------   ------   ------
                                                                               (UNAUDITED)
REVENUES....................................................     $7,560      $3,187   $5,841
COST OF SERVICES (including depreciation)...................      6,412       2,824    5,052
                                                                 ------      ------   ------
          Gross profit......................................      1,148         363      789
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................        713         258      548
                                                                 ------      ------   ------
          Income from operations............................        435         105      241
                                                                 ------      ------   ------
OTHER INCOME (EXPENSE):
  Other.....................................................          8           3        1
                                                                 ------      ------   ------
          Other income (expense), net.......................          8           3        1
                                                                 ------      ------   ------
NET INCOME..................................................     $  443      $  108   $  242
                                                                 ======      ======   ======

   The accompanying notes are an integral part of these financial statements.

                            HAYMAKER ELECTRIC, LTD.
                        (AN ALABAMA LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS
                                                               YEAR ENDED     ENDED JUNE 30,
                                                              DECEMBER 31,    ---------------
                                                                  1996        1996      1997
                                                              ------------    -----    ------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................     $ 443        $ 108    $  242
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities --
     Depreciation and amortization..........................        16            8         9
     Loss (gain) on sale of property and equipment..........        --           (1)       --
     Changes in operating assets and liabilities --
       (Increase) decrease in --
          Accounts receivable...............................      (774)        (257)     (903)
          Costs and estimated earnings in excess of billings
            on uncompleted contracts........................       (15)         (41)     (411)
          Prepaid expenses and other current assets.........         1           (1)       (1)
       Increase (decrease) in --
          Accounts payable and accrued expenses.............       411          (30)      529
          Billings in excess of costs and estimated earnings
            on uncompleted contracts........................        51          130       354
                                                                 -----        -----    ------
          Net cash provided by (used in) operating
            activities......................................       133          (84)     (181)
                                                                 -----        -----    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Notes receivable, related party and other, net............         1            7        (8)
  Additions of property and equipment.......................       (22)         (12)      (29)
  Proceeds from sale of property and equipment..............        --            1        --
                                                                 -----        -----    ------
          Net cash used in investing activities.............       (21)          (4)      (37)
                                                                 -----        -----    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term borrowings.....................................        --           --       230
  Distributions to partners.................................      (210)         (10)       --
                                                                 -----        -----    ------
          Net cash provided by (used in) financing
            activities......................................      (210)         (10)      230
                                                                 -----        -----    ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (98)         (98)       12
CASH AND CASH EQUIVALENTS, beginning of period..............        99           99         1
                                                                 -----        -----    ------
CASH AND CASH EQUIVALENTS, end of period....................     $   1        $   1    $   13
                                                                 =====        =====    ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest...............................................     $  75        $  32    $   10

   The accompanying notes are an integral part of these financial statements.

                            HAYMAKER ELECTRIC, LTD.
                        (AN ALABAMA LIMITED PARTNERSHIP)

                        STATEMENTS OF PARTNERS' CAPITAL
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                      TOTAL
                                                              LIMITED    GENERAL    PARTNERS'
                                                              PARTNER    PARTNER     CAPITAL
                                                              -------    -------    ---------
BALANCE, December 31, 1995..................................   $490       $ 54       $  544
  Distributions to partners.................................   (209)        (1)        (210)
  Net income................................................    398         45          443
                                                               ----       ----       ------
BALANCE, December 31, 1996..................................    679         98          777
  Net income (unaudited)....................................    218         24          242
                                                               ----       ----       ------
BALANCE, June 30, 1997 (unaudited)..........................   $897       $122       $1,019
                                                               ====       ====       ======

   The accompanying notes are an integral part of these financial statements.

                            HAYMAKER ELECTRIC, LTD.
                        (AN ALABAMA LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Haymaker Electric, Ltd. (the Company), an Alabama limited partnership, focuses on providing electrical system installation and repair services primarily for mid-sized to large commercial facilities. The Company performs the majority of its contract work under cost-plus-fee contracts and fixed price contracts, with contract terms generally ranging from two to 18 months. The Company performs the majority of its work in the state of Alabama.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was $16,000 for the year ended December 31, 1996.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's

                            HAYMAKER ELECTRIC, LTD.
                        (AN ALABAMA LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company is an Alabama limited partnership and is not subject to federal income tax. The earnings of the Company are taxable to the individual partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective November 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                            HAYMAKER ELECTRIC, LTD.
                        (AN ALABAMA LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                               ESTIMATED
                                                              USEFUL LIVES    DECEMBER 31,
                                                                IN YEARS          1996
                                                              ------------    ------------
Transportation equipment....................................       5-6            $ 52
Machinery and equipment.....................................      5-10              33
Leasehold improvements......................................        40               2
Furniture and fixtures......................................      3-10              83
                                                                                  ----
                                                                                   170
Less -- Accumulated depreciation and amortization...........                      (130)
                                                                                  ----
          Property and equipment, net.......................                      $ 40
                                                                                  ====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Balance at beginning of period..............................      $22
Additions to costs and expenses.............................       20
                                                                  ---
Balance at end of period....................................      $42
                                                                  ===

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Accounts payable, trade.....................................     $  685
Accrued compensation and benefits...........................        175
Other accrued expenses......................................        192
                                                                 ------
                                                                 $1,052
                                                                 ======

     Electrical system installation contracts in progress are as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Costs incurred on contracts in progress.....................     $4,304
Estimated earnings, net of losses...........................        546
                                                                 ------
                                                                  4,850
Less -- Billings to date....................................     (4,749)
                                                                 ------
                                                                 $  101
                                                                 ======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................     $  167
Less -- Billings in excess of costs and estimated earnings
  on uncompleted contracts..................................        (66)
                                                                 ------
                                                                 $  101
                                                                 ======

                            HAYMAKER ELECTRIC, LTD.
                        (AN ALABAMA LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. LONG-TERM DEBT:

     The Company has a $650,000 line of credit with a bank. The line of credit expires June 30, 1998, and bears interest at 1 percent over the prime lending rate. The line of credit is secured by a stockholder of a partner corporation.

6. LEASES:

     The Company leases a facility from a company which is owned by one of the Company's partners. The lease expires on December 31, 1997. The rent paid under this related-party lease was approximately $34,000 for the year ended December 31, 1996.

     Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

Year ending December 31 --
          1997..............................................  $35
                                                              ===

7. RELATED-PARTY TRANSACTIONS:

     Notes receivable at December 31, 1996, includes amounts due from the partner corporations totaling $37,000 and a note for $17,000 due from the sole stockholder of a partner corporation.

     The Company rents its facilities from a partner corporation (see Note 6).

8. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan. The plan provides for the Company to match 3 percent of the gross salary of each employee subject to certain limitations. All participants are immediately fully vested. Total contributions by the Company under the plan were approximately $51,000 for the year ending December 31, 1996.

9. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, a line of credit and short-term borrowings. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

10. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

11. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales comprising approximately 10%, 11% and 11% of total sales to three major customers during the year ended December 31, 1996.

                            HAYMAKER ELECTRIC, LTD.
                        (AN ALABAMA LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

12. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of an initial public offering (the Offering) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Amber Electric, Inc.:

     We have audited the accompanying balance sheets of Amber Electric, Inc., a Florida corporation, as of December 31, 1995 and 1996, and the related statements of operations, cash flows and stockholder's equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amber Electric, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 15, 1997

                              AMBER ELECTRIC, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31,
                                                              ----------------     JUNE 30,
                                                               1995      1996        1997
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   83    $  565      $  759
  Accounts receivable --
     Trade, net of allowance of $28, $40 and $47,
       respectively.........................................   1,159     1,382       2,036
     Retainage..............................................     468       518         546
  Inventories...............................................      39        28          20
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      25       151          62
  Employee advances (Note 8)................................       2        29          52
  Deferred tax asset........................................      36        65         134
  Prepaid expenses and other current assets.................      22        --          42
                                                              ------    ------      ------
          Total current assets..............................   1,834     2,738       3,651
PROPERTY AND EQUIPMENT, net.................................     284       380         498
NOTE RECEIVABLE, related party (Note 8).....................      37        58          67
                                                              ------    ------      ------
          Total assets......................................  $2,155    $3,176      $4,216
                                                              ======    ======      ======
                            LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   96    $  133      $  173
  Line of credit............................................     101        --          --
  Accounts payable and accrued expenses.....................     696     1,157       1,162
  Income taxes payable......................................       3       244         534
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     355       408         475
  Note payable, related party (Note 8)......................      --       100          --
  Deferred tax liability....................................     129        97          81
                                                              ------    ------      ------
          Total current liabilities.........................   1,380     2,139       2,425
LONG-TERM DEBT, net of current maturities...................     573       538         553
DEFERRED TAX LIABILITY......................................      38        45          52
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 7,500 shares authorized, 1,100
     shares issued and outstanding..........................       1         1           1
  Retained earnings.........................................     597       887       1,619
  Treasury stock, 539 shares, at cost.......................    (434)     (434)       (434)
                                                              ------    ------      ------
          Total stockholder's equity........................     164       454       1,186
                                                              ------    ------      ------
          Total liabilities and stockholder's equity........  $2,155    $3,176      $4,216
                                                              ======    ======      ======

   The accompanying notes are an integral part of these financial statements.

                              AMBER ELECTRIC, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                            YEAR ENDED        SIX MONTHS ENDED
                                                           DECEMBER 31,           JUNE 30,
                                                         -----------------    ----------------
                                                          1995      1996       1996      1997
                                                         ------    -------    ------    ------
                                                                                (UNAUDITED)
REVENUES..............................................   $9,728    $13,878    $6,881    $7,910
COST OF SERVICES (including depreciation).............    8,635     12,215     5,564     5,765
                                                         ------    -------    ------    ------
          Gross profit................................    1,093      1,663     1,317     2,145
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........      957      1,160       889       946
                                                         ------    -------    ------    ------
          Income from operations......................      136        503       428     1,199
                                                         ------    -------    ------    ------
OTHER INCOME (EXPENSE):
  Interest expense....................................      (65)       (51)      (38)      (31)
  Other...............................................       24         36         8        32
                                                         ------    -------    ------    ------
          Other income (expense), net.................      (41)       (15)      (30)        1
                                                         ------    -------    ------    ------
INCOME BEFORE PROVISION FOR
  INCOME TAXES........................................       95        488       398     1,200
PROVISION FOR INCOME TAXES............................       36        198       158       468
                                                         ------    -------    ------    ------
NET INCOME............................................   $   59    $   290    $  240    $  732
                                                         ======    =======    ======    ======

   The accompanying notes are an integral part of these financial statements.

                              AMBER ELECTRIC, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED       SIX MONTHS
                                                              DECEMBER 31,    ENDED JUNE 30,
                                                              -------------   ---------------
                                                              1995    1996     1996     1997
                                                              -----   -----   ------   ------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  59   $ 290    $ 240    $ 732
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................     62      87       40       42
     Bad debt expense.......................................     17      35        6       12
     Loss on sale of property and equipment.................     --       5        1       --
     Increase in cash surrender value of life insurance
       policy...............................................    (14)     --       --       --
     Deferred income taxes..................................    (41)     24       (6)     (78)
     Changes in operating assets and liabilities --
       (Increase) decrease in --
          Accounts receivable...............................   (299)   (308)    (397)    (689)
          Inventories.......................................     15      11       17        8
          Costs and estimated earnings in excess of billings
            on uncompleted contracts........................     (6)   (126)     (83)      89
          Employee advances.................................     14     (27)      (9)     (23)
          Prepaid expenses and other current assets.........     (7)     22       14      (42)
          Note receivable, related party....................     --     (21)     (11)      (9)
       Increase (decrease) in --
          Accounts payable and accrued expenses.............     20     461      251        5
          Billings in excess of costs and estimated earnings
            on uncompleted contracts........................    304      53      333       67
          Income taxes payable..............................     49     163      156      290
     Other, net.............................................      4       1      (12)      (3)
                                                              -----   -----    -----    -----
       Net cash provided by operating activities............    177     670      540      401
                                                              -----   -----    -----    -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..............      5       2        1       --
  Additions of property and equipment.......................   (155)   (190)     (69)    (162)
                                                              -----   -----    -----    -----
          Net cash used in investing activities.............   (150)   (188)     (68)    (162)
                                                              -----   -----    -----    -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Note payable, related party...............................     --     100       --     (100)
  Borrowings of line of credit..............................    101      --       --       --
  Payments of line of credit................................   (125)   (101)    (101)      --
  Borrowings of long-term debt..............................    104     131       58      128
  Payments of long-term debt................................    (74)   (130)     (45)     (73)
                                                              -----   -----    -----    -----
          Net cash provided by (used in) financing
            activities......................................      6      --      (88)     (45)
                                                              -----   -----    -----    -----
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     33     482      384      194
CASH AND CASH EQUIVALENTS, beginning of period..............     50      83       83      565
                                                              -----   -----    -----    -----
CASH AND CASH EQUIVALENTS, end of period....................  $  83   $ 565    $ 467    $ 759
                                                              =====   =====    =====    =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest...............................................  $  65   $  51    $  38    $  31
     Income taxes...........................................     27      10        8      257

   The accompanying notes are an integral part of these financial statements.

                              AMBER ELECTRIC, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                  COMMON STOCK                               TOTAL
                                                 ---------------   RETAINED   TREASURY   STOCKHOLDER'S
                                                 SHARES   AMOUNT   EARNINGS    STOCK        EQUITY
                                                 ------   ------   --------   --------   -------------
BALANCE, December 31, 1994.....................  1,100      $1      $  538     $(434)        $  105
  Net income...................................     --      --          59        --             59
                                                 -----      --      ------     -----         ------
BALANCE, December 31, 1995.....................  1,100       1         597      (434)           164
  Net income...................................     --      --         290        --            290
                                                 -----      --      ------     -----         ------
BALANCE, December 31, 1996.....................  1,100       1         887      (434)           454
  Net income (unaudited).......................     --      --         732        --            732
                                                 -----      --      ------     -----         ------
BALANCE, June 30, 1997 (unaudited).............  1,100      $1      $1,619     $(434)        $1,186
                                                 =====      ==      ======     =====         ======

   The accompanying notes are an integral part of these financial statements

                              AMBER ELECTRIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Amber Electric, Inc. (the Company), a Florida corporation, focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts, with contract terms generally ranging from two to 12 months. The Company performs the majority of its work in central Florida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the related assets. Leasehold improvements are capitalized and amortized over the estimated useful life of the asset. Depreciation and amortization expense was approximately $62,000 and $87,000 for the years ended December 31, 1995 and 1996, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

                              AMBER ELECTRIC, INC.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for one year after servicing of existing electrical systems.

  Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective November 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                              AMBER ELECTRIC, INC.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                          ESTIMATED       DECEMBER 31,
                                                         USEFUL LIVES    --------------
                                                           IN YEARS      1995     1996
                                                         ------------    -----    -----
Transportation equipment...............................    3-7           $ 430    $ 541
Machinery and equipment................................    3-7             101       78
Leasehold improvements.................................      5-39           76       74
Furniture and fixtures.................................    3-7             121       91
                                                                         -----    -----
                                                                           728      784
Less - Accumulated depreciation and amortization.......                   (444)    (404)
                                                                         -----    -----
          Property and equipment, net..................                  $ 284    $ 380
                                                                         =====    =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
Balance at beginning of period..............................  $    17   $    28
Additions to costs and expenses.............................       17        35
Deductions for uncollectible receivables written off and
  recoveries................................................       (6)      (23)
                                                              -------   -------
Balance at end of period....................................  $    28   $    40
                                                              =======   =======

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
Accounts payable, trade.....................................  $   537   $   882
Accrued compensation and benefits...........................       84       110
Other accrued expenses......................................       75       165
                                                              -------   -------
                                                              $   696   $ 1,157
                                                              =======   =======

     Electrical system installation contracts in progress are as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
Costs incurred on contracts in progress.....................  $ 1,912   $ 2,100
Estimated earnings, net of losses...........................      333       258
                                                              -------   -------
                                                                2,245     2,358
Less -- Billings to date....................................   (2,575)   (2,615)
                                                              -------   -------
                                                              $  (330)  $  (257)
                                                              =======   =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $    25   $   151
     Less -- Billings in excess of costs and estimated
      earnings on uncompleted contracts.....................     (355)     (408)
                                                              -------   -------
                                                              $  (330)  $  (257)
                                                              =======   =======

                              AMBER ELECTRIC, INC.

5. LONG-TERM DEBT:

     Long-term debt consists of notes payable to various banks. The debt is secured by certain equipment. The notes are payable in monthly installments including interest at rates ranging from 8 percent to 10.9 percent.

     The Company has a note payable to a former stockholder payable in monthly installments of $4,333, including interest at 7.5 percent, due August 2004. The debt is guaranteed by the majority stockholder. The balance of such debt was approximately $330,000 and $302,000 at December 31, 1995 and 1996, respectively.

     The Company also has a note payable outstanding to an individual with a 5 percent stated interest rate and an 8.12 percent imputed interest rate. The note is payable in monthly installments of principal and interest of $1,893, collateralized by equipment and inventories, and is due February 2005. The balance of the note was approximately $168,000 and $153,000 at December 31, 1995 and 1996, respectively.

     The maturities of long-term debt as of December 31, 1996, are as follows (in thousands):

Year ending December 31 --
     1997...................................................  $133
     1998...................................................   137
     1999...................................................    86
     2000...................................................    59
     2001...................................................    60
     Thereafter.............................................   196
                                                              ----
                                                              $671
                                                              ====

     At December 31, 1996, the Company had a $500,000 line of credit with a bank, collateralized by accounts receivable and certain other assets. Interest is payable monthly at the bank's prime rate (8.25 percent at December 31, 1996) plus 0.75 percent. The agreement stipulates a minimum interest rate of 8 percent. Any amounts available are limited to 75 percent of eligible accounts receivable, as defined. At December 31, 1996, the entire amount of the line remains available to be borrowed. The line of credit is subject to a continuing guarantee by the Company's majority stockholder. The line of credit was renewed and is due on demand, but in no event no later than July 5, 1998. The new line of credit carries interest at the bank's prime rate.

     At December 31, 1995, the maximum amount available under such line of credit was approximately $99,000 as the Company had a $200,000 line of credit with the bank.

6. LEASES:

     The Company leases office space from the majority stockholder under a month-to-month operating lease. Rent expense incurred under this related-party lease was approximately $67,000 and $81,000 for the years ended December 31, 1995 and 1996, respectively.

     There are no future minimum lease payments under this operating lease.

                              AMBER ELECTRIC, INC.

7. INCOME TAXES (IN THOUSANDS):

     Federal income taxes are as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Federal --
  Current...................................................  $  1    $224
  Deferred..................................................    30     (54)
                                                              ----    ----
                                                              $ 31    $170
                                                              ====    ====
State --
  Current...................................................  $ --    $ 27
  Deferred..................................................     5       1
                                                              ----    ----
                                                              $ 36    $198
                                                              ====    ====

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Provision at the statutory rate.............................  $33     $171
Increase resulting from --
  State income taxes, net of related federal benefit........    3       19
  Permanent differences, primarily meals and
     entertainment..........................................   --        8
                                                              ---     ----
                                                              $36     $198
                                                              ===     ====

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                               DECEMBER 31,
                                                              --------------
                                                              1995     1996
                                                              -----    -----
Deferred tax assets --
  Allowance for doubtful accounts...........................     11       17
  Other accrued expenses not deducted for tax purposes......     25       48
                                                              -----    -----
          Total.............................................  $  36    $  65
                                                              =====    =====
Deferred tax liabilities --
  Accounting for long-term contracts........................  $(129)   $ (97)
  Bases differences on property and equipment and capital
     lease accounting.......................................    (38)     (45)
                                                              -----    -----
          Total.............................................   (167)    (142)
                                                              -----    -----
          Net deferred income tax liabilities...............   (131)     (77)
                                                              =====    =====

                              AMBER ELECTRIC, INC.

     The net deferred tax assets and liabilities are comprised of the following:

                                                              DECEMBER 31,
                                                              -------------
                                                              1995     1996
                                                              -----    ----
Deferred tax assets --
  Current...................................................  $  36    $ 65
  Long-term.................................................     --      --
                                                              -----    ----
          Total.............................................     36      65
                                                              -----    ----
Deferred tax liabilities --
  Current...................................................   (129)    (97)
  Long-term.................................................    (38)    (45)
                                                              -----    ----
          Total.............................................   (167)   (142)
                                                              -----    ----
          Net deferred tax liability........................  $(131)   $(77)
                                                              =====    ====

8. RELATED-PARTY TRANSACTIONS:

     During 1995, the Company transferred its interest in the cash surrender value of life insurance policies in exchange for a note receivable bearing annual interest of 4 percent to a partnership controlled by the majority stockholder of the Company. The entire principal and accrued interest is due August 2005. The Company continues to pay premiums for this policy, also increasing the receivable.

     The Company had a note payable to the majority stockholder at December 31, 1996, which represented a bonus to the stockholder and was loaned to the Company without interest attached. The balance was subsequently paid to the stockholder.

     The Company will advance money to employees on occasion. Advanced amounts are based on certain levels of employment and are repaid to the Company based on a variety of repayment plans.

9. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan. The plan provides for the Company to match, on a discretionary basis, one-half of the first 4 percent contributed by each employee. Total contributions by the Company under the plan were approximately $31,000 and $44,000 for the years ending December 31, 1995 and 1996, respectively. The Company had accrued approximately $24,000 at December 31, 1996, for contributions to be funded in the subsequent fiscal year.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, employee advances, notes receivable, a line of credit, accounts payable, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

                              AMBER ELECTRIC, INC.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

     The Company provides for workers' compensation insurance through a partially self-insured plan whereby the Company is responsible for certain incurred losses with a maximum of 125 percent of standard state-rated workers' compensation premiums. Estimated claims incurred during the years ended December 31, 1995 and 1996, were not material. Accordingly, the Company has not recorded any reserves for its portion of self-insurance claims. During 1997, the Company enrolled in a secured individual preferred dividend safety incentive program for workers' compensation with a maximum premium of 100 percent of the total normal state-rated premium. Employee health insurance is provided for under a fully insured medical plan consisting of HMO and POS programs.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 16 percent of total sales to one major customer for the year ended December 31, 1995, and sales of approximately 15 and 13 percent of total sales to two major customers for the year ended December 31, 1996.

     In addition, the Company grants credit, generally without collateral, to its customers, which are real estate operations, general contractors, etc., located primarily in central Florida. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the central Florida region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

13. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of an initial public offering (the Offering) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Daniel Electrical Contractors, Inc. and
  Daniel Electrical of Treasure Coast, Inc.:

     We have audited the accompanying combined balance sheets of Daniel Electrical Contractors, Inc., a Florida corporation, and Daniel Electrical of Treasure Coast, Inc., a Florida corporation, as of December 31, 1995 and 1996, and the related combined statements of operations, cash flows and stockholder's equity for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast, Inc., as of December 31, 1995 and 1996, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 15, 1997

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                   DANIEL ELECTRICAL OF TREASURE COAST, INC.

                            COMBINED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                DECEMBER 31,
                                                              ----------------     JUNE 30,
                                                               1995      1996        1997
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   62    $  411      $  343
  Investments...............................................     393       694         858
  Accounts receivable --
     Trade, net of allowance of $68, $69 and $102,
       respectively.........................................   1,819     1,444       3,429
     Retainage, net of allowance of $ -- , $12 and $12,
       respectively.........................................     815     1,353       1,500
     Employee receivables (Note 7)..........................       8        17          26
  Inventories...............................................     103        84          68
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     119       719         565
  Prepaid expenses and other current assets.................      24        35          36
                                                              ------    ------      ------
          Total current assets..............................   3,343     4,757       6,825
PROPERTY AND EQUIPMENT, net.................................     322       371         527
                                                              ------    ------      ------
          Total assets......................................  $3,665    $5,128      $7,352
                                                              ======    ======      ======
            LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   46    $   34      $   53
  Accounts payable and accrued expenses.....................   1,325       946       2,110
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     121       752         858
  Deposit on contract in progress...........................      --       500          --
  Other current liabilities (Note 7)........................     477       114          81
                                                              ------    ------      ------
          Total current liabilities.........................   1,969     2,346       3,102
LONG-TERM DEBT, net of current maturities...................      42        52          89
OTHER LONG-TERM LIABILITIES (Note 7)........................     483       483         483
COMMITMENTS AND CONTINGENCIES STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 7,600 shares authorized, 7,600 shares issued and outstanding at December 31, 1995 and
     1996, and
     June 30, 1997..........................................       8         8           8
  Retained earnings.........................................   1,110     2,111       3,416
  Unrealized gain on securities.............................      53       128         254
                                                              ------    ------      ------
          Total stockholder's equity........................   1,171     2,247       3,678
                                                              ------    ------      ------
          Total liabilities and stockholder's equity........  $3,665    $5,128      $7,352
                                                              ======    ======      ======

   The accompanying notes are an integral part of these financial statements.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                   DANIEL ELECTRICAL OF TREASURE COAST, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                            YEAR ENDED           SIX MONTHS
                                                           DECEMBER 31,        ENDED JUNE 30,
                                                        ------------------    ----------------
                                                         1995       1996       1996      1997
                                                        -------    -------    ------    ------
                                                                                (UNAUDITED)
REVENUES..............................................  $12,049    $12,585    $5,134    $9,259
COST OF SERVICES (including depreciation).............   11,725      9,713     3,979     6,294
                                                        -------    -------    ------    ------
          Gross profit................................      324      2,872     1,155     2,965
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........    1,502      1,884       874     1,267
                                                        -------    -------    ------    ------
          Income (loss) from operations...............   (1,178)       988       281     1,698
                                                        -------    -------    ------    ------
OTHER INCOME (EXPENSE):
  Interest expense....................................      (46)       (73)      (43)      (46)
  Other...............................................       71         86        49        48
                                                        -------    -------    ------    ------
          Other income (expense), net.................       25         13         6         2
                                                        -------    -------    ------    ------
NET INCOME (LOSS).....................................  $(1,153)   $ 1,001    $  287    $1,700
                                                        =======    =======    ======    ======

   The accompanying notes are an integral part of these financial statements.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                   DANIEL ELECTRICAL OF TREASURE COAST, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            YEAR ENDED          SIX MONTHS
                                                           DECEMBER 31,       ENDED JUNE 30,
                                                         -----------------    ---------------
                                                          1995       1996     1996      1997
                                                         -------    ------    -----    ------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $(1,153)   $1,001    $ 287    $1,700
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities --
     Depreciation and amortization.....................      113       125       61        73
     Provision for bad debts...........................       29       205       46        33
     Loss on abandonment of leasehold improvements.....       --        --       --        34
     Changes in operating assets and liabilities --
       (Increase) decrease in --
          Accounts receivable..........................      423      (185)    (118)   (2,174)
          Inventories..................................       14        19      (50)       16
          Costs and estimated earnings in excess of
            billings on uncompleted contracts..........      733      (600)      (1)      154
          Prepaid expenses and other current assets....       25       (11)      (6)       (1)
       Increase (decrease) in --
          Accounts payable and accrued expenses........     (567)     (379)    (470)    1,164
          Deposits on contracts in progress............       --       500      500      (500)
          Billings in excess of costs and estimated
            earnings on uncompleted contracts..........      (92)      631      511       106
          Other current liabilities....................      (42)      (87)      (7)      (20)
                                                         -------    ------    -----    ------
          Net cash provided by (used in) operating
            activities.................................     (517)    1,219      753       585
                                                         -------    ------    -----    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investments..............................      (31)     (306)      (3)       (5)
  Additions of property and equipment..................      (97)     (175)     (73)     (294)
                                                         -------    ------    -----    ------
          Net cash used in investing activities........     (128)     (481)     (76)     (299)
                                                         -------    ------    -----    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.........................      350        17       17       117
  Payments of long-term debt...........................      (44)     (406)    (324)      (76)
  Distributions to stockholders........................       --        --       --      (395)
                                                         -------    ------    -----    ------
          Net cash provided by (used in) financing
            activities.................................      306      (389)    (307)     (354)
                                                         -------    ------    -----    ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...     (339)      349      370       (68)
CASH AND CASH EQUIVALENTS, beginning of period.........      401        62       62       411
                                                         -------    ------    -----    ------
CASH AND CASH EQUIVALENTS, end of period...............  $    62    $  411    $ 432    $  343
                                                         -------    ------    -----    ------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
  Interest.............................................  $    20    $  113    $  17    $    4

   The accompanying notes are an integral part of these financial statements.

                     DANIEL ELECTRICAL CONTRACTORS INC. AND
                   DANIEL ELECTRICAL OF TREASURE COAST, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                              UNREALIZED
                                    COMMON STOCK     ADDITIONAL               GAIN (LOSS)        TOTAL
                                   ---------------    PAID-IN     RETAINED        ON         STOCKHOLDER'S
                                   SHARES   AMOUNT    CAPITAL     EARNINGS    SECURITIES        EQUITY
                                   ------   ------   ----------   --------   -------------   -------------
BALANCE, December 31, 1994.......  7,500      $8        $--       $ 2,263        $(13)          $ 2,258
  Issuance of stock in Daniel
     Electrical of Treasure
     Coast, Inc. ................    100      --         --            --          --                --
  Change in unrealized gain on
     securities..................     --      --         --            --          66                66
  Net (loss).....................     --      --         --        (1,153)         --            (1,153)
                                   -----      --        ---       -------        ----           -------
BALANCE, December 31, 1995.......  7,600       8         --         1,110          53             1,171
  Change in unrealized gain on
     securities..................     --      --         --            --          75                75
  Net income.....................     --      --         --         1,001          --             1,001
                                   -----      --        ---       -------        ----           -------
BALANCE, December 31, 1996.......  7,600       8         --         2,111         128             2,247
  Distributions to stockholders
     (unaudited).................     --      --         --          (395)         --              (395)
  Change in unrealized gain on
     securities (unaudited)......     --      --         --            --         126               126
  Net income (unaudited).........     --      --         --         1,700          --             1,700
                                   -----      --        ---       -------        ----           -------
BALANCE, June 30, 1997
  (unaudited)....................  7,600      $8        $--       $ 3,416        $254           $ 3,678
                                   =====      ==        ===       =======        ====           =======

   The accompanying notes are an integral part of these financial statements.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                   DANIEL ELECTRICAL OF TREASURE COAST, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast, Inc., (collectively, the Company), both Florida corporations focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts with contract terms generally ranging from six to 18 months. The Company performs the majority of its work in Dade County, Florida.

     The combined financial statements include the accounts of Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast, Inc. These entities are related by virtue of common ownership. All material intercompany balances have been eliminated in combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Investments

     Investments in securities are classified as securities available for sale and consist of equity securities. Unrealized holding gains and losses on securities available for sale are reported on a net amount as a separate component of stockholder's equity.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation and amortization expense was $113,000 and $125,000 for the years ended December 31, 1995 and 1996, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                   DANIEL ELECTRICAL OF TREASURE COAST, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Revenue Recognition

     The Company recognizes revenue when services are performed, except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred income taxes. The Company intends to terminate its S Corporation status concurrently with the effective date of the Offering.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's financial statements.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                   DANIEL ELECTRICAL OF TREASURE COAST, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  New Accounting Pronouncement

     Effective November 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairments would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                          ESTIMATED       DECEMBER 31,
                                                         USEFUL LIVES    --------------
                                                           IN YEARS      1995     1996
                                                         ------------    -----    -----
Transportation equipment...............................       5          $ 446    $ 517
Machinery and equipment................................       5            120      134
Computer and telephone equipment.......................       5             92      114
Leasehold improvements.................................       5            116      144
Furniture and fixtures.................................       5             26       29
                                                                         -----    -----
                                                                           800      938
Less -- Accumulated depreciation and amortization......                   (478)    (567)
                                                                         -----    -----
          Property and equipment, net..................                  $ 322    $ 371
                                                                         =====    =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                              DECEMBER 31,
                                                              -------------
                                                              1995    1996
                                                              ----    -----
Balance at beginning of period..............................  $47     $  68
Additions to costs and expenses.............................   29       205
Deductions for uncollectible receivables written off and
  recoveries................................................   (8)     (192)
                                                              ---     -----
          Balance at end of period..........................  $68     $  81
                                                              ===     =====

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                               DECEMBER 31,
                                                              --------------
                                                               1995     1996
                                                              ------    ----
Accounts payable, trade.....................................  $1,009    $686
Accrued compensation and benefits...........................      76      28
Other accrued expenses......................................     240     232
                                                              ------    ----
                                                              $1,325    $946
                                                              ======    ====

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                   DANIEL ELECTRICAL OF TREASURE COAST, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Electrical system installation contracts in progress are as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              ------    -------
Costs incurred on contracts in progress.....................  $6,197    $ 8,381
Estimated earnings, net of losses...........................   1,238      2,993
                                                              ------    -------
                                                               7,435     11,374
Less -- Billings to date....................................  (7,437)   (11,407)
                                                              ------    -------
                                                              $   (2)   $   (33)
                                                              ======    =======
Costs and estimated earnings in excess of billings on
  uncompleted
  contracts.................................................  $  119    $   719
Less -- Billings in excess of costs and estimated earnings
  on uncompleted contracts..................................    (121)      (752)
                                                              ------    -------
                                                              $   (2)   $   (33)
                                                              ======    =======

5. LONG-TERM DEBT:

     Long-term debt consists of installment obligations collateralized by certain transportation and computer equipment, and due in various monthly installments, including interest ranging from 6 percent to 11 percent.

     The maturities of long-term debt at December 31, 1996, are as follows (in thousands):

1997........................................................  $34
1998........................................................   51
1999........................................................    1
                                                              ---
                                                              $86
                                                              ===

     The Company has a $400,000 open line of credit with a bank. The line of credit bears interest based upon the prime lending rate, which was 8.25% at December 31, 1996. The line of credit is secured by the Company's investment in securities and borrowings under such line of credit are due on demand.

6. LEASES:

     In February of 1997, the Company leased its Miami facility from a Limited Partnership which is controlled by the Company's stockholder. Prior to February 1997, the Company leased office space from a third party, and such lease expired January 1997. The rent paid under this lease was approximately $71,000 for December 31, 1996. The Company leases its Vero Beach facility from a company which is owned by the Company's stockholder and is leased on a month-to-month basis.

7. RELATED-PARTY TRANSACTIONS:

  Related-Party Notes Payable

     The Company has a $483,000 subordinated long-term note payable to the president of the Company at December 31, 1995 and 1996. The Company also has a $175,000 and $115,000 note payable due on demand to the president of the Company.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                   DANIEL ELECTRICAL OF TREASURE COAST, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Related-Party Accounts Receivable

     The Company has an $8,000 account receivable due from the president of the Company at December 31, 1995 and 1996. The Company also has a $9,000 employee receivable at December 31, 1995.

  Related-Party Entertainment Expense

     Costs related to related-party entertainment expense amounted to $8,000 and $15,000 for the years ended December 31, 1996 and 1995 respectively.

  Related-Party Compensation

     The Company paid $72,000 and $58,000 for the years ended December 31, 1996 and 1995 respectively to a related-party company for compensation.

8. EMPLOYEE BENEFIT PLAN:

     The Company has a nonqualifying discriminatory pension plan for certain key executives. Contributions are subject to management's discretion. Total contributions by the Company under the plan were approximately $9,000 and $14,000 for the years ended December 31, 1995 and 1996, respectively.

9. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, investments, accounts receivable, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

10. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

     The Company is self-insured for medical claims up to $14,000 per year in total for all covered individuals. Additionally, the Company is part of the state's workers' compensation plan and is responsible for claims up to $100,000 per accident with a maximum aggregate exposure for 24 months of $500,000. Claims in excess of these amounts are covered by a stop-loss policy. Under the state's policy, the Company has a $305,000 letter of credit which expires April 1, 1998. The Company has recorded reserves for its portion of self-insured claims based on estimated claims incurred through March 31, 1995 and 1996, and December 31, 1996.

11. INVESTMENTS AVAILABLE FOR SALE:

     Investments in securities consist of equity securities and mutual funds with an aggregate market value of $393,000, $694,000 and $858,000 at December 31, 1995 and 1996, and June 30, 1997, respectively, and unrealized holding gains of $66,000, $75,000 and $126,000 for the respective periods.

                    DANIEL ELECTRICAL CONTRACTORS, INC. AND
                   DANIEL ELECTRICAL OF TREASURE COAST, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 32 percent and 21 percent of total sales to two major customers during the year ended December 31, 1995, and sales of approximately 29 percent and 25 percent of total sales to two major customers during the year ended December 31, 1996.

     In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors located primarily in southern Florida. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the southern Florida region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

13. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of an initial public offering (the Offering) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Summit Electric of Texas, Inc.:

     We have audited the accompanying balance sheet of Summit Electric of Texas, Inc., a Texas corporation as of March 31, 1997, and the related statement of operations, cash flows and stockholder's equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Electric of Texas, Inc. as of March 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 15, 1997

                         SUMMIT ELECTRIC OF TEXAS, INC.

                                 BALANCE SHEETS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                              MARCH 31,    JUNE 30,
                                                                1997         1997
                                                              ---------   -----------
                                                                          (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   57       $   32
  Accounts receivable --
     Trade, net of allowance of $112 and $122,
      respectively..........................................    2,270        2,582
     Retainage..............................................      128          152
     Receivable from stockholder............................       --           63
     Other receivables......................................        6            9
  Deferred tax asset........................................       69           73
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      239          356
  Prepaid expenses and other current assets.................       25           42
                                                               ------       ------
          Total current assets..............................    2,794        3,309
NOTES RECEIVABLE FROM RELATED PARTIES.......................      270          269
PROPERTY AND EQUIPMENT, net.................................      223          202
OTHER ASSETS................................................       49           49
                                                               ------       ------
          Total assets......................................   $3,336       $3,829
                                                               ======       ======
                        LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Short-term debt, including current maturities of long-term
     debt...................................................   $  819       $  962
  Accounts payable and accrued expenses.....................      974        1,368
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      436          384
  Other current liabilities.................................        3            1
                                                               ------       ------
          Total current liabilities.........................    2,232        2,715
LONG-TERM DEBT, net of current maturities...................      101          101
DEFERRED TAX LIABILITY......................................       11           11
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 10,000 shares authorized,
     1,000 shares issued and outstanding....................        1            1
  Retained earnings.........................................      991        1,001
                                                               ------       ------
          Total stockholder's equity........................      992        1,002
                                                               ------       ------
          Total liabilities and stockholder's equity........   $3,336       $3,829
                                                               ======       ======

   The accompanying notes are an integral part of these financial statements.

                         SUMMIT ELECTRIC OF TEXAS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                              THREE MONTHS
                                                              YEAR ENDED     ENDED JUNE 30,
                                                              MARCH 31,     ----------------
                                                                 1997        1996      1997
                                                              ----------    ------    ------
                                                                              (UNAUDITED)
REVENUES....................................................   $10,565      $3,136    $3,043
COST OF SERVICES (including depreciation)...................     9,157       2,637     2,605
                                                               -------      ------    ------
          Gross profit......................................     1,408         499       438
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................     1,340         330       399
                                                               -------      ------    ------
          Income from operations............................        68         169        39
                                                               -------      ------    ------
OTHER INCOME (EXPENSE):
  Interest expense..........................................       (56)        (10)      (22)
  Other.....................................................        25           6         4
                                                               -------      ------    ------
          Other expense, net................................       (31)         (4)      (18)
                                                               -------      ------    ------
INCOME BEFORE PROVISION FOR INCOME TAXES....................        37         165        21
PROVISION FOR INCOME TAXES..................................        23          63        11
                                                               -------      ------    ------
NET INCOME..................................................   $    14      $  102    $   10
                                                               =======      ======    ======

   The accompanying notes are an integral part of these financial statements.

                         SUMMIT ELECTRIC OF TEXAS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             THREE MONTHS
                                                              YEAR ENDED    ENDED JUNE 30,
                                                              MARCH 31,     --------------
                                                                 1997       1996     1997
                                                              ----------    -----    -----
                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $  14       $ 102    $  10
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities --
     Depreciation and amortization..........................       72          15       20
     Provision for doubtful accounts........................       --          --       10
     Changes in operating assets and liabilities --
       (Increase) decrease in --
          Accounts receivable...............................      316         464     (322)
          Receivable from stockholder.......................       56          15      (63)
          Other receivables.................................       32         (32)     (27)
          Costs and estimated earnings in excess of billings
            on uncompleted contracts........................     (105)        (86)    (117)
          Prepaid expenses and other current assets.........      (23)         31      (16)
       Increase (decrease) in --
          Accounts payable and accrued expenses.............     (498)       (299)     394
          Billings in excess of costs and estimated earnings
            on uncompleted contracts........................       48        (133)     (52)
     Other, net.............................................        3          10       (5)
                                                                -----       -----    -----
          Net cash provided by (used in) operating
            activities......................................      (85)         87     (168)
                                                                -----       -----    -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments on notes receivable from related parties.........        3           1        1
  Additions of property and equipment.......................     (191)        (30)      --
                                                                -----       -----    -----
          Net cash provided by (used in) investing
            activities......................................     (188)        (29)       1
                                                                -----       -----    -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt and notes payable............      238        (107)     148
  Payments of long-term debt................................      (19)          5       (6)
                                                                -----       -----    -----
          Net cash provided by (used in) financing
            activities......................................      219        (102)     142
                                                                -----       -----    -----
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      (54)        (44)     (25)
CASH AND CASH EQUIVALENTS, beginning of period..............      111         110       57
                                                                -----       -----    -----
CASH AND CASH EQUIVALENTS, end of period....................    $  57       $  66    $  32
                                                                =====       =====    =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest...............................................    $  56       $  10    $  22
     Income taxes...........................................       16          16        6

   The accompanying notes are an integral part of these financial statements.

                         SUMMIT ELECTRIC OF TEXAS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        COMMON STOCK                      TOTAL
                                                      ----------------    RETAINED    STOCKHOLDER'S
                                                      SHARES    AMOUNT    EARNINGS       EQUITY
                                                      ------    ------    --------    -------------
BALANCE, March 31, 1996 (unaudited)................    1,000      $1       $  977        $  978
  Net income.......................................       --      --           14            14
                                                       -----      --       ------        ------
BALANCE, March 31, 1997............................    1,000       1          991           992
  Net income (unaudited)...........................       --      --           10            10
                                                       -----      --       ------        ------
BALANCE, June 30, 1997 (unaudited).................    1,000      $1       $1,001        $1,002
                                                       =====      ==       ======        ======

   The accompanying notes are an integral part of these financial statements.

                         SUMMIT ELECTRIC OF TEXAS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Summit Electric of Texas, Inc. (the Company), a Texas corporation, focuses on providing electrical system installation and repair services primarily for mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts, with contract duration generally ranging from two to eight months. The Company performs the majority of its work primarily in Houston, Texas.

     On a limited basis, the Company provides auto repair and restoration services to its sole stockholder (the Stockholder) and third parties. The revenues and cost of services related to such activities have not been removed from the Company's results of operations for the year ended March 31, 1997, as such amounts are not material.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements as of June 30, 1997, and for the three months ended June 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using an accelerated method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was $72,101 for the year ended March 31, 1997.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

                         SUMMIT ELECTRIC OF TEXAS, INC.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

  Income Taxes

     The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective April 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                         SUMMIT ELECTRIC OF TEXAS, INC.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                               ESTIMATED
                                                              USEFUL LIVES    MARCH 31,
                                                                IN YEARS        1997
                                                              ------------    ---------
Transportation equipment....................................         5          $ 450
Machinery and equipment.....................................         7             11
Computer and telephone equipment............................         5             84
Leasehold improvements......................................      31.5             52
Furniture and fixtures......................................         7             43
                                                                                -----
                                                                                  640
Less -- Accumulated depreciation and amortization...........                     (417)
                                                                                -----
          Property and equipment, net.......................                    $ 223
                                                                                =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                              MARCH 31,
                                                                1997
                                                              ---------
Balance at beginning of period..............................    $112
Additions to costs and expenses.............................      --
Deductions for uncollectible receivables written off and
  recoveries................................................      --
                                                                ----
Balance at end of period....................................    $112
                                                                ====

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                              MARCH 31,
                                                                1997
                                                              ---------
Accounts payable, trade.....................................    $696
Other accrued expenses......................................     278
                                                                ----
                                                                $974
                                                                ====

     Electrical system installation contracts in progress are as follows (in thousands):

                                                              MARCH 31,
                                                                1997
                                                              ---------
Costs incurred on contracts in progress.....................   $ 6,482
Estimated earnings, net of losses...........................     2,122
                                                               -------
                                                                 8,604
Less -- Billings to date....................................    (8,801)
                                                               -------
                                                               $  (197)
                                                               =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................   $   239
  Less -- Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................      (436)
                                                               -------
          Net liability.....................................   $  (197)
                                                               =======

                         SUMMIT ELECTRIC OF TEXAS, INC.

5. LONG-TERM DEBT:

     Long-term debt consists of the following (in thousands):

                                                              MARCH 31,
                                                                1997
                                                              ---------
Note payable to bank bearing interest at 9.15%, payable in
  monthly installments of principal and interest of $2,612
  through October 2001, secured by transportation
  equipment.................................................    $117
Note payable to a financing company bearing interest at
  7.9%, payable in monthly installments of principal and
  interest of $557 through January 1999, secured by
  transportation equipment..................................      11
                                                                ----
                                                                 128
Less -- Current portion.....................................     (27)
                                                                ----
  Long-term debt............................................    $101
                                                                ====

     The maturities of long-term debt are as follows (in thousands):

Year Ended March --
     1998...................................................  $ 27
     1999...................................................    29
     2000...................................................    26
     2001...................................................    28
     2002...................................................    18
                                                              ----
                                                              $128
                                                              ====

     The Company has a $1,000,000 line of credit with a bank. The line of credit expires September 30, 1997, and bears interest at 1 percent above the prime lending rate. The weighted average interest rate under this line of credit was
9.25 percent for fiscal 1997. The line of credit is secured by contracts receivable, equipment, furniture and fixtures, and the personal guarantee of the Stockholder. Outstanding borrowings under this line of credit at March 31, 1997, total $788,142.

     The bank line of credit requires the Company to maintain certain net worth and profitability covenants. At March 31, 1997, the Company was in compliance with its line-of-credit covenants, as amended.

     On September 30, 1997, the Company negotiated an amendment to its existing bank line of credit (the Amended Line of Credit). The Amended Line of Credit has a $1,500,000 borrowing base and is due October 3, 1998. The Amended Line of Credit bears interest at 1 percent above the prime lending rate.

6. LEASES:

     The Company leases a facility from a company which is owned by the Company's stockholder. The lease expires on November 30, 1998. The rent paid under this related-party lease was approximately $96,000 for the year ended March 31, 1997. The Company also leases two facilities from third parties. The rent paid under these leases was approximately $7,144 for the year ended March 31, 1997.

                         SUMMIT ELECTRIC OF TEXAS, INC.

     Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

Year Ended March 31 --
     1998...................................................  $ 99
     1999...................................................    66
     2000...................................................     1
     Thereafter.............................................    --
                                                              ----
                                                              $166
                                                              ====

7. INCOME TAXES:

     Federal income taxes are as follows (in thousands):

                                                              YEAR ENDED
                                                              MARCH 31,
                                                                 1997
                                                              ----------
Current --
  Federal...................................................     $17
  State.....................................................       6
                                                                 ---
                                                                 $23
                                                                 ===

     Actual income tax expense differs from income tax expense computed by applying the blended U.S. federal and state statutory corporate rate of 28 percent to income before provision for income taxes as follows (in thousands):

                                                              YEAR ENDED
                                                              MARCH 31,
                                                                 1997
                                                              ----------
Provision at the statutory rate.............................     $10
Increase resulting from --
  Permanent differences, mainly meals and entertainment.....       9
  State income tax, net of benefit for federal deduction....       4
                                                                 ---
                                                                 $23
                                                                 ===

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities result principally from the following (in thousands):

                                                              MARCH 31,
                                                                 1997
                                                              ---------
Allowance for doubtful accounts.............................     $40
Warranty and contract allowances............................      29
Bases difference on property and equipment..................     (15)
                                                                 ---
          Deferred tax assets...............................     $54
                                                                 ===

                         SUMMIT ELECTRIC OF TEXAS, INC.

     The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                              MARCH 31,
                                                                 1997
                                                              ----------
Deferred tax assets --
  Current...................................................     $ 69
  Long-term.................................................       --
                                                                 ----
          Deferred tax assets...............................     $ 69
                                                                 ====
Deferred tax liabilities --
  Current...................................................     $ (4)
  Long-term.................................................      (11)
                                                                 ----
Deferred tax liability......................................      (15)
                                                                 ====
Net deferred tax assets.....................................     $ 54
                                                                 ====

8. RELATED-PARTY TRANSACTIONS:

     Notes receivable from related parties consist of the following (in thousands):

                                                              MARCH 31,
                                                                1997
                                                              ---------
Note receivable from the Stockholder, bearing an interest
  rate of 7.07%, requiring monthly payments of interest,
  maturing November 1998....................................    $250
Note receivable from the spouse of the Stockholder, bearing
  an interest rate of 8%, requiring monthly installments of
  principal and interest of $480, maturing April 2001.......      20
                                                                ----
                                                                $270
                                                                ====

     The Company provides auto repair and restoration services to the Stockholder. During fiscal 1997, the Stockholder reimbursed the Company $81,161 for such services.

9. EMPLOYEE BENEFIT PLAN:

     The Company adopted a 401(k) savings and investment plan approved by the Internal Revenue Service effective January 1, 1996, covering all eligible Company employees. Contributions may be made to the plan by an employee at a percentage of salary but cannot exceed the maximum allowed by the Internal Revenue Code and may be matched by a discretionary Company contribution.

     The Company's contributions to the plan for the year ended March 31, 1997, totaled $24,747.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and short and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheets approximate their fair values.

                         SUMMIT ELECTRIC OF TEXAS, INC.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability, workers' compensation and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     For the year ended March 31, 1997, revenues from no one individual customer exceeded 10 percent of total revenues.

     In addition, the Company grants credit, generally without collateral, to its customers, which are primarily general contractors located in Houston, Texas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within Houston, Texas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

13. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of an initial public offering (the Offering) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thurman & O'Connell Corporation:

     We have audited the accompanying balance sheets of Thurman & O'Connell Corporation, a Kentucky corporation, as of December 31, 1995 and 1996, and the related statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thurman & O'Connell Corporation as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Houston, Texas
October 15, 1997

                        THURMAN & O'CONNELL CORPORATION

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                 DECEMBER 31,
                                                               ----------------     JUNE 30,
                                                                1995      1996        1997
                                                               ------    ------    -----------
                                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  860    $1,488      $1,480
  Accounts receivable --
     Trade, net of allowance of $37, $10 and $14,
       respectively.........................................    1,078       315         367
     Retainage..............................................      348        78         181
     Other receivables......................................       12        17           5
  Inventories...............................................    1,072       273         178
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................       --        22          22
  Prepaid expenses and other current assets.................        4        13           7
                                                               ------    ------      ------
          Total current assets..............................    3,374     2,206       2,240
PROPERTY AND EQUIPMENT, net.................................      342       306         317
                                                               ------    ------      ------
          Total assets......................................   $3,716    $2,512      $2,557
                                                               ======    ======      ======

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................   $   13    $    6      $    6
  Accounts payable and accrued expenses.....................      663       242         278
  Dividends payable to stockholders.........................      160       200          --
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................    1,652       479         583
                                                               ------    ------      ------
          Total current liabilities.........................    2,488       927         867
LONG-TERM DEBT, net of current maturities...................       96        93          90
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 2,000 shares authorized, 200
     shares issued and outstanding..........................      300       300         300
  Retained earnings.........................................      832     1,192       1,300
                                                               ------    ------      ------
          Total stockholders' equity........................    1,132     1,492       1,600
                                                               ------    ------      ------
          Total liabilities and stockholders' equity........   $3,716    $2,512      $2,557
                                                               ======    ======      ======

   The accompanying notes are an integral part of these financial statements.

                        THURMAN & O'CONNELL CORPORATION

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                             YEAR ENDED          SIX MONTHS
                                                            DECEMBER 31,       ENDED JUNE 30,
                                                          ----------------    ----------------
                                                           1995      1996      1996      1997
                                                          ------    ------    ------    ------
                                                                                (UNAUDITED)
REVENUES...............................................   $4,729    $4,551    $2,842    $2,254
COST OF SERVICES.......................................    3,309     3,059     1,973     1,073
                                                          ------    ------    ------    ------
          Gross profit.................................    1,420     1,492       869     1,181
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........      512       503       239       271
                                                          ------    ------    ------    ------
          Income from operations.......................      908       989       630       910
                                                          ------    ------    ------    ------
OTHER INCOME (EXPENSE):
  Interest expense.....................................      (13)       (8)       (5)       (4)
  Other................................................       36        65        28        34
                                                          ------    ------    ------    ------
          Other income (expense), net..................       23        57        23        30
                                                          ------    ------    ------    ------
INCOME BEFORE INCOME TAX EXPENSE.......................      931     1,046       653       940
                                                          ------    ------    ------    ------
INCOME TAX EXPENSE.....................................       19        36        17        32
                                                          ------    ------    ------    ------
NET INCOME.............................................   $  912    $1,010    $  636    $  908
                                                          ======    ======    ======    ======

   The accompanying notes are an integral part of these financial statements.

                        THURMAN & O'CONNELL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED        SIX MONTHS
                                                                DECEMBER 31,     ENDED JUNE 30,
                                                              ----------------   ---------------
                                                               1995     1996      1996     1997
                                                              ------   -------   ------   ------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  912   $ 1,010   $  636   $  908
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................      53        49       25       25
     Provision to (reduction in) allowance for doubtful
       accounts.............................................      13        10      (15)       4
     Loss (gain) on sale of property and equipment..........      (1)       --       --        1
     Changes in operating assets and liabilities --
       (Increase) decrease in --
       Receivables..........................................    (506)    1,018      605     (147)
       Inventories..........................................    (405)      799      634       95
       Costs and estimated earnings in excess of billings on
          uncompleted contracts.............................      68       (22)      (8)      --
       Prepaid expenses and other current assets............      25        (9)      (2)       6
     Increase (decrease) in --
       Accounts payable and accrued expenses................      (1)     (421)    (277)    (164)
       Billings in excess of costs and estimated earnings on
          uncompleted contracts.............................     916    (1,173)    (636)     104
                                                              ------   -------   ------   ------
          Net cash provided by operating activities.........   1,074     1,261      962      832
                                                              ------   -------   ------   ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..............       1        --       --       19
  Additions of property and equipment.......................     (42)      (13)      (2)     (56)
                                                              ------   -------   ------   ------
          Net cash used in investing activities.............     (41)      (13)      (2)     (37)
                                                              ------   -------   ------   ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................      --       103      103       --
  Payments of long-term debt................................     (63)     (113)    (109)      (3)
  Distributions to stockholders.............................    (620)     (610)    (460)    (800)
                                                              ------   -------   ------   ------
          Net cash used in financing activities.............    (683)     (620)    (466)    (803)
                                                              ------   -------   ------   ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     350       628      494       (8)
CASH AND CASH EQUIVALENTS, beginning of period..............     510       860      860    1,488
                                                              ------   -------   ------   ------
CASH AND CASH EQUIVALENTS, end of period....................  $  860   $ 1,488   $1,354   $1,480
                                                              ======   =======   ======   ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for --
       Interest.............................................  $   10   $     8   $    8   $    7
       Taxes................................................  $    6   $    26   $    8   $   15

   The accompanying notes are an integral part of these financial statements.

                        THURMAN & O'CONNELL CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                        COMMON STOCK                      TOTAL
                                                      ----------------    RETAINED    STOCKHOLDERS'
                                                      SHARES    AMOUNT    EARNINGS       EQUITY
                                                      ------    ------    --------    -------------
BALANCE, December 31, 1994..........................   200       $300      $  580        $  880
  Distributions to stockholders.....................    --         --        (660)         (660)
  Net income........................................    --         --         912           912
                                                       ---       ----      ------        ------
BALANCE, December 31, 1995..........................   200        300         832         1,132
  Distributions to stockholders.....................    --         --        (650)         (650)
  Net income........................................    --         --       1,010         1,010
                                                       ---       ----      ------        ------
BALANCE, December 31, 1996..........................   200        300       1,192         1,492
  Distributions to stockholders (unaudited).........    --         --        (800)         (800)
  Net income (unaudited)............................    --         --         908           908
                                                       ---       ----      ------        ------
BALANCE, June 30, 1997 (unaudited)..................   200       $300      $1,300        $1,600
                                                       ===       ====      ======        ======

   The accompanying notes are an integral part of these financial statements.

                        THURMAN & O'CONNELL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Thurman & O'Connell Corp. (the Company), a Kentucky corporation, focuses on providing electrical system installation and repair services primarily to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts, with contract terms generally ranging from 12 to 24 months. The Company performs the majority of its work in Kentucky.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its principal cash balances in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense was approximately $53,000 and $49,000 for the years ended December 31, 1995 and 1996, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

                        THURMAN & O'CONNELL CORPORATION

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems.

  Income Taxes

     The stockholders of the Company have elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. The provision for income taxes in the accompanying financial statements relates to income and other taxes incurred by the Company in those localities that do not permit the Company to report its net income with that of its stockholders (S Corporation treatment). The Company intends to terminate its S Corporation status concurrently with the effective date of the Offering (as defined in Note 13).

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote for discussion of significant estimates reflected in the Company's financial statements.

  New Accounting Pronouncement

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                        THURMAN & O'CONNELL CORPORATION

3. PROPERTY AND EQUIPMENT:

     Property and equipment, at cost, consists of the following (in thousands):

                                                          ESTIMATED       DECEMBER 31,
                                                         USEFUL LIVES    --------------
                                                           IN YEARS      1995     1996
                                                         ------------    -----    -----
Land...................................................       --         $  25    $  25
Building...............................................       30           206      206
Machinery and equipment................................        7            39       39
Transportation equipment...............................        5           239      241
Computer and telephone equipment.......................        7            19       24
Furniture and fixtures.................................        7            20       23
                                                                         -----    -----
                                                                           548      558
Less -- Accumulated depreciation and amortization......                   (206)    (252)
                                                                         -----    -----
                                                                         $ 342    $ 306
                                                                         =====    =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Balance at beginning of period..............................  $24     $ 37
Additions to costs and expenses.............................   13       10
Deductions for uncollectible receivables written off and
  recoveries................................................   --      (37)
                                                              ---     ----
Balance at end of period....................................  $37     $ 10
                                                              ===     ====

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Accounts payable, trade.....................................  $516    $130
Accrued compensation and benefits...........................    50      60
Accrued cost overruns.......................................    78      21
Accrued warranty costs......................................    10      10
Other accrued expenses......................................     9      21
                                                              ----    ----
                                                              $663    $242
                                                              ====    ====

                        THURMAN & O'CONNELL CORPORATION

     Electrical system installation contracts in progress are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
Costs incurred on contracts in progress.....................  $ 2,159    $   623
Estimated earnings, net of losses...........................      721        229
                                                              -------    -------
                                                                2,880        852
Less -- Billings to date....................................   (4,532)    (1,309)
                                                              -------    -------
                                                              $(1,652)   $  (457)
                                                              =======    =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $    --    $    22
  Less -- Billings in excess of costs and estimated earnings
     on uncompleted contracts...............................   (1,652)      (479)
                                                              -------    -------
                                                              $(1,652)   $  (457)
                                                              =======    =======

5. LONG-TERM DEBT:

     During 1996, the Company refinanced the note payable to a bank which was in place at December 31, 1995, with a variable rate note payable. The note is payable in monthly principal and interest payments of $1,051 through October 2004, at which time any unpaid principal and interest is due. The note is collateralized by a cash account at the bank, and the Company has agreed not to pay dividends in excess of the Company's net income for any fiscal year. Interest is based upon a variable rate of 1% above the rate being offered on the sweep account (6% as of December 31, 1996).

     At December 31, 1995, the Company had a note payable to a bank which required monthly principal payments of $1,051 plus interest at the prime rate (8.25% at December 31, 1995) through July 2008. Under the agreement, the Company agreed not to pay dividends in excess of the Company's net income for the year. The note was collateralized by the Company's land and building.

     The approximate aggregate maturities of long-term debt as of December 31, 1996, are as follows (in thousands):

YEAR ENDING DECEMBER 31 --
--------------------------
     1997...................................................  $ 6
     1998...................................................    7
     1999...................................................    8
     2000...................................................    8
     2001...................................................    9
     Thereafter.............................................   61
                                                              ---
                                                              $99
                                                              ===

     The Company has a $1,000,000 line of credit with a bank. The line of credit expires in April 1998 and bears interest at the prime lending rate. All receivables are pledged as collateral under the agreement, and the Company has agreed not to pay dividends in excess of net income for the year and to maintain its deposit accounts with the bank. There were no borrowings under this agreement at December 31, 1996. In 1995, the Company had a $500,000 unsecured line of credit at prime with a bank, which expired in April 1996. There were no borrowings under this agreement during 1995 or 1996.

                        THURMAN & O'CONNELL CORPORATION

6. RELATED-PARTY TRANSACTIONS:

     The Company earned revenue for electrical contracting services from companies owned by a stockholder of approximately $47,000 and $40,000 as of December 31, 1995 and 1996, respectively, with approximately $1,000 and $2,000 of the revenue being recorded as receivables at the respective balance sheet dates. In addition, the Company has a receivable from another stockholder in the amount of approximately $1,000 and $2,000 as of December 31, 1995 and 1996, respectively, related to travel expense advances.

7. EMPLOYEE BENEFIT PLAN:

     During 1995, the Company adopted a defined contribution 401(k) savings plan covering employees meeting certain minimum service and age requirements, as defined. The plan provides for discretionary contributions on the part of the Company. For the years ended December 31, 1995 and 1996, the Company elected to match 100% of the first 2 percent contributed by each employee. The contributions paid by the Company totaled approximately $9,000 and $12,000 for the years ended December 31, 1995 and 1996, respectively.

8. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, a line of credit, and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

9. STOCKHOLDERS' AGREEMENT:

     The Company has a first right of refusal on any stock voluntarily offered for sale by a stockholder subject to certain terms and conditions. The redemption price shall be as determined by the stockholders on an annual basis or by formula which is contained in the agreement if a value has not been established by the stockholders. Such redemption price is payable in not more than 10 equal quarterly installments with interest at the prime rate. As of December 31, 1996, the redemption price was determined to be $5.141 per share.

     Upon the death of any stockholder, the Company shall redeem the stock held by such stockholder provided that the redemption is requested in writing by the personal representative of the deceased stockholder within two months of the appointment of such representative or the Company elects to redeem such stock within the same two-month period. The redemption price pursuant to this paragraph is the same as described above. Such redemption price may be paid in full at the closing or in installments, the down payment being the greater of one-fifth of redemption price or any life insurance proceeds received by the Company resulting from the death of the stockholder with the balance payable in quarterly installments over not more than five years with interest at the prime rate. Coverage under the key-man term life insurance purchased by the Company totaled $1,000,000 as of December 31, 1996.

10. DIVIDENDS:

     As long as the election made by the stockholders to report the operations of the Company on their individual federal and state income tax returns remains in effect, the board of directors of the Company is required to declare a dividend, subsequent to the close of the Company's tax year and prior to the date when payment of individual income taxes is required, to provide the stockholders sufficient cash to pay any applicable individual income taxes resulting from the inclusion of the Company's taxable income on their individual income tax returns. In addition, at the discretion of the Company's board of directors, an additional minimum dividend shall be authorized which, when combined with the dividend required to meet the tax obligations of the shareholders, shall equal not less than 50 percent of the net pretax income of the Company.

                        THURMAN & O'CONNELL CORPORATION

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is not currently involved in any significant disputes or legal actions, however, such actions could arise in the ordinary course of business.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 25, 18, 12, 12 and 11 percent of total sales to five major customers during 1995 and sales of approximately 48, 11 and 10 percent of total sales to three major customers during 1996.

     In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors in the commercial and industrial construction markets in Kentucky. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the commercial and industrial construction markets in this state. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

13. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):

     In October 1997, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of IES common stock, concurrent with the consummation of an initial public offering (the Offering) of additional common stock by IES. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................
Risk Factors..........................
The Company...........................
Use of Proceeds.......................
Dividend Policy.......................
Capitalization........................
Dilution..............................
Selected Financial Data...............
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................
Business..............................
Management............................
Certain Transactions..................
Principal Stockholders................
Description of Capital Stock..........
Shares Eligible for Future Sale.......
Underwriting..........................
Legal Matters.........................
Experts...............................
Additional Information................
Index to Financial Statements.........

                            ------------------------

  UNTIL           , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================

                                7,000,000 SHARES

                             INTEGRATED ELECTRICAL
                                 SERVICES, INC.

                                     [LOGO]

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                        EQUITABLE SECURITIES CORPORATION

                              SANDERS MORRIS MUNDY
                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(A)

SEC Registration Fee........................................  $36,591
NASD Filing Fee.............................................   12,575
Listing Fee.................................................     *
Accounting Fees and Expenses................................     *
Legal Fees and Expenses.....................................     *
Printing Expenses...........................................     *
Transfer Agent's Fees.......................................     *
Miscellaneous
                                                              -------
  Total.....................................................  $  *
                                                              =======

---------------

(a) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

  * To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Eighth of the Company's Amended and Restated Certificate of Incorporation states that:

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eighth shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     In addition, Article VI of the Company's Bylaws further provides that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law.

     The Company intends to enter into indemnification agreements with each of its executive officers and directors.

     Under Section of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify, under certain conditions, the Company, its officers and directors, and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act of 1933. The description presented below gives effect to the Company's recent 2,329.6-for-one stock split effected in October, 1997.

          (a) On June 26, 1997, the Company issued 2,329,600 shares of its Common Stock at an aggregate price of $1,000 to C. Byron Snyder, the Snyder Children's Trust and D. Merril Cummings.

          (b) On September 5, 1997, the Company issued 1,672,711 shares of its Common Stock to C. Byron Snyder, the Snyder Children's Trust, and to certain executive officers and key employees at an aggregate price of $718.

          (c) On September 15, 1997, the Company issued 50,000 shares of its Common Stock to certain executive officers and key employees at an aggregate price of $21.

          (d) See "Certain Transactions" for a discussion of the issuance of shares of Common Stock in connection with the Acquisitions.

     These transactions were completed without registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

        EXHIBIT
        -------
          *1.1             -- Form of Underwriting Agreement.
           2.1             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Ace
                              Electric, Inc., and all of the Stockholders of Ace
                              Electric, Inc.
           2.2             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Amber
                              Electric, Inc., and all of the Stockholders of Amber
                              Electric, Inc.
           2.3             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., BW
                              Consolidated, Inc., all of the Stockholders of BW
                              Consolidated, Inc., Bexar Electric Company, Ltd., Calhoun
                              Electric Company, Ltd. and the Employment Partners of
                              such partnerships.
           2.4             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Daniel
                              Electrical Contractors, Inc., Daniel Electrical of
                              Treasure Coast, Inc. and all of the Stockholders of
                              Daniel Electrical Contractors, Inc. and Daniel Electrical
                              of Treasure Coast, Inc.
           2.5             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Stark
                              Investments, Inc., and all of the Stockholders of Stark
                              Investments, Inc.
           2.6             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Hatfield
                              Electric, Inc., and all of the Stockholders of Hatfield
                              Electric, Inc.
           2.7             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., General
                              Partner, Inc., Charles P. Bagby Company, Inc. and all of
                              the Stockholders of General Partner, Inc., Charles P.
                              Bagby Company, Inc.
           2.8             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc.,
                              Houston-Stafford Electric, Inc., and all of the
                              Stockholders of Houston-Stafford Electric, Inc.
           2.9             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Mills
                              Electrical Contractors, Inc., and all of the Stockholders
                              of Mills Electrical Contractors, Inc.
           2.10            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Muth
                              Electric, Inc., and all of the Stockholders of Muth
                              Electric, Inc.
           2.11            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Pollock
                              Electric Inc., and all of the Stockholders of Pollock
                              Electric Inc.
           2.12            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thomas
                              Popp & Company and all of the Stockholders of Thomas Popp
                              & Company.
           2.13            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Reynolds
                              Electric Corp., and all of the Stockholders of Reynolds
                              Electric Corp.
           2.14            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Rodgers
                              Electric Company, Inc., and all of the Stockholders of
                              Rodgers Electric Company, Inc.
           2.15            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Summit
                              Electric of Texas, Incorporated, and all of the
                              Stockholders of Summit Electric of Texas, Incorporated.

               2.16          -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated
                                Electrical Services, Inc., Thurman & O'Connell Corporation, and all of the
                                Stockholders of Thurman & O'Connell Corporation.
              *3.1           -- Amended and Restated Certificate of Incorporation.
              *3.2           -- Bylaws.
              *4.1           -- Specimen Common Stock Certificate.
              *5.1           -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
             *10.1           -- Form of Employment and Non-Competition Agreement.
             *10.2           -- Form of Officer and Director Indemnification Agreement.
             *10.3           -- Integrated Electrical Services, Inc. 1997 Stock Option and Incentive Plan.
             *10.4           -- Non-employee Director Stock Option Plan.
             *23.1           -- Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).
              23.2           -- Consent of Arthur Andersen LLP.
              24.1           -- Powers of Attorney (included in signature page set forth on page II-5).
              27             -- Financial Data Schedule.
              99.1           -- Consents of Directors to serve.

---------------

* To be filed by amendment.

(b) Financial statement schedules

     None.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON OCTOBER 24, 1997.

                                            Integrated Electrical Services, Inc.

                                            By:     /s/ C. BYRON SNYDER
                                              ----------------------------------
                                                       C. Byron Snyder
                                                    President and Chairman
                                                  of the Board of Directors

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints C. Byron Snyder and Jim P. Wise, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 24, 1997.

                      SIGNATURE                                    TITLE

                 /s/ C. BYRON SNYDER                   President and Chairman of the
-----------------------------------------------------    Board of Directors
                   C. Byron Snyder                       (Principal Executive
                                                         Officer)

                   /s/ JIM P. WISE                     Senior Vice President and
-----------------------------------------------------    Chief Financial Officer
                     Jim P. Wise                         (Principal Financial
                                                         Officer)

                 /s/ J. PAUL WITHROW                   Vice President and Chief
-----------------------------------------------------    Accounting Officer
                   J. Paul Withrow                       (Principal Accounting
                                                         Officer)

                               INDEX TO EXHIBITS

        EXHIBIT
        -------

          *1.1             -- Form of Underwriting Agreement.
           2.1             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Ace
                              Electric, Inc., and all of the Stockholders of Ace
                              Electric, Inc.
           2.2             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Amber
                              Electric, Inc., and all of the Stockholders of Amber
                              Electric, Inc.
           2.3             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., BW
                              Consolidated, Inc., all of the Stockholders of BW
                              Consolidated, Inc., Bexar Electric Company, Ltd., Calhoun
                              Electric Company, Ltd. and the Employment Partners of
                              such partnerships.
           2.4             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Daniel
                              Electrical Contractors, Inc., Daniel Electrical of
                              Treasure Coast, Inc. and all of the Stockholders of
                              Daniel Electrical Contractors, Inc. and Daniel Electrical
                              of Treasure Coast, Inc.
           2.5             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Stark
                              Investments, Inc., and all of the Stockholders of Stark
                              Investments, Inc.
           2.6             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Hatfield
                              Electric, Inc., and all of the Stockholders of Hatfield
                              Electric, Inc.
           2.7             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., General
                              Partner, Inc., Charles P. Bagby Company, Inc. and all of
                              the Stockholders of General Partner, Inc., Charles P.
                              Bagby Company, Inc.
           2.8             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc.,
                              Houston-Stafford Electric, Inc., and all of the
                              Stockholders of Houston-Stafford Electric, Inc.
           2.9             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Mills
                              Electrical Contractors, Inc., and all of the Stockholders
                              of Mills Electrical Contractors, Inc.
           2.10            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Muth
                              Electric, Inc., and all of the Stockholders of Muth
                              Electric, Inc.
           2.11            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Pollock
                              Electric Inc., and all of the Stockholders of Pollock
                              Electric Inc.
           2.12            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thomas
                              Popp & Company and all of the Stockholders of Thomas Popp
                              & Company.
           2.13            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Reynolds
                              Electric Corp., and all of the Stockholders of Reynolds
                              Electric Corp.
           2.14            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Rodgers
                              Electric Company, Inc., and all of the Stockholders of
                              Rodgers Electric Company, Inc.

        EXHIBIT
        -------
           2.15            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Summit
                              Electric of Texas, Incorporated, and all of the
                              Stockholders of Summit Electric of Texas, Incorporated.
           2.16            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thurman &
                              O'Connell Corporation, and all of the Stockholders of
                              Thurman & O'Connell Corporation.
          *3.1             -- Amended and Restated Certificate of Incorporation.
          *3.2             -- Bylaws.
          *4.1             -- Specimen Common Stock Certificate.
          *5.1             -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
         *10.1             -- Form of Employment and Non-Competition Agreement.
         *10.2             -- Form of Officer and Director Indemnification Agreement.
         *10.3             -- Integrated Electrical Services, Inc. 1997 Stock Option
                              and Incentive Plan.
         *10.4             -- Non-employee Director Stock Option Plan.
         *23.1             -- Consent of Andrews & Kurth L.L.P. (included in Exhibit
                              5.1).
          23.2             -- Consent of Arthur Andersen LLP.
          24.1             -- Powers of Attorney (included in signature page set forth on page II-5).
          27               -- Financial Data Schedule.
          99.1             -- Consents of Directors to serve.

---------------

* To be filed by amendment.